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As filed with the Securities and Exchange Commission on August 1, 2008

Registration No. 333-151993

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Pre-effective Amendment No. 1
to
FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

EMCLAIRE FINANCIAL CORP.
(Exact name of registrant as specified in charter)

Pennsylvania	6021	25-1606091
(State or other jurisdiction of incorporation or organization)	(Primary SIC Code No.)	(I.R.S. Employer Identification No.)
612 Main Street, Emlenton, Pennsylvania 16373 (724) 867-2311 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

David L. Cox
Chairman of the Board, President and Chief Executive Officer
Emclaire Financial Corp.
612 Main Street, Emlenton, Pennsylvania 16373
(724) 867-2311
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Kevin M. Houlihan, Esquire Agata S. Troy, Esquire Patton Boggs LLP 2550 M Street, NW Washington, D.C. 20037 (202) 457-6000	Martin Meyrowitz, Esquire Silver Freedman & Taff, LLP 3299 K Street, N.W. Suite 100 Washington, D.C. 20007 (202) 295-4500

          Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock, par value $1.25 per share	$5,115,000	$201.02(2)

(1)
Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) and (o) under the Securities Act of 1933, as amended, the proposed maximum aggregate offering price has been calculated based upon the average of the high and low prices of shares of Emclaire Financial Corp. common stock on June 26, 2008, as reported on the OTC Bulletin Board.

(2)
Previously paid.

          The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

[Emclaire Logo]

EMCLAIRE FINANCIAL CORP.
Up to 200,000 Shares of Common Stock

        We are offering shares of our common stock in connection with the conversion merger of Elk County Savings and Loan Association. Elk County, a Pennsylvania-chartered savings association, will convert from the mutual to the stock form of organization and simultaneously merge with and into our wholly-owned subsidiary, The Farmers National Bank of Emlenton.

        We are offering up to 200,000 shares of common stock for sale on a best efforts basis. We must sell a minimum of $1,955,000 of our common stock in order to complete the offering.

        The actual purchase price per share cannot currently be determined because it will be equal to 85% of the average last sales price, or average of the closing bid and asked quotations, if there is no last sales price, of our common stock on the OTC Bulletin Board for the ten trading days ending the day before the closing of the conversion merger. For the ten trading days ending on August       , 2008, the average of the last sales price for a share of our common stock was $                        . If that price was the average market price for the ten trading days ending on the day before the closing of the conversion merger, the actual purchase price would be $                        . The actual purchase price may differ materially from this example. Based solely on these estimates, we are making the following offering of our common stock:

	Minimum		Maximum
Number of shares offered:			200,000
	Per Share	Total	Per Share	Total
Gross Offering Proceeds		$1,955,000
Estimated Offering Expenses		$500,000
Estimated Net Proceeds		$1,455,000

        Our common stock is quoted on the OTC Bulletin Board under the symbol "EMCF."

        Keefe, Bruyette & Woods, Inc. will assist us in selling shares of our common stock on a best efforts basis. The minimum dollar amount of shares of common stock that you may purchase is $400. Funds received prior to completion of the offering will be placed in an escrow or other account established specifically for this purpose at the Bank and will earn interest at our passbook savings rate. This offering is expected to expire on [                    ], 2008, at [ : ] [  ].m., Eastern Time, unless it is extended, up to [                    ], 2008.

        Investing in our common stock involves risk. See "Risk Factors" beginning on page 6 of this prospectus.

        These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

        Neither the Securities and Exchange Commission, the Office of Thrift Supervision, the Office of the Comptroller of the Currency, the Federal Reserve Board, the Pennsylvania Department of Banking nor any state securities regulator has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

        For assistance, please contact the Stock Information Center at: (877) 298-6520 from 8:30 a.m. to 5:30 p.m., Eastern Time.

The date of this prospectus is [                        ], 2008.

SUMMARY

        This summary highlights selected information from this prospectus and may not contain all the information that is important to you. To understand the stock offering fully, you should read the entire prospectus carefully, including the "Risk Factors" section beginning on page 5, and our consolidated financial statements and the notes to the consolidated financial statements contained in this prospectus, before making an investment decision.

        Unless otherwise stated in this prospectus, references to "we," "us," "our," "Emclaire," the "Company," or the "Corporation" refer to Emclaire Financial Corp., references to the "Bank" refer to The Farmers National Bank of Emlenton and references to "Elk County" refer to Elk County Savings and Loan Association. The Agreement and Plan of Conversion Merger, dated as of May 22, 2008, by and among Emclaire, the Bank and Elk County is referred to as the "Agreement." The Plan of Conversion Merger of Elk County with the Bank, dated as of May 22, 2008, is referred to as the "Plan of Conversion Merger," or the "Plan."

The Parties

Emclaire Financial Corp.

        We are a Pennsylvania corporation and financial holding company that provides a full range of retail and commercial financial products and services to customers in western Pennsylvania through our wholly-owned subsidiary bank, The Farmers National Bank of Emlenton. The Bank also provides investment advisory services through its Farmers National Financial Services division.

        The Bank was organized in 1900 as a national banking association and is a financial intermediary whose principal business consists of attracting deposits from the general public and investing such funds in real estate loans secured by liens on residential and commercial property, consumer loans, commercial business loans, marketable securities and interest-earning deposits. The Bank operates through a network of eleven retail branch offices in Venango, Butler, Clarion, Clearfield, Elk and Jefferson counties, Pennsylvania. The Company and the Bank are headquartered in Emlenton, Pennsylvania.

        We are a registered financial holding company pursuant to the Bank Holding Company Act of 1956, as amended, or the BHCA. We are subject to regulation and examination by the Federal Reserve Board, or the FRB, under the BHCA. The Bank is subject to examination and comprehensive regulation by the Office of the Comptroller of the Currency, or the OCC, which is the Bank's chartering authority, and the Federal Deposit Insurance Corporation, or the FDIC, which insures customer deposits held by the Bank to the full extent provided by law. The Bank is a member of the Federal Reserve Bank of Cleveland and the Federal Home Loan Bank of Pittsburgh.

        At March 31, 2008, we had $322.5 million in total assets, $25.1 million in stockholders' equity, $232.9 million in net loans receivable and $251.5 million in deposits. Our principal executive office is located at 612 Main Street, Emlenton, Pennsylvania 16373. Our telephone number is (724) 867-2311.

Elk County Savings and Loan Association

        Elk County is a Pennsylvania-chartered mutual savings association with one office located in Ridgway, Pennsylvania. Elk County was founded in 1925 and provides financing primarily for home ownership and traditional savings opportunities for customers in the counties of Elk, Cameron, McKean, Clearfield and Jefferson, Pennsylvania. Elk County is converting from the mutual to the stock form of ownership and simultaneously merging with and into the Bank. Upon completion of the conversion merger, Elk County will cease to exist.

        Elk County is subject to regulation and examination by the Office of Thrift Supervision, or the OTS, and by the Pennsylvania Department of Banking, or the Department.

        At March 31, 2008, Elk County had total assets of $10.4 million, retained earnings of $2.4 million, deposits of $8.0 million, and net loans receivable of $7.9 million. Elk County's principal executive office is located at 210 Main Street, Ridgway, Pennsylvania 15853. Their telephone number is (814) 776-6181.

The Offering

        In connection with the conversion merger of Elk County, we are offering up to 200,000 shares of our common stock to eligible depositors and borrowers of Elk County and, to the extent shares remain available, to the general public. We must sell a minimum of $1,955,000 of our common stock in order to complete the conversion merger and the offering. Keefe, Bruyette & Woods, Inc. will use its best efforts to assist us in selling the shares of common stock being offered.

        The actual purchase price per share cannot currently be determined because it will be equal to 85% of the average last sales price, or average of the closing bid and asked quotations, if there is no last sales price, of our common stock on the OTC Bulletin Board for the ten trading days ending the day before the closing of the conversion merger. For the ten trading days ending on August       , 2008, the average of the last sales price for a share of our common stock was $                        . If that price was the average market price for the ten trading days ending on the day before the closing of the conversion merger, the actual purchase price would be $                        . The actual purchase price may differ materially from this example. All investors will pay the same purchase price per share. You will not pay a commission to buy shares of common stock in the offering.

        We are offering the shares of common stock in a "subscription offering" to the following members of Elk County in the following descending order of priority:

First:	Depositors of Elk County with $50 or more on deposit as of the close of business on December 31, 2006.
Second:	Depositors of Elk County with $50 or more on deposit as of the close of business on [ ], 2008.
Third:	Other depositors and borrowers of Elk County as of the close of business on [ ], 2008.

        The required minimum number of shares that must be sold in the offering has been based on an independent valuation of Elk County done by RP Financial, LC.

        The subscription offering expires at [ : ] p.m., Eastern Time, on [            ], 2008, but may be extended to [            ], 2008. You cannot transfer your subscription rights. If you attempt to transfer your rights, you may lose the right to purchase shares of our common stock and may be subject to criminal prosecution and, or, other sanctions.

        Shares of common stock not subscribed for in the subscription offering may be offered for sale to the general public in a "community offering," with preference given to our stockholders of record as of                  , 2008 and natural persons who reside in Elk County, Pennsylvania. The community offering may begin concurrently with, during or promptly after the subscription offering as we may determine at any time. This part of the offering may terminate at any time without notice, but no later than [            ], 2008. We have the right to reject any orders of stock, in whole or in part, in the community offering.

        We have described the subscription offering and the community offering in greater detail in the section titled "The Offering and the Conversion Merger—The Offering" beginning on page     of this prospectus.

The Conversion Merger

        Pursuant to the Agreement and the Plan of Conversion Merger, Elk County will convert from a Pennsylvania-chartered mutual savings association to a Pennsylvania-chartered stock savings association. Immediately following Elk County's mutual-to-stock conversion, we will acquire 1,000 shares of common stock of Elk County issued in the conversion for $1.00 in cash, without interest, per share. The 1,000 shares of Elk County common stock will constitute all of Elk County's issued and outstanding shares of common stock. Immediately following our acquisition of Elk County, Elk County will merge with and into the Bank, with the Bank as the resulting institution.

Reasons for the Offering and the Conversion Merger

        Our primary reasons for the offering and the conversion merger are to:

  •
  issue stock and raise capital to support our future growth;

  •
  consolidate and expand our market presence in Ridgway, Pennsylvania;

  •
  improve our overall competitive position; and

  •
  provide additional financial resources to pursue future acquisition and branching opportunities.

        Other than the acquisition of Elk County, we have no current arrangements to acquire other financial institutions.

        Elk County has historically faced significant challenges with respect to generating sufficient earnings from its operations and expects to continue to face significant earnings challenges in the future, absent a transaction such as the conversion merger. Since Elk County does not have the size and financial resources to compete and operate profitably, Elk County's board of directors explored various options for Elk County that it believed were in the best interests of Elk County and its members.

        Specifically, Elk County's board of directors determined that Elk County would not be able to convert to stock form on a stand alone basis due to the size of Elk County, the lack of profitability and the local market conditions. As a result, Elk County's board determined to pursue a strategic alliance and believed that an in-market partner would be the best fit. Due to the presence of a Bank branch in Ridgway and the Bank's operating culture, Elk County contacted the Bank in the spring of 2007 to gauge the Bank's interest in a merger transaction. Based upon favorable discussions between Elk County and Emclaire during the summer of 2007, the parties pursued the permissibility of such a transaction with the Office of Thrift Supervision and the Pennsylvania Department of Banking. The correspondence with these regulatory agencies continued through the fall of 2007 and the early part of 2008. In connection with the discussions with the Office of Thrift Supervision and the Pennsylvania Department of Banking, Elk County also contacted four mutual savings institutions closest to Elk County concerning a mutual to mutual merger. None of the institutions contacted expressed any interest in a mutual to mutual merger and the transaction with Emclaire remained the best viable opportunity for Elk County. Based on the discussions between the parties as well as discussions and correspondence with the Office of Thrift Supervision and the Pennsylvania Department of Banking, Elk County, Emclaire and the Bank determined to proceed with the conversion merger in May 2008. Such conclusions by Elk County's board of directors were not based on any order or determination by the Office of Thrift Supervision or the Pennsylvania Department of Banking. While the members of Elk County were not involved in these initial determinations by the Elk County board of directors, the conversion merger is subject to approval by the members of Elk County.

        Elk County's primary reasons for the conversion merger are as follows:

  •
  limited options on a stand alone basis;

  •
  eliminate growth and earnings pressure;

  •
  reduction of operating expenses;

  •
  the presence of a Bank branch in Ridgway;

  •
  expanded services offered by the Bank; and

  •
  the opportunity for Elk County's customers to purchase Emclaire's common stock at a below market price.

Conditions to Complete the Offering and the Conversion Merger

        We cannot complete the offering and the conversion merger unless:

  •
  the members of Elk County approve the conversion merger pursuant to a proxy statement of which this prospectus is a part;

  •
  we receive all required regulatory approvals from the government agencies that regulate Emclaire, the Bank and Elk County; and

  •
  we sell at least $1,955,000 of our common stock.

        We have described the conditions to complete the conversion merger in greater detail on page     of this prospectus.

The Amount of Stock You May Purchase

        The minimum dollar amount of shares of our common stock that you may purchase is $400, provided sufficient shares are available.

        Any person, by himself or herself, or with an associate or group of persons acting in concert, may not purchase more than $250,000 of common stock.

        For further discussion of the purchase limits and definitions of "associate" and "acting in concert," see "The Offering—Limitations on Purchases of Common Stock" on page     of this prospectus.

How We Intend to Use the Proceeds from the Offering

        We estimate that our net proceeds from the sale of the common stock in this offering will be approximately $1.5 million and $3.9 million at the minimum and maximum of the offering, respectively, after deducting estimated offering expenses payable by us of $500,000, including the fees payable to the investment banking firm assisting us with the offering. We intend to use the proceeds to support future loan and asset growth and for general corporate purposes. See "Use of Proceeds."

Market for Common Stock

        Our common stock will continue to be quoted on the OTC Bulletin Board under the symbol "EMCF." See "Stock and Dividend Information."

Dividend Policy

        We have traditionally paid a regular quarterly cash dividend on our common stock. The most recent quarterly dividend that we declared was $0.32 per share and was paid on June 20, 2008. The dividend rate and the continued payment of dividends will depend on a number of factors, including regulatory capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. No assurance can be given that we will continue to pay dividends or that dividends will not be reduced in the future.

Tax Consequences

        As a general matter, the conversion merger will not be a taxable transaction for federal or state income tax purposes to Emclaire, the Bank, Elk County or persons who receive or exercise subscription rights.

Management After the Conversion Merger

        Upon the consummation of the conversion merger, Elk County will cease to exist. The directors and the executive officers of the resulting institution in the merger of Elk County with and into the Bank will be the directors and executive officers of the Bank immediately prior to the conversion merger.

Proposed Stock Purchases by Directors and Executive Officers of Emclaire and Elk County

        The directors and executive officers of Elk County propose to purchase approximately [            ] shares of Emclaire common stock in the offering. We expect our directors and executive officers to purchase [            ] shares of common stock. All directors and executive officers will pay the same per share purchase price as all other persons who purchase shares of common stock in the offering. Our directors and executive officers may purchase shares in the subscription offering only if they are eligible depositors or borrowers of Elk County. Otherwise, to the extent shares of Emclaire common stock remain available, such individuals intend to purchase shares in the community offering.

Interests of Elk County Management and Board of Directors

        Elk County's directors and officers have interests in the conversion merger as individuals which are in addition to, or different from, their interests as members of Elk County. These interests are as follows:

  •
  appointment of all Elk County directors to an advisory board of Emclaire;

  •
  indemnification by Emclaire of current and former directors and officers;

  •
  healthcare payments to the three employees of Elk County;

  •
  retention bonuses to the three employees of Elk County, to the extent that the particular employee is still employed at the closing of the conversion merger;

  •
  payment of retirement benefits; and

  •
  payment of consulting fees to the Manager of Elk County for a period of six months subsequent to the closing of the conversion merger.

        The board of directors of Elk County was aware of the foregoing interests and considered them, among other matters, in approving the conversion merger. For further discussion of the interests of Elk County's directors and officers, see "The Offering and the Conversion Merger—The Merger—Interests of Certain Persons in the Conversion Merger" beginning on page            of this prospectus.

How You Can Obtain Additional Information

        If you have any questions regarding the conversion merger or the offering, please call the Stock Information Center at (877) 298-6520 from 8:30 a.m. to 5:30 p.m., Eastern Time..

RISK FACTORS

        In addition to the other information set forth in this prospectus, you should consider carefully the following risk factors in evaluating an investment in the shares of Emclaire common stock.

Risks Related to Our Business

Deterioration of Economic Conditions in our Geographic Market Area Could Hurt Our Business

        We are located in western Pennsylvania and our loans are concentrated in Venango, Clarion and Butler Counties, Pennsylvania. Although we have diversified our loan portfolio into other Pennsylvania counties, and to a very limited extent, into other states, the vast majority of our loans remain concentrated in the three primary counties. As a result of this geographic concentration, our financial results depend largely upon economic and real estate market conditions in these areas. Deterioration in economic or real estate market conditions in our primary market areas could have a material adverse impact on the quality of our loan portfolio, the demand for our products and services, and our financial condition and results of operations.

Future Changes in Interest Rates Could Negatively Affect Our Financial Performance

        By nature, all financial institutions are impacted by changing interest rates. Among other issues, changes in interest rates may affect the following:

  •
  the demand for new loans;

  •
  the value of our interest-earning assets;

  •
  prepayment speeds experienced on various asset classes, particularly residential mortgage loans;

  •
  credit profiles of existing borrowers;

  •
  rates received on loans and securities;

  •
  our ability to obtain and retain deposits in connection with other available investment alternatives; and

  •
  rates paid on deposits and borrowings.

        Significant fluctuations in interest rates may have an adverse effect upon our financial condition and results of operations. The rates that we earn on our assets and the rates that we pay on our liabilities are generally fixed for a contractual period of time. We, like many financial institutions, have liabilities that generally have shorter contractual maturities than our assets. This imbalance can create significant earnings volatility, because market interest rates change over time. In a period of rising interest rates, the interest income earned on our assets may not increase as rapidly as the interest paid on our liabilities. In a period of declining interest rates, the interest income earned on our assets may decrease more rapidly than the interest paid on our liabilities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Emclaire—Market Risk Management" on page     .

        In addition, changes in interest rates can also affect the average life of our loans and mortgage-backed and related securities. A reduction in interest rates results in increased prepayments of loans and mortgage-backed and related securities, as borrowers refinance their debt in order to reduce their borrowing cost. This causes reinvestment risk. This means that we may not be able to reinvest prepayments at rates that are comparable to the rates we earned on the prepaid loans or securities.

We Operate in a Highly Regulated Environment and We May Be Adversely Affected By Any Changes in Laws and Regulations

        We are subject to extensive regulation, supervision and examination by federal, state and local governmental authorities, including the Federal Reserve Board and the Office of the Comptroller of the Currency. Any change in the laws or regulations applicable to us, or in the federal or state banking regulators' supervisory policies or examination procedures could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We May Suffer Losses in Our Loan Portfolio Despite Our Underwriting Practices

        A significant source of risk arises from the possibility that we could incur losses because borrowers, guarantors, and related parties may fail to perform in accordance with the terms of their loans. We have adopted underwriting and credit monitoring procedures and credit policies, including the establishment and review of the allowance for loan losses, that management believes are appropriate to control this risk by assessing the likelihood of non-performance, tracking loan performance, and diversifying the credit portfolio. Such policies and procedures may not, however, prevent unexpected losses that could have a material adverse effect on our financial condition or results of operations. Unexpected losses may arise from a wide variety of specific or systemic factors, many of which are beyond our ability to predict, influence, or control.

There Are Increased Risks Involved With Commercial Real Estate and Commercial Business and Consumer Lending Activities

        Our lending activities include loans secured by commercial real estate. Commercial real estate lending generally is considered to involve a higher degree of risk than single-family residential lending due to a variety of factors, including generally larger loan balances and the dependency on successful operation of the project for repayment. Our lending activities also include commercial business loans to small to medium business, which generally are secured by various equipment, machinery and other corporate assets, and a wide variety of consumer loans, including home equity and second mortgage loans, automobile loans and unsecured loans. Although commercial business loans and consumer loans generally have shorter terms and higher interest rates than mortgage loans, they generally involve more risk than mortgage loans because of the nature of, or in certain cases the absence of, the collateral which secures such loans.

Our Allowance for Loan Losses on Loans May Not Be Adequate to Cover Probable Losses

        We have established an allowance for loan losses that we believe is adequate to offset probable losses on our existing loans. There can be no assurance that any future declines in real estate market conditions, general economic conditions or changes in regulatory policies will not require us to increase our allowance for loan losses, which could adversely affect our results of operations.

Strong Competition Within Our Market Area May Limit Our Growth and Profitability

        Competition in the banking and financial services industry is intense. In our market area, we compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, and other financial intermediaries operating locally and elsewhere. Some of our competitors have greater name recognition and market presence that benefits them in attracting business and offer certain services that we do not provide. In addition, larger competitors may be able to price loans and deposits more aggressively than we do, which could affect our ability to grow and remain profitable on a long term basis. Our profitability depends upon our continued ability to successfully compete in our market area.

Risks Related to the Stock Offering and the Conversion Merger

You May Not Be Able to Sell Your Shares When You Desire, At or Above Our Offering Price

        Publicly traded stocks have recently experienced substantial market price volatility. This is due, in part, to investors' shifting perceptions of the effect on various industry sectors of changes and potential changes in the economy. Volatility, therefore, may be unrelated to the current operating performance of particular companies whose shares are traded. The per share purchase price of the shares of Emclaire common stock that you purchase in the offering will be equal to 85% of the average last sales price, or average of the closing bid and asked quotations, if there is no last sales price, of our common stock on the OTC Bulletin Board for the ten trading days ending the day before the closing of the conversion merger. Our trading price of our common stock is determined by the marketplace. After you purchase the shares of common stock in the offering, the stock's trading price will continue to fluctuate due to many factors, including prevailing interest rates, other economic conditions, our operating performance and investor perceptions of the outlook of Emclaire and the banking industry in general. Therefore, we cannot assure you that if you choose to sell the shares of common stock that you purchased in the stock offering, you will be able to sell your shares at or above the per share purchase price.

We Cannot Guarantee the Maintenance of an Established Trading Market for Our Securities

        Although our common stock is quoted on the OTC Bulletin Board, a regular trading market for the securities may not be sustained in the future. The OTC Bulletin Board is an inter-dealer, over-the-counter market that provides significantly less liquidity than the national securities exchanges such as the NASDAQ Stock Market. Quotes for stocks on the OTC Bulletin Board are not listed in the financial sections of newspapers, and newspapers generally have very little coverage of stocks quoted solely on the OTC Bulletin Board. Accordingly, prices for and coverage of securities quoted solely on the OTC Bulletin Board may be difficult to obtain. In addition, securities quoted solely on the OTC Bulletin Board tend to have a limited number of market makers and a larger spread between the bid and ask prices than those listed on a national securities exchange. All of these factors may cause holders of our common stock to be unable to resell their securities at or near their original offering price or at any price.

You May Not Be Able to Profit from the Sale or a Merger of Emclaire Because of Provisions in Our Charter Documents and Other Laws and Regulations

        Our articles of incorporation and bylaws contain provisions that may make it difficult for someone to acquire control of the Company. These provisions may discourage takeover attempts and prevent you from receiving a premium over the market price of your shares as part of a takeover. See "Restrictions on Acquisition of Emclaire."

Purchasers of Our Common Stock Will Experience Immediate Dilution

        If you purchase shares of our common stock in this offering, and we sell 200,000 shares of our common stock, you will experience immediate dilution of $2.28 per share in the book value of your investment, since our net book value per share will be approximately $19.72, compared with an assumed offering price of $22.00 per share. See "Dilution."

All Orders For Our Common Stock Are Irrevocable

        Once tendered, orders for our common stock in the offering may not be revoked without our consent. Since we will not establish the purchase price for our common stock to be sold in the offering until the day before the closing of the conversion merger, the purchase price may be higher or lower than the market price of our common stock on the day you placed your order.

SELECTED CONSOLIDATED FINANCIAL DATA OF EMCLAIRE
(Dollar Amounts in Thousands, Except Per Share Data)

        The following tables present our selected consolidated financial data as of or for the three months ended March 31, 2008 and as of or for each of the five years ended December 31, 2007. Financial data as of or for each of the five years ended December 31, 2007 is derived from our audited Consolidated Financial Statements. Financial data as of or for the three months ended March 31, 2008 and 2007 is derived from our unaudited Consolidated Financial Statements, which in the opinion of management, include all normal recurring adjustments necessary for a fair presentation of the results for such periods. You should read this information in conjunction with our historical Consolidated Financial Statements, including the related notes, included elsewhere in this prospectus. Results for the three months ended March 31, 2008 are not necessarily indicative of our expected results for the full year ending December 31, 2008.

	As of March 31,		As of December 31,
Financial Condition Data	2008	2007	2007	2006	2005	2004	2003
	(unaudited)
Total assets	$322,522	$300,055	$311,720	$300,560	$275,517	$273,380	$262,512
Securities	55,078	57,044	51,919	51,774	56,304	63,362	49,162
Loans receivable, net	232,863	212,933	229,819	213,344	192,526	179,575	190,482
Deposits	251,531	243,471	244,262	244,492	230,503	232,874	217,110
Borrowed funds	43,757	30,000	40,400	30,000	19,500	15,000	20,700
Stockholders' equity	25,086	24,069	24,703	23,917	23,615	23,616	22,655
Stockholders' equity per common share	$19.79	$18.98	$19.48	$18.86	$18.63	$18.63	$17.87
Tangible stockholders' equity per common share	$18.66	$17.86	$18.36	$17.74	$17.50	$17.48	$16.70

	For the three months ended March 31,		For the year ended December 31,
Operations Data	2008	2007	2007	2006	2005	2004	2003
	(unaudited)
Interest and dividend income	$4,520	$4,312	$17,855	$16,259	$14,877	$13,953	$14,209
Interest expense	1,977	2,003	7,886	6,968	5,573	5,219	4,901

Net interest income	2,543	2,309	9,969	9,291	9,304	8,734	9,308
Provision for loan losses	60	45	256	358	205	290	330

Net interest income after provision for loan losses	2,483	2,264	9,713	8,933	9,099	8,444	8,978
Noninterest income	660	730	2,943	2,934	3,317	2,535	1,785
Noninterest expense	2,413	2,310	9,164	9,409	9,146	7,909	7,522

Income before income taxes	730	684	3,492	2,458	3,270	3,070	3,241
Provision for income taxes	171	133	795	492	697	513	749

Net income	$559	$551	$2,697	$1,966	$2,573	$2,557	$2,492

Average common shares outstanding	1,267,835	1,267,835	1,267,835	1,267,835	1,267,835	1,267,835	1,301,714
Basic and diluted earnings per share	$0.44	$0.43	$2.13	$1.55	$2.03	$2.02	$1.91
Dividends per share(1)	$0.32	$0.29	$1.54	$1.10	$1.02	$0.94	$1.11

	As of or for the three months ended March 31,		As of or for the year ended December 31,
Other Data	2008(4)	2007(4)	2007	2006	2005	2004	2003
	(unaudited)
Performance Ratios
Return on average assets	0.73%	0.75%	0.90%	0.69%	0.94%	0.96%	0.99%
Return on average equity	9.05%	9.36%	11.13%	8.28%	10.69%	11.08%	10.96%
Yield on interest-earning assets(2)	6.49%	6.43%	6.55%	6.30%	6.00%	5.81%	6.28%
Cost of interest-bearing liabilities	3.40%	3.54%	3.46%	3.23%	2.70%	2.57%	2.56%
Cost of funds	2.85%	2.97%	2.89%	2.69%	2.24%	2.15%	2.16%
Interest rate spread(2)	3.09%	2.89%	3.09%	3.08%	3.30%	3.24%	3.72%
Net interest margin(2)	3.69%	3.52%	3.73%	3.68%	3.82%	3.71%	4.18%
Efficiency ratio(2)(3)	73.02%	74.73%	68.66%	74.18%	69.72%	67.11%	64.16%
Noninterest expense to average assets	3.17%	3.13%	3.06%	3.30%	3.33%	2.96%	2.99%
Interest-earning assets to average assets	93.53%	93.09%	93.13%	92.89%	92.82%	92.86%	92.69%
Loans to deposits	92.58%	87.46%	94.09%	87.26%	83.52%	77.11%	87.74%
Dividend payout ratio(1)	72.64%	66.73%	72.39%	70.93%	50.25%	46.61%	57.98%
Asset Quality Ratios
Non-performing loans to total loans	0.36%	0.92%	0.41%	0.85%	0.75%	0.46%	0.69%
Non-performing assets to total assets	0.30%	0.66%	0.35%	0.65%	0.57%	0.33%	0.52%
Allowance for loan losses to total loans	0.94%	0.97%	0.93%	0.94%	0.96%	1.00%	0.92%
Allowance for loan losses to non-performing loans	259.53%	104.95%	226.58%	110.54%	128.72%	215.48%	133.71%
Capital Ratios
Stockholders' equity to assets	7.78%	8.02%	7.92%	7.96%	8.57%	8.64%	8.63%
Tangible stockholder's equity to tangible assets	7.37%	7.55%	7.50%	7.52%	8.09%	8.15%	8.11%
Average equity to average assets	8.10%	7.97%	8.08%	8.32%	8.75%	8.63%	9.02%

(1)
Includes special cash dividends of $0.35 per share and $0.25 per share paid in 2007 and 2003, respectively.

(2)
Interest income utilized in calculation is on a fully tax equivalent basis.

(3)
The efficiency ratio is calculated by dividing noninterest expense (less intangible amortization) by net interest income (on a fully tax equivalent basis) and noninterest income. The efficiency ratio gives a measure of how effectively a financial institution is operating.

(4)
Where applicable, ratios have been annualized.

OVERVIEW OF ELK COUNTY

        Elk County is a Pennsylvania-chartered mutual savings association with one office located in Ridgway, Pennsylvania. Elk County was founded in 1925 and provides financing primarily for home ownership and traditional savings opportunities for customers in the counties of Elk, Cameron, McKean, Clearfield and Jefferson, Pennsylvania. Elk County is converting from the mutual to the stock form of ownership and simultaneously merging with and into the Bank. Upon completion of the conversion merger, Elk County will cease to exist.

        Elk County is subject to regulation and examination by the Office of Thrift Supervision, or the OTS, and by the Pennsylvania Department of Banking, or the Department.

        At March 31, 2008, Elk County had total assets of $10.4 million, retained earnings of $2.4 million, deposits of $8.0 million, and net loans receivable of $7.9 million. Elk County's principal executive office is located at 210 Main Street, Ridgway, Pennsylvania 15853. Their telephone number is (814) 776-6181.

FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. Such statements are based upon current expectations and involve risks and uncertainties. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations, are generally identifiable by the use of words or phrases such as "believe," "plan," "expect," "intend," "anticipate," "estimate," "project," "forecast," "may increase," "may fluctuate," "may improve" and similar expressions of future or conditional verbs such as "will," "should," "would," and "could." These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, potential future credit experience, perceived opportunities in the market and statements regarding our mission and vision.

        Our actual results, performance and achievements, following completion of the conversion merger and the offering, may differ materially from the results, performance, and achievements expressed or implied in such forward-looking statements due to a wide range of factors. These factors include, but are not limited to:

  •
  governmental approvals of the conversion merger may not be obtained;

  •
  the members of Elk County may fail to approve the conversion merger;

  •
  changes in interest rates;

  •
  general economic conditions;

  •
  the local economy;

  •
  the demand for our products and services;

  •
  accounting principles or guidelines;

  •
  legislative and regulatory changes;

  •
  monetary and fiscal policies of the U.S. Government, U.S. Treasury, and Federal Reserve;

  •
  real estate markets;

  •
  competition in the financial services industry;

  •
  attracting and retaining key personnel;

  •
  performance of new employees;

  •
  regulatory actions;

  •
  changes in and utilization of new technologies; and

  •
  other risks detailed in the reports that we file with the Securities and Exchange Commission from time to time.

        These factors and those discussed under "Risk Factors" should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We do not undertake, and specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

USE OF PROCEEDS

        The following table sets forth the calculation of our net proceeds at the minimum and maximum of the offering.

	Minimum (88,864 shares sold)(1)	Maximum (200,000 shares sold)(1)
Gross offering proceeds	$1,955,000	$4,400,000
Estimated expenses of the offering	500,000	500,000

Net proceeds to us	$1,455,000	$3,900,000

    (1)
    Assumes an offering price of $22.00 per share.

        We will use the net proceeds from the offering to support future loan and asset growth, to expand our business operations and for general corporate purposes.

STOCK AND DIVIDEND INFORMATION

Listings and Markets

        Our common stock is quoted on the OTC Bulletin Board under the symbol "EMCF." The listed market makers for our common stock include:

Ferris, Baker Watts, Inc. 100 Light Street, 8th Floor Baltimore, MD 21202 Telephone: (800) 638-7411	Boenning and Scattergood 4 Tower Bridge, Suite 300 200 Bar Harbor Drive West Conshonhocken, PA 19428 Telephone: (610) 862-5360	Parker Hunter, Inc. 600 Grant Street, Suite 3100 Pittsburgh, PA 15219 Telephone: (412) 562-8000

Stock Price and Cash Dividend Information

        The following table sets forth the high and low sale and quarter-end closing market prices of our common stock as quoted on the OTC Bulletin Board, as well as cash dividends paid for the quarterly periods presented. The over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

	Market Price
							Per Share Cash Dividend
	High		Low		Close
2008:
Second quarter through August , 2008	$		$		$		$0.32
First quarter		28.35		24.55		26.50	0.32
2007:
Fourth quarter		$28.25		$25.20		$25.75	$0.67
Third quarter		27.75		25.00		25.60	0.29
Second quarter		27.00		23.50		25.25	0.29
First quarter		31.00		26.75		27.25	0.29
2006:
Fourth quarter		$30.00		$25.30		$29.25	$0.29
Third quarter		29.00		25.00		25.90	0.27
Second quarter		29.00		25.75		27.00	0.27
First quarter		27.25		25.05		26.00	0.27

        The per share closing price of our common stock on May 23, 2008, the last trading day preceding public announcement of the transaction, was $26.95. On August     , 2008, the last reported per share closing price of our common stock was $                  .

Number of Stockholders and Shares Outstanding

        As of August     , 2008, there were approximately 679 stockholders of record and 1,267,835 shares of common stock entitled to vote, receive dividends and considered outstanding for financial reporting purposes. The number of stockholders of record does not include the number of persons or entities who hold their stock in nominee or "street" name.

Dividend Policy

        We have traditionally paid regular quarterly cash dividends. Future dividends will be determined by our board of directors after giving consideration to the Company's financial condition, results of operations, tax status, industry standards, economic conditions and other factors. Dividends will also depend upon the receipt of dividends from the Bank, which is our primary source of income. The Bank is subject to certain regulatory restrictions that may limit its ability to pay dividends to us. See "Supervision and Regulation—Dividends and Other Transfers of Funds."

Dividend Reinvestment and Stock Purchase Plan

        Common stockholders may have Company dividends reinvested to purchase additional shares. Participants may also make optional cash purchases of common stock through this plan and pay no brokerage commissions or fees.

CAPITALIZATION

        Set forth below is the historical capitalization of Emclaire and Elk County as of March 31, 2008, and the pro forma capitalization of Emclaire after giving effect to the conversion merger and the offering. The table also gives affect to the assumptions set forth under "Pro Forma Data." This information should be read in conjunction with our Consolidated Financial Statements and the related notes included elsewhere in this prospectus.

	As of March 31, 2008 (Actual)		Pro Forma Combined(1)
(Dollars in thousands)	Emclaire	Elk County	Minimum	Maximum
Deposits	$251,531	$8,020	$259,578	$259,578
Borrowings:
Long-term	35,000	—	35,000	35,000
Short-term	8,757	—	8,757	8,757

Total deposits and borrowings	$295,288	$8,020	$303,335	$303,335

Stockholders' equity/Retained earnings
Common stock	$1,745	$—	$1,834	$1,945
Additional paid-in capital	10,923	—	12,289	14,623
Treasury stock	(2,653)	—	(2,653)	(2,653)
Retained earnings	15,267	2,378	16,900	16,900
Accumulated other comprehensive income (loss)	(196)	4	(196)	(196)

Total stockholders' equity/Retained earnings	$25,086	$2,382	$28,173	$30,876

(1)
Pro forma total deposits and borrowings reflect a $27,000 premium on deposits based on Elk County's December 31, 2007 audited financial statements. Pro forma total stockholders' equity/retained earnings reflects additional common stock and paid-in-capital from the offering, and the net effect of purchase accounting entries, including the elimination of negative goodwill.

DILUTION

        At March 31, 2008, Emclaire had a net tangible book value of approximately $23.7 million, or $18.66 per share. Net tangible book value per share represents the amount of Emclaire's stockholders' equity, less intangible assets, divided by 1,267,835 shares of common stock, which was the number of shares of common stock outstanding at March 31, 2008. Dilution per share to new investors represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the pro forma net tangible book value per share of common stock immediately after completion of the offering. After (i) giving effect to the sale by Emclaire of 88,864 and 200,000 shares in this offering at the minimum and maximum, respectively, at an assumed offering price of $22.00 per share, and (ii) deducting the placement agent fees and estimated offering expenses totaling $500,000, the pro forma net book value of Emclaire at March 31, 2008, would have been approximately $26.8 million, or $19.72 per share at the minimum and $29.2 million or $19.89 per share at the maximum. At the minimum of the offering, this represents an immediate increase in pro forma net book value of $1.05 per share to existing shareholders and an immediate dilution of $2.28 per share to investors. At the maximum of the offering, this represents an immediate increase in pro forma net book value of $1.23 per share to existing shareholders and an immediate dilution of $2.11 per share to investors. The following table illustrates this per share pro forma impact:

		Minimum		Maximum
Public offering price per share		$22.00		$22.00
Net book value per share at March 31, 2008	$18.66		$18.66
Pro forma increase per share attributable to new investors(1)	1.05		1.23

Pro forma net book value per shareholder after this offering		19.71		19.89

Pro forma dilution per share to new investors		$2.29		$2.11

(1)
This represents a 5.6% and 6.6% accretion per share to existing Emclaire shareholders.

PRO FORMA DATA

        Our actual net proceeds from the sale of our shares of common stock in this offering cannot be determined until the conversion merger and the offering are complete. However, we estimate that we will receive net proceeds from this offering of approximately $1.5 million and $4.3 million, at the minimum and maximum of the offering, respectively, after deducting estimated offering expenses payable by us of $500,000.

        The following table sets forth our and Elk County's historical net earnings and stockholders' equity/retained earnings prior to the conversion merger and the offering, and the pro forma combined consolidated net earnings and stockholders' equity of Emclaire after completion of the transaction. In preparing these tables and in calculating pro forma data, the following assumptions were made:

  •
  All shares of common stock will be sold in the offering at $22.00 per share.

  •
  The pro forma combined data has been prepared based on the purchase method of accounting under United States generally accepted accounting principles. Under purchase accounting, the assets and liabilities of Elk County, after completion of the conversion merger, will be recorded at their respective fair values and added to those of the Bank and included in the consolidated financial statements of Emclaire. See "The Offering and the Conversion Merger—The Conversion—Accounting Consequences."

  •
  Pro forma earnings have been calculated assuming the shares of common stock had been sold at the beginning of the period and the net proceeds had been invested at an average yield of 4.75% for the three months ended March 31, 2008 and the year ended December 31, 2007.

  •
  The pro forma after-tax yield on the net proceeds is assumed to be 3.14% for the three months ended March 31, 2008 and for the year ended December 31, 2007, based on an effective tax rate of 34%.

  •
  No effect has been given to the withdrawals from deposit accounts of either Elk County or the Bank to purchase shares in the offering.

  •
  Historical per share amounts have been calculated by dividing historical amounts by 1,267,835 shares of common stock.

  •
  Pro forma per share amounts have been calculated by dividing pro forma amounts by 1,356,699 and 1,467,835 shares of common stock, which represents the pro forma total outstanding shares of Emclaire common stock after the sale of shares at the minimum and maximum of the offering, respectively.

  •
  Pro forma stockholders' equity amounts have been calculated as if the stock had been sold on March 31, 2008 and December 31, 2007, respectively, and, accordingly, no effect has been given to the assumed earnings effect of the transaction.

        The following pro forma data relies on the assumptions that are outlined above, and this data does not represent the fair market value of the common stock, the current value of assets or liabilities, or the amount of money that would be distributed to stockholders if we were liquidated. The pro forma data does not predict how much we will earn in the future.

	As of or For the Three Months Ended March 31, 2008		As of or For the Year Ended December 31, 2007
	(Dollars in Thousands, except per share data)
	Minimum	Maximum	Minimum	Maximum
Gross offering proceeds
Less: Estimated offering expenses	$1,955	$4,400	$1,955	$4,400
Estimated net offering proceeds	(500)	(500)	(500)	(500)

	$1,455	$3,900	$1,455	$3,900
Net Earnings:
Historical—Emclaire	$559	$559	$2,697	$2,697
Historical—Elk County	(9)	(9)	27	27

Historical—combined	$550	$550	$2,724	$2,724
Pro forma net earnings from proceeds	11	31	46	122
Purchase accounting effect on earnings(1)	(2)	(2)	(10)	(10)

Pro forma combined net earnings	$559	$579	$2,760	$2,836
Basic Earnings per share:
Historical—Emclaire	$0.44	$0.44	$2.13	$2.13
Pro forma combined net earnings per share	$0.41	$0.39	$2.04	$1.93
Total Stockholders' Equity/Retained Earnings:
Historical—Emclaire	$25,086	$25,086	$24,703	$24,703
Historical—Elk County	2,382	2,382	2,388	2,388

Historical—combined	$27,468	$27,468	$27,091	$27,091
Estimated net offering proceeds	1,455	3,900	1,455	3,900
Purchase accounting effect on equity(1)	(750)	(750)	(750)	(750)

Pro forma combined stockholders' equity	$28,173	$30,618	$27,796	$30,241
Per share:
Historical—Emclaire	$19.79	$19.79	$19.48	$19.48
Pro forma combined stockholders' equity	$20.76	$20.86	$20.48	$20.60

(1)
Reflects the estimated net purchase accounting adjustments to be recorded upon closing of the conversion merger. Such adjustments consist of mark-to-market valuation adjustments for assets acquired and liabilities assumed and incurred, and adjustments for intangible assets established, and the resultant amortization and accretion of these adjustments to earnings over the appropriate periods. It is also anticipated that the merger of Elk County with and into the Bank will provide the combined institution with certain financial benefits that include reduced operating expenses and opportunities to earn more revenue. However, the pro forma information does not reflect any of these anticipated cost savings or benefits. Assumes Elk County loans are at a premium of $131,000; deposits at a premium of $27,000 (both based on December 31, 2007 audited financials statements). Assumes a zero value to core deposits.

BUSINESS OF EMCLAIRE

Business Summary

        We are a Pennsylvania corporation and a financial holding company that provides a full range of retail and commercial financial products and services to customers in Western Pennsylvania through our wholly-owned subsidiary, the Bank.

        The Bank was organized in 1900 as a national banking association and is a financial intermediary whose principal business consists of attracting deposits from the general public and investing such funds in real estate loans secured by liens on residential and commercial property, consumer loans, commercial business loans, marketable securities and interest-earning deposits. The Bank operates through a network of twelve offices in Venango, Butler, Clarion, Clearfield, Elk, Jefferson and Mercer counties, Pennsylvania. The Company and the Bank are headquartered in Emlenton, Pennsylvania. Farmers National Financial Services, formed in 2004, is a division of the Bank that offers retail brokerage and other investment services to customers in the Bank's market area.

        The Bank is subject to examination and comprehensive regulation by the Office of the Comptroller of the Currency, or OCC, which is the Bank's chartering authority, and the Federal Deposit Insurance Corporation, or FDIC, which insures customer deposits held by the Bank to the full extent provided by law. The Bank is a member of the Federal Reserve Bank of Cleveland, or Federal Reserve Bank, and the Federal Home Loan Bank of Pittsburgh, or FHLB. We, as a registered financial holding company, are subject to regulation by the Federal Reserve Board.

        At March 31, 2008, we had $322.5 million in total assets, $25.1 million in stockholders' equity, $232.9 million in loans and $251.5 million in deposits.

Lending Activities

        General.    The principal lending activities of the Bank are the origination of residential mortgage, commercial mortgage, commercial business and consumer loans. Significantly all of the Bank's loans are secured by property in the Bank's primary market area.

        One-to-Four Family Mortgage Loans.    The Bank offers first mortgage loans secured by one-to-four family residences located in the Bank's primary lending area. Typically such residences are single-family owner occupied units. The Bank is an approved, qualified lender for the Federal Home Loan Mortgage Corporation, or the FHLMC. As a result, the Bank may sell loans to and service loans for the FHLMC in market conditions and circumstances where this is advantageous in managing interest rate risk.

        Home Equity Loans.    The Bank originates home equity loans secured by single-family residences. These loans may be either a single advance fixed-rate loan with a term of up to 20 years, or a variable rate revolving line of credit. These loans are made only on owner-occupied single-family residences.

        Commercial Business and Commercial Real Estate Loans.    Commercial lending constitutes a significant portion of the Bank's lending activities. Commercial business and commercial real estate loans amounted to 47.4% of the total loan portfolio at March 31, 2008. Commercial real estate loans generally consist of loans granted for commercial purposes secured by commercial or other nonresidential real estate. Commercial loans consist of secured and unsecured loans for such items as capital assets, inventory, operations and other commercial purposes.

        Consumer Loans.    Consumer loans generally consist of fixed-rate term loans for automobile purchases, home improvements not secured by real estate, capital and other personal expenditures. The Bank also offers unsecured revolving personal lines of credit and overdraft protection.

        Loans to One Borrower.    National banks are subject to limits on the amount of credit that they can extend to one borrower. Under current law, loans to one borrower are limited to an amount equal to

15% of unimpaired capital and surplus on an unsecured basis, and an additional amount equal to 10% of unimpaired capital and surplus if the loan is secured by readily marketable collateral. At March 31, 2008, the Bank's loans to one borrower limit based upon 15% of unimpaired capital was $3.5 million. At March 31, 2008, the Bank's largest single lending relationship had an outstanding balance of $5.3 million. Credit granted to this borrower in excess of the legal lending limit is part of the Pilot Program approved by the OCC which allows the Bank to exceed its legal lending limit within certain parameters. The Bank's next largest single lending relationship had an outstanding balance of $4.2 million, which consisted of a loan to a municipality and was not subject to the legal lending limit. The Bank had two additional lending relationships exceeding the legal lending limit totaling $3.9 million and $3.7 million, respectively, at March 31, 2008. Credit granted to these borrowers in excess of the legal lending limit is also part of the Pilot Program. The next largest borrower had loans which totaled $3.5 million and consisted of loans secured by commercial real estate and business property in the Bank's lending area. At March 31, 2008, all of such loans were performing in accordance with their original terms.

        Loan Portfolio.    The following table sets forth the composition and percentage of our loans receivable in dollar amounts and in percentages of the portfolio as of dates indicated.

			December 31,
	March 31, 2008		2007		2006		2005		2004		2003
(Dollar amounts in thousands)	Dollar Amount	%	Dollar Amount	%	Dollar Amount	%	Dollar Amount	%	Dollar Amount	%	Dollar Amount	%
Mortgage loans on real estate:
Residential first mortgages	$65,798	28.0%	$65,706	28.3%	$64,662	30.0%	$66,011	34.0%	$69,310	38.2%	$76,396	39.7%
Home equity loans and lines of credit	48,892	20.8%	49,426	21.3%	47,330	22.0%	39,933	20.5%	31,548	17.4%	30,316	15.8%
Commercial	73,714	31.4%	71,599	30.9%	61,128	28.4%	52,990	27.3%	48,539	26.8%	44,935	23.4%

Total real estate loans	188,404	80.2%	186,731	80.5%	173,120	80.4%	158,934	81.8%	149,397	82.4%	151,647	78.9%
Other loans:
Commercial business	37,673	16.0%	35,566	15.3%	34,588	16.0%	27,732	14.2%	23,898	13.2%	26,470	13.8%
Consumer	9,005	3.8%	9,679	4.2%	7,671	3.6%	7,729	4.0%	8,090	4.4%	14,142	7.3%

Total other loans	46,678	19.8%	45,245	19.5%	42,259	19.6%	35,461	18.2%	31,988	17.6%	40,612	21.1%

Total loans receivable	235,082	100.0%	231,976	100.0%	215,379	100.0%	194,395	100.0%	181,385	100.0%	192,259	100.0%

Less:
Allowance for loan losses	2,219		2,157		2,035		1,869		1,810		1,777

Net loans receivable	$232,863		$229,819		$213,344		$192,526		$179,575		$190,482

        The following table sets forth the scheduled contractual principal repayments or interest repricing of loans in our portfolio as of March 31, 2008. Demand loans having no stated schedule of repayment and no stated maturity are reported as due within one year.

(Dollar amounts in thousands)	Due in one year or less	Due after one year to five years	Due after five years to ten years	Due after ten years	Total
Residential mortgages	$891	$3,911	$12,667	$48,329	$65,798
Home equity loans and lines of credit	324	6,321	16,545	25,702	48,892
Commercial mortgages	2,669	4,989	12,922	53,134	73,714
Commercial business	5,116	9,246	4,164	19,147	37,673
Consumer	447	6,563	1,607	388	9,005

	$9,447	$31,030	$47,905	$146,700	$235,082

        The following table sets forth the dollar amount of our fixed- and adjustable-rate loans with maturities greater than one year as of March 31, 2008.

(Dollar amounts in thousands)	Fixed Rates	Adjustable Rates
Residential mortgage	$44,761	$20,146
Home equity loans and lines of credit	48,568	—
Commercial mortgage	30,139	40,906
Commercial business	26,421	6,136
Consumer	8,398	159

	$158,288	$67,347

        Contractual maturities of loans do not reflect the actual term of our loan portfolio. The average life of mortgage loans is substantially less than their contractual terms because of loan prepayments and enforcement of due-on-sale clauses, which give the Corporation the right to declare a loan immediately payable in the event, among other things, that the borrower sells the real property subject to the mortgage. Scheduled principal amortization also reduces the average life of the loan portfolio. The average life of mortgage loans tends to increase when current market mortgage rates substantially exceed rates on existing mortgages and conversely, decrease when rates on existing mortgages substantially exceed current market interest rates.

Delinquencies and Classified Assets

        Delinquent Loans and Real Estate Acquired Through Foreclosure (REO).    Typically, a loan is considered past due and a late charge is assessed when the borrower has not made a payment within fifteen days from the payment due date. When a borrower fails to make a required payment on a loan, we attempt to cure the deficiency by contacting the borrower. The initial contact with the borrower is made shortly after the seventeenth day following the due date for which a payment was not received. In most cases, delinquencies are cured promptly.

        If the delinquency exceeds 60 days, we work with the borrower to set up a satisfactory repayment schedule. Typically loans are considered non-accruing upon reaching 90 days delinquent, although we may be receiving partial payments of interest and partial repayments of principal on such loans. When a loan is placed in non-accrual status, previously accrued but unpaid interest is deducted from interest income. We institute foreclosure action on secured loans only if all other remedies have been exhausted. If an action to foreclose is instituted and the loan is not reinstated or paid in full, the property is sold at a judicial or trustee's sale at which we may be the buyer.

        Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, management periodically performs valuations and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in loss on foreclosed real estate. The Corporation generally attempts to sell its REO properties as soon as practical upon receipt of clear title. The original lender typically handles disposition of those REO properties resulting from loans purchased in the secondary market.

        As of March 31, 2008, our non-performing assets, which include non-accrual loans, loans delinquent due to maturity, troubled debt restructuring, repossessions and REO, amounted to $979,000 or 0.30% of our total assets.

        Classified Assets.    Regulations applicable to insured institutions require the classification of problem assets as "substandard," "doubtful," or "loss" depending upon the existence of certain characteristics as discussed below. A category designated "special mention" must also be maintained for assets currently not requiring the above classifications but having potential weakness or risk characteristics that could result in future problems. An asset is classified as substandard if not adequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. A substandard asset is characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. Assets classified as doubtful have all the weaknesses inherent in those classified as substandard. In addition, these weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable. Assets classified as loss are considered uncollectible and of such little value that their continuance as assets is not warranted.

        Our classification of assets policy requires the establishment of valuation allowances for loan losses in an amount deemed prudent by management. Valuation allowances represent loss allowances that have been established to recognize the inherent risk associated with lending activities. When we classify a problem asset as a loss, the portion of the asset deemed uncollectible is charged off immediately.

        We regularly review the problem loans and other assets in our portfolio to determine whether any require classification in accordance with the Company's policy and applicable regulations. As of March 31, 2008, our classified and criticized assets amounted to $6.5 million with $3.0 million classified as substandard and $3.5 million identified as special mention.

        The following table sets forth information regarding our non-performing assets as of the dates indicated:

		December 31,
	March 31, 2008
(Dollar amounts in thousands)		2007	2006	2005	2004	2003
Non-performing loans	$855	$952	$1,841	$1,452	$840	$1,329
Total as a percentage of gross loans	0.36%	0.41%	0.85%	0.75%	0.46%	0.69%

Repossessions	—	—	—	—	2	45
Real estate acquired through foreclosure	124	129	98	106	69	—

Total as a percentage of total assets	0.04%	0.04%	0.03%	0.04%	0.03%	0.00%

Total non-performing assets	$979	$1,081	$1,939	$1,558	$911	$1,374

Total non-performing assets as a percentage of total assets	0.30%	0.35%	0.65%	0.57%	0.33%	0.52%

Allowance for loan losses as a percentage of non-performing loans	259.53%	226.58%	110.54%	128.72%	215.48%	133.71%

        Allowance for Loan Losses.    Management establishes allowances for estimated losses on loans based upon its evaluation of the pertinent factors underlying the types and quality of loans; historical loss experience based on volume and types of loans; trend in portfolio volume and composition; level and trend on non-performing assets; detailed analysis of individual loans for which full collectibility may not be assured; determination of the existence and realizable value of the collateral and guarantees securing such loans and the current economic conditions affecting the collectibility of loans in the portfolio. We analyze our loan portfolio each quarter for valuation purposes and to determine the adequacy of our allowance for losses. Based upon the factors discussed above, management believes that our allowance for losses as of March 31, 2008 of $2.2 million was adequate to cover probable losses inherent in the portfolio.

        The following table sets forth an analysis of the allowance for losses on loans receivable for the dates indicated:

	Three Months Ended March 31,		Year Ended December 31,
(Dollar amounts in thousands)	2008	2007	2007	2006	2005	2004	2003
Balance at beginning of period	$2,157	$2,035	$2,035	$1,869	$1,810	$1,777	$1,587
Provision for loan losses	60	45	256	358	205	290	330
Charge-offs:
Mortgage loans	—	(6)	(82)	(154)	(46)	(165)	(25)
Commercial business loans	—	—	(22)	(18)	(60)	(36)	(26)
Consumer loans	(9)	(9)	(60)	(49)	(91)	(117)	(154)

	(9)	(15)	(164)	(221)	(197)	(318)	(205)
Recoveries:
Mortgage loans	—	—	1	—	—	17	—
Commercial business loans	8	8	16	19	18	19	22
Consumer loans	3	5	13	10	33	25	43

	11	13	30	29	51	61	65
Net recoveries (charge-offs)	2	(2)	(134)	(192)	(146)	(257)	(140)

Balance at end of period	$2,219	$2,078	$2,157	$2,035	$1,869	$1,810	$1,777

Ratio of net charge-offs to average loans outstanding	0.00%	0.00%	0.06%	0.09%	0.08%	0.14%	0.08%

Ratio of allowance to total loans at end of period	0.94%	0.97%	0.93%	0.94%	0.96%	1.00%	0.92%

        The following table provides a breakdown of the allowance for loan losses by major loan category for the dates indicated:

			Year Ended December 31,
	Three Months Ended March 31, 2008
			2007		2006		2005		2004		2003
		Percent of loans in each category to total loans		Percent of loans in each category to total loans		Percent of loans in each category to total loans		Percent of loans in each category to total loans		Percent of loans in each category to total loans		Percent of loans in each category to total loans
(Dollar amounts in thousands)
	Dollar Amount		Dollar Amount		Dollar Amount		Dollar Amount		Dollar Amount		Dollar Amount
Loan Categories:
Commercial, financial and agricultural	$411	18.5%	$378	17.5%	$532	26.1%	$554	29.6%	$503	27.8%	$623	35.1%
Commercial mortgages	1,077	48.5%	1,042	48.3%	820	40.3%	841	45.0%	1,137	62.8%	798	44.9%
Residential mortgages	276	12.4%	301	14.0%	239	11.7%	211	11.3%	10	0.6%	20	1.1%
Home equity loans	363	16.4%	359	16.6%	339	16.7%	150	8.0%	39	2.2%	68	3.8%
Consumer loans	73	3.3%	77	3.6%	83	4.1%	106	5.7%	121	6.7%	190	10.7%
Unallocated	19	0.9%	—	0.0	22	1.1%	7	0.4%	—	0.0%	78	4.4%

	$2,219	100.0%	$2,157	100.0%	$2,035	100.0%	$1,869	100.0%	$1,810	100.0%	$1,777	100.0%

Investment Portfolio

        General.    We maintain an investment portfolio of securities such as U.S. government and agency securities, state and municipal debt obligations, corporate notes and bonds, and to a lesser extent, mortgage-backed and equity securities. Management generally maintains an investment portfolio with relatively short maturities to minimize overall interest rate risk. However, at March 31, 2008 approximately $13.7 million was invested in longer-term callable municipal securities, as part of a strategy to moderate federal income taxes. The Bank has no investment with any one issuer in an amount greater than 10% of stockholders' equity.

        Investment decisions are made within policy guidelines established by the board of directors. This policy is aimed at maintaining a diversified investment portfolio, which complements the overall asset/liability and liquidity objectives of the Bank, while limiting the related credit risk to an acceptable level.

        The following table sets forth certain information regarding the fair value, weighted average yields and contractual maturities of our securities as of March 31, 2008:

(Dollar amounts in thousands)	Due in one year or less	Due after one year to five years	Due after five years to ten years	Due after ten years	No scheduled maturity	Total
U.S. Government securities	$5,506	$3,035	$4,043	$4,058	$—	$16,642
Mortgage-backed securities	134	771	849	12,777	—	14,531
Municipal securities	—	—	1,844	12,510	—	14,354
Corporate securities	5,986	—	—	—	—	5,986
Equity securities	—	—	—	—	3,565	3,565

Estimated fair value	$11,626	$3,806	$6,736	$29,345	$3,565	$55,078

Weighted average yield(1)	3.27%	4.26%	4.83%	4.86%	5.15%	4.50%

(1)
Weighted average yield is calculated based upon amortized cost.

        For additional information regarding our investment portfolio see "Management's Discussion and Analysis of Financial Condition and Results of Operations of Emclaire" and "Notes to Consolidated Financial Statements" presented elsewhere in this prospectus.

Sources of Funds

        General.    Deposits are the primary source of the Bank's funds for lending and investing activities. Secondary sources of funds are derived from loan repayments and investment maturities. Loan repayments can be considered a relatively stable funding source, while deposit activity is greatly influenced by interest rates and general market conditions. The Bank also has access to funds through credit facilities available from the FHLB. In addition, the Bank can obtain advances from the Federal Reserve Bank discount window. For a description of the Bank's sources of funds, see "Management's Discussion and Analysis of Financial Condition and Results of Operations of Emclaire" presented elsewhere in this prospectus.

        Deposits.    The Bank offers a wide variety of retail deposit account products to both consumer and commercial deposit customers, including time deposits, non-interest bearing and interest bearing demand deposit accounts, savings deposits and money market accounts.

        Deposit products are promoted in periodic newspaper and radio advertisements, along with notices provided in customer account statements. The Bank's market strategy is based on its reputation as a community bank that provides quality products and personal customer service.

        The Bank pays interest rates on its interest bearing deposit products that are competitive with rates offered by other financial institutions in its market area. Management reviews interest rates on deposits weekly and considers a number of factors, including (1) the Bank's internal cost of funds; (2) rates offered by competing financial institutions; (3) investing and lending opportunities; and (4) the Bank's liquidity position.

        For additional information regarding our deposit base and borrowed funds, see "Management's Discussion and Analysis of Financial Condition and Results of Operations of Emclaire" and "Notes to Consolidated Financial Statements" presented elsewhere in this prospectus.

Subsidiary Activity

        We have one wholly-owned subsidiary, the Bank, a national association. As of March 31, 2008, the Bank had no subsidiaries.

Personnel

        At March 31, 2008, the Bank had 105 full time equivalent employees. There is no collective bargaining agreement between the Bank and its employees, and the Bank believes its relationship with its employees to be satisfactory.

Competition

        The Bank competes for loans, deposits and customers with other commercial banks, savings and loan associations, securities and brokerage companies, mortgage companies, insurance companies, finance companies, money market funds, credit unions and other nonbank financial service providers.

Properties

        We own no real property, but utilized the main office of the Bank. The Company and the Bank's executive offices are located at 612 Main Street, Emlenton, Pennsylvania. We pay no rent or other form of consideration for the use of this facility. The following table sets forth information with respect to the Bank's offices at March 31, 2008:

(Dollar amounts in thousands) Location	County	Owned or Leased	Lease Expiration Date(1)	Net Book Value or Annual Rent	Deposits at 03/31/2008
Corporate and Bank Main Offices:
Headquarters and Main Office 612 Main Street, Emlenton, Pennsylvania 16373	Venango	Owned	—	$1,880	$43,483
Data Center 708 Main Street, Emlenton, Pennsylvania 16373	Venango	Owned	—	1,041	—
Bank Branch Offices
Bon Aire Office 1101 North Main Street, Butler, Pennsylvania 16003	Butler	Leased	May 2011	40	40,095
Brookville Office 263 Main Street, Brookville, Pennsylvania 15825	Jefferson	Owned	—	692	27,021
Clarion Office Sixth & Wood Street, Clarion, Pennsylvania 16214	Clarion	Owned	—	310	34,653
Cranberry Office 7001 Route 322, PO Box 235, Cranberry, Pennsylvania 16319	Venango	Owned	—	1,198	6,957
DuBois Office 861 Beaver Drive, Dubois, Pennsylvania 15801	Clearfield	Leased	June 2010	21	15,079
East Brady Office 323 Kelly's Way, East Brady, Pennsylvania 16028	Clarion	Owned	—	47	19,649
Eau Claire Office 207 Washington Street, Eau Claire, Pennsylvania 16030	Butler	Owned	—	149	16,410
Grove City Office(2) 1319 West Main Street, Grove City, Pennsylvania 16127	Mercer	Owned	—	688	—
Knox Office Route 338 South, Knox, Pennsylvania 16232	Clarion	Leased	December 2011	28	29,275
Meridian Office 101 Meridian Road, Butler, Pennsylvania 16003	Butler	Leased	December 2012	26	8,454
Ridgway Office 173 Main Street, Ridgway, Pennsylvania 15853	Elk	Owned	—	149	10,455

					$251,531

(1)
Lease agreements for leased offices typically include renewal options.

(2)
Branch office opened in April 2008.

Legal Proceedings

        Neither the Company nor the Bank is involved in any material legal proceedings. The Bank, from time to time, is party to litigation that arises in the ordinary course of business, such as claims to enforce liens, claims involving the origination and servicing of loans, and other issues related to the business of the Bank. In the opinion of management, the resolution of any such issues would not have a material adverse impact on the financial position, results of operation, or liquidity of the Company or the Bank.

SUPERVISION AND REGULATION

        General.    Financial holding companies and banks are extensively regulated under both federal and state law. Set forth below is a summary description of certain provisions of certain laws that relate to the regulation of the Company and the Bank. The description does not purport to be complete and is qualified in its entirety by reference to the applicable laws and regulations.

        Emclaire.    We are a registered financial holding company, and subject to regulation and examination by the FRB under the Bank Holding Company Act of 1956, as amended, or BHCA. We are required to file with the FRB periodic reports and such additional information as the FRB may require. Recent changes to the Bank Holding Company rating system emphasizes risk management and evaluation of the potential impact of non-depository entities on safety and soundness.

        The FRB may require us to terminate an activity or terminate control of or liquidate or divest certain subsidiaries, affiliates or investments when the FRB believes the activity or the control of the subsidiary or affiliate constitutes a significant risk to the financial safety, soundness or stability of any of its banking subsidiaries. The FRB also has the authority to regulate provisions of certain bank and bank holding company debt, including the authority to impose interest ceilings and reserve requirements on such debt. Under certain circumstances, we must file written notice and obtain FRB approval prior to purchasing or redeeming its equity securities.

        Further, we are required by the FRB to maintain certain levels of capital. See "—Capital Standards."

        We are required to obtain prior FRB approval for the acquisition of more than 5% of the outstanding shares of any class of voting securities or substantially all of the assets of any bank or bank holding company. Prior FRB approval is also required for the merger or consolidation of the Company and another bank holding company.

        We are prohibited by the BHCA, except in certain statutorily prescribed instances, from acquiring direct or indirect ownership or control of more than 5% of the outstanding voting shares of any company that is not a bank or bank holding company and from engaging directly or indirectly in activities other than those of banking, managing or controlling banks, or furnishing services to its subsidiaries. However, subject to the prior FRB approval, we may engage in any, or acquire shares of companies engaged in, activities that the FRB deems to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

        Under FRB regulations, we are required to serve as a source of financial and managerial strength to the Company's subsidiary bank and may not conduct operations in an unsafe or unsound manner. In addition, it is the FRB's policy that a bank holding company should stand ready to use available resources to provide adequate capital funds to its subsidiary banks during periods of financial stress or adversity and should maintain the financial flexibility and capital-raising capacity to obtain additional resources for assisting its subsidiary banks. A bank holding company's failure to meet its obligations to serve as a source of strength to its subsidiary banks will generally be considered by the FRB to be an unsafe and unsound banking practice or a violation of FRB regulations or both.

        We are also a bank holding company within the meaning of the Pennsylvania Banking Code. As such, the Company and its subsidiaries are subject to examination by, and may be required to file reports with, the Pennsylvania Department of Banking.

        Our securities are registered with the SEC under the Exchange Act. As such, we are subject to the information, proxy solicitation, insider trading, corporate governance, and other requirements and restrictions of the Exchange Act. The public may obtain all forms and information filed with the SEC through their website http://www.sec.gov.

        The Bank.    As a national banking association, the Bank is subject to primary supervision, examination and regulation by the OCC. The Company is also subject to regulations of the FDIC as administrator of the Deposit Insurance Fund, or DIF, and the FRB. If, as a result of an examination of the Bank, the OCC should determine that the financial condition, capital resources, asset quality, earnings prospects, management, liquidity or other aspects of our operations are unsatisfactory or that the Bank is violating or has violated any law or regulation, various remedies are available to the OCC. Such remedies include the power to enjoin "unsafe or unsound practices," to require affirmative action to correct any conditions resulting from any violation or practice, to issue an administrative order that can be judicially enforced, to direct an increase in capital, to restrict the Bank's growth, to assess civil monetary penalties, and to remove officers and directors. The FDIC has similar enforcement authority, in addition to its authority to terminate the Bank's deposit insurance in the absence of action by the OCC and upon a finding that the Bank is operating in an unsafe or unsound condition, is engaging in unsafe or unsound activities, or that our conduct poses a risk to the deposit insurance fund or may prejudice the interest of its depositors.

        A national bank may have a financial subsidiary engaged in any activity authorized for national banks directly or certain permissible activities. Generally, a financial subsidiary is permitted to engage in activities that are "financial in nature" or incidental thereto, even though they are not permissible for the national bank itself. The definition of "financial in nature" includes, among other items, underwriting, dealing in or making a market in securities, including, for example, distributing shares of mutual funds. The subsidiary may not, however, engage as principal in underwriting insurance, issue annuities or engage in real estate development or investment or merchant banking.

        The Sarbanes-Oxley Act of 2002.    The Sarbanes-Oxley Act of 2002 addresses accounting oversight and corporate governance matters, including:

  •
  the prohibition of accounting firms from providing various types of consulting services to public clients and requiring accounting firms to rotate partners among public client assignments every five years;

  •
  increased penalties for financial crimes and forfeiture of executive bonuses in certain circumstances;

  •
  required executive certification of financial presentations;

  •
  increased requirements for board audit committees and their members;

  •
  enhanced disclosure of controls and procedures and internal control over financial reporting;

  •
  enhanced controls on, and reporting of, insider trading; and

  •
  statutory separations between investment bankers and analysts.

        The new legislation and its implementing regulations have resulted in increased costs of compliance, including certain outside professional costs. To date these costs have not had a material impact on our operations.

        USA Patriot Act of 2001.    The USA Patriot Act of 2001 and its implementing regulations significantly expanded the anti-money laundering and financial transparency laws. Under the USA Patriot Act, financial institutions are subject to prohibitions regarding specified financial transactions and account relationships, as well as enhanced due diligence and "know your customer" standards in their dealings with foreign financial institutions and foreign customers. For example, the enhanced due diligence policies, procedures and controls generally require financial institutions to take reasonable steps:

  •
  To conduct enhanced scrutiny of account relationships to guard against money laundering and report any suspicious transaction;

  •
  To ascertain the identity of the nominal and beneficial owners of, and the source of funds deposited into, each account as needed to guard against money laundering and report any suspicious transactions;

  •
  To ascertain for any foreign bank, the shares of which are not publicly traded, the identity of the owners of the foreign bank, and the nature and extent of the ownership interest of each such owner; and

  •
  To ascertain whether any foreign bank provides correspondent accounts to other foreign banks and, if so, the identity of those foreign banks and related due diligence information.

        Under the USA Patriot Act, financial institutions are required to establish and maintain anti-money laundering programs which include:

  •
  The establishment of a customer identification program;

  •
  The development of internal policies, procedures, and controls;

  •
  The designation of a compliance officer;

  •
  An ongoing employee training program; and

  •
  An independent audit function to test the programs.

        The Bank has implemented comprehensive policies and procedures to address the requirements of the USA Patriot Act.

        Privacy.    Federal banking rules limit the ability of banks and other financial institutions to disclose non-public information about consumers to nonaffiliated third parties. Pursuant to these rules, financial institutions must provide:

  •
  Initial notices to customers about their privacy policies, describing the conditions under which they may disclose nonpublic personal information to nonaffiliated third parties and affiliates;

  •
  Annual notices of their privacy policies to current customers; and

  •
  A reasonable method for customers to "opt out" of disclosures to nonaffiliated third parties.

        These privacy provisions affect how consumer information is transmitted through diversified financial companies and conveyed to outside vendors. The Corporation's privacy policies have been implemented in accordance with the law.

        Dividends and Other Transfers of Funds.    Dividends from the Bank constitute the principal source of income to the Company. The Company is a legal entity separate and distinct from the Bank. The Bank is subject to various statutory and regulatory restrictions on its ability to pay dividends to the Company. In addition, the Bank's regulators have the authority to prohibit the Bank from paying dividends, depending upon the Bank's financial condition, if such payment is deemed to constitute an unsafe or unsound practice.

        Transactions with Affiliates.    The Bank is subject to certain restrictions imposed by federal law on any extensions of credit to, or the issuance of a guarantee or letter of credit on behalf of, any affiliates, the purchase of, or investments in, stock or other securities thereof, the taking of such securities as collateral for loans, and the purchase of assets of any affiliates. Such restrictions prevent any affiliates from borrowing from the Bank unless the loans are secured by marketable obligations of designated amounts. Further, such secured loans and investments by the Bank to or in any affiliate are limited, individually, to 10% of the Bank's capital and surplus (as defined by federal regulations), and such secured loans and investments are limited, in the aggregate, to 20% of the Bank's capital and surplus. Some of the entities included in the definition of an affiliate are parent companies, sister banks, sponsored and advised companies, investment companies whereby the Bank or its affiliate serves as investment advisor, and financial subsidiaries of the bank. Additional restrictions on transactions with affiliates may be imposed on the Bank under the prompt corrective action provisions of federal law. See "—Prompt Corrective Action and Other Enforcement Mechanisms."

        Loans to One Borrower Limitations.    With certain limited exceptions, the maximum amount that a national bank may lend to any borrower (including certain related entities of the borrower) at one time may not exceed 15% of the unimpaired capital and surplus of the institution, plus an additional 10% of unimpaired capital and surplus for loans fully secured by readily marketable collateral. At March 31, 2008, the Bank's loans-to-one-borrower limit was $3.5 million based upon the 15% of unimpaired capital and surplus measurement. At March 31, 2008, the Bank's largest single lending relationship had an outstanding balance of $5.3 million. Credit granted to this borrower in excess of the legal lending limit is part of the Pilot Program approved by the OCC which allows the Bank to exceed its legal lending limit within certain parameters. The Bank's next largest single lending relationship had an outstanding balance of $4.2 million, which consisted of a loan to a municipality and was not subject to the legal lending limit. The Bank had two additional lending relationships exceeding the legal lending limit totaling $3.9 million and $3.7 million, respectively, at March 31, 2008. Credit granted to these borrowers in excess of the legal lending limit is also part of the Pilot Program. The next largest borrower had loans which totaled $3.5 million and consisted of loans secured by commercial real estate and business property in the Bank's lending area. At March 31, 2008, all of such loans were performing in accordance with their terms.

        Capital Standards.    The federal banking agencies have adopted risk-based minimum capital guidelines intended to provide a measure of capital that reflects the degree of risk associated with a banking organization's operations for both transactions reported on the balance sheet as assets and transactions which are recorded as off-balance sheet items. Under these guidelines, nominal dollar amounts of assets and credit equivalent amounts of off-balance sheet items are multiplied by one of several risk adjustment percentages, which range from 0% for assets with low credit risk, such as federal banking agencies, to 100% for assets with relatively high credit risk.

        The risk-based capital ratio is determined by classifying assets and certain off-balance sheet financial instruments into weighted categories, with higher levels of capital being required for those categories perceived as representing greater risk. Under the capital guidelines, a banking organization's total capital is divided into tiers. "Tier I capital" consists of (1) common equity, (2) qualifying noncumulative perpetual preferred stock, (3) a limited amount of qualifying cumulative perpetual preferred stock and (4) minority interests in the equity accounts of consolidated subsidiaries (including trust-preferred securities), less goodwill and certain other intangible assets. Not more than 25% of qualifying Tier I capital may consist of trust-preferred securities. "Tier II capital" consists of hybrid capital instruments, perpetual debt, mandatory convertible debt securities, a limited amount of subordinated debt, preferred stock that does not qualify as Tier I capital, a limited amount of the allowance for loan and lease losses and a limited amount of unrealized holding gains on equity securities. "Tier III capital" consists of qualifying unsecured subordinated debt. The sum of Tier II and Tier III capital may not exceed the amount of Tier I capital.

        The guidelines require a minimum ratio of qualifying total capital to risk-adjusted assets of 8% and a minimum ratio of Tier 1 capital to risk-adjusted assets of 4%. In addition to the risk-based guidelines, federal banking regulators require banking organizations to maintain a minimum amount of Tier 1 capital to total assets, referred to as the leverage ratio. For a banking organization rated in the highest of the five categories used by regulators to rate banking organizations, the minimum leverage ratio of Tier 1 capital to total assets must be 3%. In addition to these uniform risk-based capital guidelines and leverage ratios that apply across the industry, the regulators have the discretion to set individual minimum capital requirements for specific institutions at rates significantly above the minimum guidelines and ratios.

        In addition, federal banking regulators may set capital requirements higher than the minimums described above for financial institutions whose circumstances warrant it. For example, a financial institution experiencing or anticipating significant growth may be expected to maintain capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets.

        Prompt Corrective Action and Other Enforcement Mechanisms.    Federal banking agencies possess broad powers to take corrective and other supervisory action to resolve the problems of insured depository institutions, including but not limited to those institutions that fall below one or more prescribed minimum capital ratios. Each federal banking agency has promulgated regulations defining the following five categories in which an insured depository institution will be placed, based on its capital ratios: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. At March 31, 2008, the Bank was considered adequately capitalized under the regulatory framework for prompt corrective action.

        An institution that, based upon its capital levels, is classified as well capitalized, adequately capitalized, or undercapitalized may be treated as though it were in the next lower capital category if the appropriate federal banking agency, after notice and opportunity for hearing, determines that an unsafe or unsound condition or an unsafe or unsound practice warrants such treatment. At each successive lower capital category, an insured depository institution is subject to more restrictions. The federal banking agencies, however, may not treat a significantly undercapitalized institution as critically undercapitalized unless its capital ratio actually warrants such treatment.

        In addition to measures taken under the prompt corrective action provisions, commercial banking organizations may be subject to potential enforcement actions by the federal regulators for unsafe or unsound practices in conducting their businesses or for violations of any law, rule, regulation, or any condition imposed in writing by the agency or any written agreement with the agency. Finally, pursuant to an interagency agreement, the FDIC can examine any institution that has a substandard regulatory examination score or is considered undercapitalized—without the express permission of the institution's primary regulator.

        Safety and Soundness Standards.    The federal banking agencies have adopted guidelines designed to assist the federal banking agencies in identifying and addressing potential safety and soundness concerns before capital becomes impaired. The guidelines set forth operational and managerial standards relating to: (i) internal controls, information systems and internal audit systems, (ii) loan documentation, (iii) credit underwriting, (iv) asset growth, (v) earnings, and (vi) compensation, fees and benefits. In addition, the federal banking agencies have also adopted safety and soundness guidelines with respect to asset quality and earnings standards. These guidelines provide six standards for establishing and maintaining a system to identify problem assets and prevent those assets from deteriorating. Under these standards, an insured depository institution should: (i) conduct periodic asset quality reviews to identify problem assets, (ii) estimate the inherent losses in problem assets and establish reserves that are sufficient to absorb estimated losses, (iii) compare problem asset totals to capital, (iv) take appropriate corrective action to resolve problem assets, (v) consider the size and potential risks of material asset concentrations, and (vi) provide periodic asset quality reports with adequate information for management and the board of directors to assess the level of asset risk. These guidelines also set forth standards for evaluating and monitoring earnings and for ensuring that earnings are sufficient for the maintenance of adequate capital and reserves.

        Insurance of Accounts.    The deposits of the Bank are insured to the maximum extent permitted by the Deposit Insurance Fund, or DIF, and are backed by the full faith and credit of the U.S. Government. As insurer, the Federal Deposit Insurance Corporation, or FDIC, is authorized to conduct examinations of, and to require reporting by, insured institutions. It also may prohibit any insured institution from engaging in any activity determined by regulation or order to pose a serious threat to the FDIC.

        Each FDIC insured institution is assigned to one of three capital groups which are based solely on the level of an institution's capital—"well capitalized," "adequately capitalized," and

"undercapitalized." These capital levels are defined in the same manner as under the prompt corrective action system discussed above. These three groups are then divided into three subgroups which reflect varying levels of supervisory concern, from those which are considered to be healthy to those which are considered to be of substantial supervisory concern. Assessment rates for insured institutions are determined semi-annually by the FDIC and currently range from zero basis points for well-capitalized healthy institutions to 27 basis points for undercapitalized institutions with substantial supervisory concern.

        In addition, all institutions with deposits insured by the FDIC are required to pay assessments to fund interest payments on bonds issued by the Financing Corporation, a mixed-ownership government corporation established to recapitalize the predecessor to the DIF. The annual assessment rate set for the first quarter of 2008 was 0.0114% of insured deposits and is adjusted quarterly. These assessments will continue until the Financing Corporation bonds mature in 2019.

        The FDIC may terminate the deposit insurance of any insured depository institution, including the Bank, if it determines after a hearing that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order or any condition imposed by an agreement with the FDIC. It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital. If insurance of accounts is terminated, the accounts at the institution at the time of the termination, less subsequent withdrawals, shall continue to be insured for a period of six months to two years, as determined by the FDIC. Management is aware of no existing circumstances which would result in termination of the Bank's deposit insurance.

        On February 8, 2006, President George W. Bush signed into law legislation that merged the Bank Insurance Fund, or BIF, and the Savings Association Insurance Fund, or SAIF, to form the DIF, eliminated any disparities in bank and thrift risk-based premium assessments, reduced the administrative burden of maintaining and operating two separate funds and established certain new insurance coverage limits and a mechanism for possible periodic increases. The legislation also gave the FDIC greater discretion to identify the relative risks all institutions present to the DIF and set risk-based premiums.

        Major provisions in the legislation include:

  •
  Merging the SAIF and BIF, which became effective March 31, 2006.

  •
  Maintaining basic deposit and municipal account insurance coverage at $100,000 but providing for a new basic insurance coverage for retirement accounts of $250,000. Insurance coverage for basic deposit and retirement accounts could be increased for inflation every five years in $10,000 increments beginning in 2011.

  •
  Providing the FDIC with the ability to set the designated reserve ratio within a range of between 1.15% and 1.50%, rather than maintaining 1.25% at all times regardless of prevailing economic conditions.

  •
  Providing a one-time assessment credit of $4.7 billion to banks and savings associations in existence on December 31, 1996. The institutions qualifying for the credit may use it to offset future premiums with certain limitations.

  •
  Requiring the payment of dividends of 100% of the amount that the insurance fund exceeds 1.5% of the estimated insured deposits and the payment of 50% of the amount that the insurance fund exceeds 1.35% of the estimated insured deposits (when the reserve is greater than 1.35% but no more than 1.5%).

        Interstate Banking and Branching.    Banks have the ability, subject to certain State restrictions, to acquire, by acquisition or merger, branches outside its home state. The establishment of new interstate branches is also possible in those states with laws that expressly permit it. Interstate branches are subject to certain laws of the states in which they are located. Competition may increase further as banks branch across state lines and enter new markets.

        Consumer Protection Laws and Regulations.    The bank regulatory agencies are focusing greater attention on compliance with consumer protection laws and their implementing regulations. Examination and enforcement have become more intense in nature, and insured institutions have been advised to monitor carefully compliance with such laws and regulations. The Bank is subject to many federal consumer protection statutes and regulations, some of which are discussed below.

        The Community Reinvestment Act, or CRA, is intended to encourage insured depository institutions, while operating safely and soundly, to help meet the credit needs of their communities. The CRA specifically directs the federal regulatory agencies, in examining insured depository institutions, to assess a bank's record of helping meet the credit needs of its entire community, including low- and moderate-income neighborhoods, consistent with safe and sound banking practices. The CRA further requires the agencies to take a financial institution's record of meeting its community credit needs into account when evaluating applications for, among other things, domestic branches, mergers or acquisitions, or holding company formations. The agencies use the CRA assessment factors in order to provide a rating to the financial institution. The ratings range from a high of "outstanding" to a low of "substantial noncompliance." In its most recent examination for CRA compliance for which a written CRA performance report is available, as of May 5, 2004, the Bank was rated "satisfactory." The Bank's CRA performance was evaluated again in April 2008, but the Bank has not yet received the written CRA report, which includes the CRA rating, for that examination.

        On September 1, 2005, the federal banking agencies amended the CRA regulations to:

  •
  establish the definition of "Intermediate Small Bank" as an institution with total assets of $250 million to $1 billion, without regard to any holding company; and

  •
  take into account abusive lending practices by a bank or its affiliates in determining a bank's CRA rating.

        The Fair Credit Reporting Act, as amended by the Fair and Accurate Credit Transactions Act, or FACT, requires financial firms to help deter identity theft, including developing appropriate fraud response programs, and give consumers more control of their credit data. It also reauthorizes a federal ban on state laws that interfere with corporate credit granting and marketing practices. In connection with FACT, financial institution regulatory agencies proposed rules that would prohibit an institution from using certain information about a consumer it received from an affiliate to make a solicitation to the consumer, unless the consumer has been notified and given a chance to opt out of such solicitations. A consumer's election to opt out would be applicable for at least five years.

        The Check Clearing for the 21st Century Act, or Check 21, facilitates check truncation and electronic check exchange by authorizing a new negotiable instrument called a "substitute check," which is the legal equivalent of an original check. Check 21, effective October 28, 2004, does not require banks to create substitute checks or accept checks electronically; however, it does require banks to accept a legally equivalent substitute check in place of an original.

        The Equal Credit Opportunity Act, or ECOA, generally prohibits discrimination in any credit transaction, whether for consumer or business purposes, on the basis of race, color, religion, national origin, sex, marital status, age (except in limited circumstances), receipt of income from public assistance programs, or good faith exercise of any rights under the Consumer Credit Protection Act.

        The Truth in Lending Act, or TILA, is designed to ensure that credit terms are disclosed in a meaningful way so that consumers may compare credit terms more readily and knowledgeably. As a result of the TILA, all creditors must use the same credit terminology to express rates and payments, including the annual percentage rate, the finance charge, the amount financed, the total of payments and the payment schedule, among other things.

        The Fair Housing Act, or FH Act, regulates many practices, including making it unlawful for any lender to discriminate in its housing-related lending activities against any person because of race, color, religion, national origin, sex, handicap or familial status. A number of lending practices have been found by the courts to be, or may be considered, illegal under the FH Act, including some that are not specifically mentioned in the FH Act itself.

        The Home Mortgage Disclosure Act, or HMDA, grew out of public concern over credit shortages in certain urban neighborhoods and provides public information that will help show whether financial institutions are serving the housing credit needs of the neighborhoods and communities in which they are located. The HMDA also includes a "fair lending" aspect that requires the collection and disclosure of data about applicant and borrower characteristics as a way of identifying possible discriminatory lending patterns and enforcing anti-discrimination statutes.

        The term "predatory lending," much like the terms "safety and soundness" and "unfair and deceptive practices," is far-reaching and covers a potentially broad range of behavior. As such, it does not lend itself to a concise or a comprehensive definition. But typically predatory lending involves at least one, and perhaps all three, of the following elements:

  •
  making unaffordable loans based on the assets of the borrower rather than on the borrower's ability to repay an obligation ("asset-based lending")

  •
  inducing a borrower to refinance a loan repeatedly in order to charge high points and fees each time the loan is refinanced ("loan flipping")

  •
  engaging in fraud or deception to conceal the true nature of the loan obligation from an unsuspecting or unsophisticated borrower.

        FRB regulations aimed at curbing such lending significantly widen the pool of high-cost home-secured loans covered by the Home Ownership and Equity Protection Act of 1994, a federal law that requires extra disclosures and consumer protections to borrowers. Lenders that violate the rules face cancellation of loans and penalties equal to the finance charges paid.

        Effective April 8, 2005, OCC guidelines require national banks and their operating subsidiaries to comply with certain standards when making or purchasing loans to avoid predatory or abusive residential mortgage lending practices. Failure to comply with the guidelines could be deemed an unsafe and unsound or unfair or deceptive practice, subjecting the bank to supervisory enforcement actions.

        Finally, the Real Estate Settlement Procedures Act (RESPA) requires lenders to provide borrowers with disclosures regarding the nature and cost of real estate settlements. Also, RESPA prohibits certain abusive practices, such as kickbacks, and places limitations on the amount of escrow accounts. Penalties under the above laws may include fines, reimbursements and other penalties. Due to heightened regulatory concern related to compliance with the CRA, TILA, FH Act, ECOA, HMDA and RESPA generally, the Bank may incur additional compliance costs or be required to expend additional funds for investments in its local community.

        Federal Home Loan Bank System.    The Bank is a member of the Federal Home Loan Bank of Pittsburgh. Among other benefits, each FHLB serves as a reserve or central bank for its members within its assigned region. Each FHLB is financed primarily from the sale of consolidated obligations of the FHLB system. Each FHLB makes available loans or advances to its members in compliance with the policies and procedures established by the board of directors of the individual FHLB. As an FHLB member, the Bank is required to own a certain amount of capital stock in the FHLB. At March 31, 2008, the Bank was in compliance with the stock requirements.

        Federal Reserve System.    The FRB requires all depository institutions to maintain non-interest bearing reserves at specified levels against their transaction accounts (primarily checking, NOW, and Super NOW checking accounts) and non-personal time deposits. At March 31, 2008, the Bank was in compliance with these requirements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF EMCLAIRE

        The following discussion should be read in conjunction with the Consolidated Financial Statements and related notes appearing elsewhere in this prospectus. In addition to historical information, the following discussion contains forward-looking statements as a result of certain factors, including those discussed in "Risk Factors" contained elsewhere in this prospectus.

QUARTERS ENDED MARCH 31, 2008 AND 2007 (UNAUDITED)

        This section discusses the consolidated financial condition and results of operations of Emclaire for the three months ended March 31, 2008 compared to the same period in 2007 and should be read in conjunction with the Consolidated Financial Statements and notes presented elsewhere in this prospectus.

Changes in Financial Condition

        Total assets increased $10.8 million to $322.5 million at March 31, 2008 from $311.7 million at December 31, 2007. This 3.5% increase resulted from increases in cash and cash equivalents, securities and loans receivable, net of allowance for loan losses, of $4.4 million, $3.2 million and $3.0 million, respectively. The increase in the Corporation's assets was primarily funded by increases in customer deposits and short-term borrowed funds.

        Total liabilities increased $10.4 million to $297.4 million at March 31, 2008 from $287.0 million at December 31, 2007, while total stockholders' equity increased $383,000 to $25.1 million at March 31, 2008 from $24.7 million at December 31, 2007. The increase in total liabilities resulted primarily from increases in customer deposits of $7.3 million and short-term borrowed funds of $3.4 million.

Results of Operations

Comparison of Results for the Three Month Periods Ended March 31, 2008 and 2007

        General.    Net income increased $8,000 or 1.4% to $559,000 for the three months ended March 31, 2008 from $551,000 for the same period in 2007. This increase was the result of an increase in net interest income of $234,000 partially offset by a decrease in noninterest income of $70,000 and increases in the provision for loan losses, noninterest expense and the provision for income taxes of $15,000, $103,000 and $38,000, respectively.

        Net interest income.    Net interest income on a tax equivalent basis increased $226,000 or 9.3% to $2.6 million for the three months ended March 31, 2008 from $2.4 million for the same period in 2007. This net increase can be attributed to an increase in tax equivalent interest income of $200,000 and a decrease in interest expense of $26,000.

        Interest income.    Interest income on a tax equivalent basis increased $200,000 or 4.5% to $4.6 million for the three months ended March 31, 2008, compared to $4.4 million for the same period in the prior year. This increase can be attributed to an increase in interest earned on loans of $322,000, partially offset by decreases in interest on securities and interest-earning deposits with banks and dividends on federal bank stocks of $4,000, $98,000 and $20,000, respectively.

        Tax equivalent interest earned on loans receivable increased $322,000 or 8.9% to $4.0 million for the three months ended March 31, 2008, compared to $3.6 million for the same period in 2007. This increase resulted primarily from average loans increasing $18.4 million or 8.6%, accounting for $312,000 in additional loan interest income. This increase can be primarily attributed to growth in the Corporation's commercial loan portfolios.

        Tax equivalent interest earned on securities decreased $4,000 to $611,000 for the three months ended March 31, 2008, compared to $615,000 for the same period in 2007. The average volume of securities decreased $5.0 million or 9.5%, accounting for a $61,000 decrease in interest income. Offsetting this volume decrease, the yield on securities increased 43 basis points to 5.23% for the three months ended March 31, 2008, versus 4.80% for the same period in 2007, as a result of certain lower yielding securities maturing. This favorable yield variance contributed an additional $57,000 to interest income.

        Interest earned on interest-earning deposit accounts decreased $98,000 or 81.0% to $23,000 for the three months ended March 31, 2008 from $121,000 for the same period in 2007. The average volume of these assets decreased $6.0 million or 64.1%, primarily as a result of funding loans and purchasing securities, decreasing interest income by $57,000. Additionally, the average yield on interest-earning deposit accounts decreased 248 basis points to 2.75% for the three months ended March 31, 2008, compared to 5.23% for the same period in the prior year, accounting for a $41,000 decrease in interest income. The decrease in the average yield reflects the recent decreases in short-term market interest rates. Dividends on federal bank stocks decreased $20,000 or 40.0% to $30,000 for the three month period ended March 31, 2008 from $50,000 for the same period in 2007. The average volume of these assets increased $309,000 or 14.0%, accounting for a $6,000 increase in income. Offsetting this volume increase, the yield on federal bank stock decreased 439 basis points to 4.79% for the three months ended March 31, 2008, versus 9.18% for the same period in 2007. The higher yield experienced during the first quarter of 2007 resulted from the recognition during the period of a fourth quarter 2006 special dividend on FHLB capital stock.

        Interest expense.    Interest expense decreased $26,000 or 1.3% to $2.0 million for the three months ended March 31, 2008, and 2007. This decrease in interest expense can be attributed to a decrease in interest incurred on deposits of $95,000, partially offset by an increase in borrowed funds of $69,000.

        Interest expense incurred on deposits decreased $95,000 or 5.7% to $1.6 million for the three months ended March 31, 2008, compared to $1.7 million for the same period in the prior year. The average volume of deposits decreased $4.0 million to $195.7 million for the three months ended March 31, 2008, compared to $199.7 million for the same period in 2007 causing a $33,000 decrease in interest expense. Additionally, the cost of interest-bearing deposits decreased 16 basis points to 3.23% for the three months ended March 31, 2008, compared to 3.39% for the same period in 2007 causing a $62,000 decrease in interest expense.

        Interest expense incurred on borrowed funds increased $69,000 or 20.5% to $405,000 for the three months ended March 31, 2008, compared to $336,000 for the same period in the prior year. This increase in interest expense can be attributed to the increase in the average balance of borrowed funds of $8.4 million or 27.8% to $38.4 million for the three months ended March 31, 2008, compared to $30.0 million for the same period in the prior year contributing $89,000 in additional expense. This volume increase was the result of $5.0 million of FHLB long-term borrowings placed in the fourth quarter of 2007 used primarily to fund loan growth and $8.7 million in short-term borrowings placed in the first quarter of 2008 used to fund security purchases. Partially offsetting this volume increase, the cost of borrowed funds decreased 28 basis points to 4.25% for the three months ended March 31, 2008, compared to 4.54% for the same period in 2007 causing a $20,000 decrease in interest expense.

        Average Balance Sheet and Yield/Rate Analysis.    The following table sets forth, for the periods indicated, information concerning the total dollar amounts of interest income from interest-earning assets and the resulting average yields, the total dollar amounts of interest expense on interest-bearing liabilities and the resulting average costs, net interest income, interest rate spread and the net interest margin earned on average interest-earning assets. For purposes of this table, average loan balances include non-accrual loans and exclude the allowance for loan losses and interest income includes accretion of net deferred loan fees. Interest and yields on tax-exempt loans and securities (tax-exempt for federal income tax purposes) are shown on a fully tax equivalent basis. The information is based on average daily balances during the periods presented.

	Three Months ended March 31,
	2008			2007
(Dollar amounts in thousands)	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate
Interest-earning assets:
Loans, taxable	$227,600	$3,860	6.82%	$208,776	$3,532	6.86%
Loans, tax exempt	6,082	98	6.47%	6,495	104	6.49%

Total loans receivable	233,682	3,958	6.81%	215,271	3,636	6.85%

Securities, taxable	32,664	378	4.65%	36,758	364	4.02%
Securities, tax exempt	14,361	233	6.53%	15,224	251	6.68%

Total securities	47,025	611	5.23%	51,982	615	4.80%

Interest-earning deposits with banks	3,362	23	2.75%	9,375	121	5.23%
Federal bank stocks	2,518	30	4.79%	2,209	50	9.18%

Total interest-earning cash equivalents	5,880	53	3.63%	11,584	171	5.99%

Total interest-earning assets	286,587	4,622	6.49%	278,837	4,422	6.43%
Cash and due from banks	5,224			6,163
Other noninterest-earning assets	14,614			14,535

Total Assets	$306,425			$299,535

Interest-bearing liabilities:
Interest-bearing demand deposits	$78,962	282	1.44%	$72,176	233	1.31%
Time deposits	116,734	1,290	4.44%	127,533	1,434	4.56%

Total interest-bearing deposits	195,696	1,572	3.23%	199,709	1,667	3.39%

Borrowed funds, short-term	3,351	4	0.48%	—	—	0.00%
Borrowed funds, long-term	35,000	401	4.61%	30,000	336	4.54%

Total borrowed funds	38,351	405	4.25%	30,000	336	4.54%

Total interest-bearing liabilities	234,047	1,977	3.40%	229,709	2,003	3.54%

Noninterest-bearing demand deposits	45,163	—	—	43,368	—	—

Funding and cost of funds	279,210	1,977	2.85%	273,077	2,033	2.97%
Other noninterest-bearing liabilities	2,388			2,572

Total Liabilities	281,598			275,649
Stockholders' Equity	24,827			23,886

Total Liabilities and Stockholders' Equity	$306,425			$299,535

Net Interest Income		$2,645			$2,419

Interest rate spread (difference between weighted average rate on interest-earning assets and interest-bearing liabilities)			3.09%			2.89%
Net interest margin (net interest income as a percentage of average interest-earning assets)			3.69%			3.52%

        Analysis of Changes in Net Interest Income.    The following table analyzes the changes in interest income and interest expense in terms of: (1) changes in volume of interest-earning assets and interest-bearing liabilities and (2) changes in yields and rates. The table reflects the extent to which changes in the Corporation's interest income and interest expense are attributable to changes in rate (change in rate multiplied by prior year volume), changes in volume (changes in volume multiplied by prior year rate) and changes attributable to the combined impact of volume/rate (change in rate multiplied by change in volume). The changes attributable to the combined impact of volume/rate are allocated on a consistent basis between the volume and rate variances. Changes in interest income on loans and securities reflect the changes in interest income on a fully tax equivalent basis.

	Three months ended March 31, 2008 versus 2007 Increase (Decrease) due to
(Dollar amounts in thousands)
	Volume	Rate	Total
Interest income:
Loans	$312	$10	$322
Securities	(61)	57	(4)
Interest-earning deposits with banks	(57)	(41)	(98)
Federal bank stocks	6	(26)	(20)

Total interest-earning assets	200	—	200

Interest expense:
Deposits	(33)	(62)	(95)
Borrowed funds	89	(20)	69

Total interest-bearing liabilities	56	(82)	(26)

Net interest Income	$144	$82	$226

        Provision for loan losses.    We record provisions for loan losses to maintain a level of total allowance for loan losses that management believes, to the best of its knowledge, covers all known and inherent losses that are both probable and reasonably estimable at each reporting date. Management considers historical loss experience, the present and prospective financial condition of borrowers, current conditions (particularly as they relate to markets where the Corporation originates loans), the status of non-performing assets, the estimated underlying value of the collateral and other factors related to the collectibility of the loan portfolio.

        Information pertaining to the allowance for loan losses and non-performing assets for the quarters ended March 31, 2008 and 2007 is as follows:

	For the three months ended March 31,
(Dollar amounts in thousands)
	2008	2007
Balance at the beginning of the period	$2,157	$2,035
Provision for loan losses	60	45
Charge-offs	(9)	(15)
Recoveries	11	13

Balance at the end of the period	$2,219	$2,078

Non-performing loans	$855	$1,980
Non-performing assets	979	1,980
Non-performing loans to total loans	0.36%	0.92%
Non-performing assets to total assets	0.30%	0.66%
Allowance for loan losses to total loans	0.94%	0.97%
Allowance for loan losses to non-performing loans	259.53%	104.95%

        The provision for loan losses increased $15,000 or 33.3% to $60,000 for the three month period ended March 31, 2008 from $45,000 for the same period in the prior year. Management's evaluation of the loan portfolio, including the changing composition of the portfolio as well as economic trends, regulatory considerations and other factors contributed to the recognition of $60,000 in the provision for loan losses during the three months ended March 31, 2008.

        Noninterest income.    Noninterest income decreased $70,000 or 9.6% to $660,000 during the three months ended March 31, 2008, compared to $730,000 during the same period in the prior year. This decrease can be attributed to decreases in commissions earned on financial services, gains on securities and other noninterest income of $44,000, $58,000 and $17,000, respectively. Partially offsetting this decrease in noninterest income were increases in fees and service charges, gains on the sale of loans and earnings on bank-owned life insurance of $32,000, $14,000, and $3,000, respectively.

        Noninterest expense.    Noninterest expense increased $103,000 to $2.4 million during the three months ended March 31, 2008, compared to $2.3 million during the same period in the prior year. This increase in noninterest expense can be attributed to increases in compensation and employee benefits and premises and equipment of $111,000 and $20,000, respectively, partially offset by a decrease in other noninterest expenses of $28,000.

        Compensation and employee benefits increased $111,000 or 8.5% to $1.4 million for the three months ended March 31, 2008, compared to $1.3 million for the same period the prior year. This increase can be attributed primarily to normal salary and wage increases and the addition of staff at a new branch location.

        Premises and equipment increased $20,000 or 5.0% to $420,000 for the three months ended March 31, 2008, compared to $400,000 for the same period in the prior year. This increase can be attributed primarily to costs associated with an additional branch office which was opened in April 2008.

        Other noninterest expense decreased $28,000 or 4.6% to $576,000 during the three months ended March 31, 2008, compared to $604,000 for the same period in the prior year. This decrease can be attributed primarily to a decrease in professional fees relating to Sarbanes-Oxley Section 404 compliance.

        Provision for income taxes.    The provision for income taxes increased $38,000 or 28.6% to $171,000 for the three months ended March 31, 2008, compared to $133,000 for the same period in the prior year. This was due to an increase in pre-tax earnings of $46,000 or 6.7% to $730,000 for the three months ended March 31, 2008, compared to $684,000 for the same period in the prior year and an increase in the effective tax rate to 23.4% for the three months ended March 31, 2008, compared to 19.4% for the same period in 2007. The difference between the statutory rate of 34% and our effective tax rate is due to tax-exempt income earned on certain tax-free loans and securities and bank-owned life insurance.

YEARS ENDED DECEMBER 31, 2007, 2006 and 2005

        The following discussion and analysis represents a review of Emclaire's consolidated financial condition and results of operations for the years ended December 31, 2007, 2006 and 2005. This review should be read in conjunction with the Consolidated Financial Statements and notes presented elsewhere in this prospectus.

Overview

        We reported an increase in income for 2007 as consolidated net income amounted to $2.7 million or $2.13 per share, compared to net income of $2.0 million or $1.55 per share for 2006.

        The increase in net income of $731,000 or 37.2% for the year ended December 31, 2007 was primarily due to an increase in net interest income and decreases in the provision for loan losses and noninterest expense, partially offset by an increase in the provision for income taxes. Net interest income increased as a result of growth in the loan portfolio, particularly with respect to commercial loans. Noninterest expense decreased as certain charges associated with strategic reorganization initiatives were experienced in 2006. These 2006 charges included $375,000 in pension expense for employees who took part in an early retirement program as well as $184,000 for severance, other benefits and legal costs associated with the reorganization. Excluding these one-time reorganization charges, noninterest expense increased modestly primarily as a result of the opening of a new banking office in November 2006 and professional fees associated with Sarbanes-Oxley compliance. The provision for income taxes increased due to increased pre-tax income.

        During the year ended December 31, 2007, we experienced asset growth of 3.7% as total assets increased $11.2 million or 3.7% to $311.7 million at year end from $300.6 million at December 31, 2006. This asset growth was driven by total loan portfolio growth of $16.5 million or 7.7% funded by a decrease in cash and equivalents of $6.2 million or 37.3% and an increase in borrowed funds of $10.4 million or 34.7%.

Changes in Financial Condition

        Total assets increased $11.2 million or 3.7% to $311.7 million at December 31, 2007 from $300.6 million at December 31, 2006. This increase was primarily due to increases in loans receivable of $16.5 million, partially offset by a decrease in cash and equivalents of $6.2 million.

        The increase in our total assets was primarily funded by increases in total liabilities of $10.4 million or 3.7% and total stockholders' equity of $786,000 or 3.3%. The increase in total liabilities was primarily due to an increase in borrowed funds of $10.4 million or 34.7%.

        Cash and cash equivalents.    These accounts decreased a combined $6.2 million to $10.5 million at December 31, 2007 from $16.7 million at December 31, 2006. These accounts are typically increased by net operating results, deposits by customers into savings and checking accounts, loan and security repayments and proceeds from borrowed funds. Decreases result from customer deposit withdrawals, new loan originations or other loan fundings, security purchases, repayments of borrowed funds and cash dividends to stockholders. We maintained a lower balance of cash at year end December 31, 2007 than at the prior year end primarily as a result of loan growth experienced during the year and the purchase of commercial paper late in the year.

        Securities.    Securities increased $145,000 or 0.3% to $51.9 million at December 31, 2007 from $51.8 million at December 31, 2006. The overall increase in securities for the year resulted from the purchase of commercial paper late in the year, partially offset by management deploying funds from security maturities, calls and repayments into loan growth during the year.

        Loans receivable.    Net loans receivable increased $16.5 million or 7.7% to $229.8 million at December 31, 2007 from $213.3 million at December 31, 2006, resulting from strong loan production of $82.0 million during 2007. This increase can be primarily attributed to growth in our commercial loan portfolios. Commercial real estate loans increased $10.5 million or 17.1% and commercial business loans increased $1.0 million or 2.8%. This growth in commercial loans can be attributed to the production success of the Bank's Corporate Banking Group established during 2004 and the related continued market penetration in larger communities served by the Bank.

        Also contributing to the growth in the loan portfolio was an increase in home equity loans of $2.1 million or 4.4% due primarily to home equity loan campaigns put forth during the year. In addition, consumer loans increased $2.0 million or 26.2% due to an auto loan campaign during the year. Residential first mortgage loans increased $1.0 million or 1.6% during the year, net of $1.7 million of loans sold, due to strong residential mortgage production of $11.6 million.

        Non-performing assets.    Non-performing assets include non-accrual loans, loans 90 days past due and still accruing, and real estate acquired through foreclosure, or REO. Non-performing assets decreased $858,000 to $1.1 million or 0.35% of total assets at December 31, 2007 from $1.9 million or 0.65% of total assets at December 31, 2006 primarily as the result of the full payoff of one larger credit relationship during the year. Non-performing assets consisted of non-performing loans and REO of $1.0 million and $129,000, respectively, at December 31, 2007 and $1.8 million and $98,000, respectively, at December 31, 2006. At December 31, 2007 non-performing assets consisted primarily of residential mortgage loans.

        Federal bank stocks.    Federal bank stocks were comprised of FHLB stock and FRB stock of $2.3 million and $333,000, respectively, at December 31, 2007. These stocks are purchased and redeemed at par as directed by the federal banks and levels maintained are based primarily on borrowing and other correspondent relationships between us and the banks. The increase at December 31, 2007 compared to December 31, 2006 can be attributed to an increase in FHLB borrowings during 2007.

        Bank-owned life insurance, or BOLI.    We maintain single premium life insurance policies on twenty current and former officers and employees of the Bank. In addition to providing life insurance coverage, whereby the Bank as well as the officers and employees receive life insurance benefits, the appreciation of the cash surrender value of the BOLI will serve to offset and finance existing and future employee benefit costs. Increases in this account during 2007 were associated with the increase in the cash surrender value of the policies, partially offset by certain administrative expenses.

        Premises and equipment.    Premises and equipment decreased $54,000 to $7.9 million at December 31, 2007 from $8.0 million at December 31, 2006. The overall decrease in premises and equipment during the year was due to the normal depreciation of fixed assets of $663,000, partially offset by capital expenditures of $609,000. Capital expenditures during the year consisted primarily of investments in technology and improvements made at the full service banking facility purchased in December of 2006.

        Deposits.    Total deposits decreased $230,000 to $244.3 million at December 31, 2007 from $244.5 million at December 31, 2006. While noninterest-bearing deposits increased $3.1 million or 7.0% during the year, interest-bearing deposits decreased by $3.3 million or 1.6%. This change in the deposit composition resulted principally from the Corporation's focus on maintaining core deposit accounts and establishing strong relationship accounts while allowing certain high rate certificates of deposit to mature. In addition, the Bank opened a new office in November 2006. At December 31, 2007, this office had total deposits of $6.3 million with $3.1 million generated in 2007. Of these deposits, $625,000 is noninterest-bearing and $5.7 million is interest-bearing.

        Borrowed funds.    Borrowed funds, or advances from the FHLB, increased $10.4 million or 34.7% to $40.4 million at December 31, 2007 from $30.0 million at December 31, 2006. The increase in advances was the result of management matching $5.0 million in long-term borrowed funds with loans originated during the third quarter of 2007. In addition, short-term borrowings of $5.4 million were utilized in funding loan growth and purchasing commercial paper late in the year.

Results of Operations

        We reported net income of $2.7 million, $2.0 million and $2.6 million in 2007, 2006 and 2005, respectively. The following "Average Balance Sheet and Yield/Rate Analysis" and "Analysis of Changes in Net Interest Income" tables should be utilized in conjunction with the discussion of the net interest income and interest expense components of net income.

        Average Balance Sheet and Yield/Rate Analysis.    The following table sets forth, for the periods indicated, information concerning the total dollar amounts of interest income from interest-earning assets and the resulting average yields, the total dollar amounts of interest expense on interest-bearing liabilities and the resulting average costs, net interest income, interest rate spread and the net interest margin earned on average interest-earning assets. For purposes of this table, average loan balances include non-accrual loans and exclude the allowance for loan losses and interest income includes accretion of net deferred loan fees. Interest and yields on tax-exempt loans and securities (tax-exempt for federal income tax purposes) are shown on a fully tax equivalent basis. The information is based on average daily balances during the periods presented.

	Year ended December 31,
	2007			2006			2005
(Dollar amounts in thousands)	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate
Interest-earning assets:
Loans, taxable	$215,771	$15,006	6.95%	$200,499	$13,554	6.76%	$181,109	$12,011	6.63%
Loans, tax-exempt	6,286	407	6.47%	6,781	438	6.46%	7,052	454	6.44%

Total loans receivable	222,057	15,413	6.94%	207,280	13,992	6.75%	188,161	12,465	6.62%

Securities, taxable	36,882	1,571	4.26%	37,944	1,481	3.90%	47,075	1,714	3.64%
Securities, tax-exempt	14,750	996	6.75%	15,250	1,013	6.64%	15,468	1,012	6.53%

Total securities	51,632	2,567	4.97%	53,194	2,494	4.69%	62,543	2,726	4.36%

Interest-earning deposits with banks	3,209	166	5.17%	2,608	129	4.95%	2,978	81	2.72%
Federal bank stocks	2,315	144	6.22%	1,945	94	4.83%	1,633	58	3.55%

Total interest-earning cash equivalents	5,524	310	5.61%	4,553	223	4.90%	4,611	139	3.01%

Total interest-earning assets	279,213	18,290	6.55%	265,027	16,709	6.30%	255,315	15,330	6.00%
Cash and due from banks	5,952			6,922			7,399
Other noninterest-earning assets	14,649			13,376			12,340

Total Assets	$299,814			$285,325			$275,054

Interest-bearing liabilities:
Interest-bearing demand deposits	$73,364	956	1.30%	$72,584	770	1.06%	$79,063	570	0.72%
Time deposits	121,889	5,484	4.50%	120,544	5,197	4.31%	110,829	4,324	3.90%

Total interest-bearing deposits	195,253	6,440	3.30%	193,128	5,967	3.09%	189,892	4,894	2.58%

Borrowed funds, short-term	1,208	33	2.73%	1,147	53	4.62%	1,199	50	4.17%
Borrowed funds, long-term	31,233	1,413	4.52%	21,521	948	4.40%	15,000	629	4.19%

Total borrowed funds	32,441	1,446	4.46%	22,668	1,001	4.42%	16,199	679	4.19%

Total interest-bearing liabilities	227,694	7,886	3.46%	215,796	6,968	3.23%	206,091	5,573	2.70%
Noninterest-bearing demand deposits	45,086	—	—	43,556	—	—	42,450	—	—

Funding and cost of funds	272,780	7,886	2.89%	259,352	6,968	2.69%	248,541	5,573	2.24%
Other noninterest-bearing liabilities	2,810			2,224			2,452

Total Liabilities	275,590			261,576			250,993
Stockholders' Equity	24,224			23,749			24,061

Total Liabilities and Stockholders' Equity	$299,814			$285,325			$275,054

Net Interest Income		$10,404			$9,741			$9,757

Interest rate spread (difference between weighted average rate on interest-earning assets and interest-bearing liabilities)			3.09%			3.08%			3.30%
Net interest margin (net interest income as a percentage of average interest-earning assets)			3.73%			3.68%			3.82%

        Analysis of Changes in Net Interest Income.    The following table analyzes the changes in interest income and interest expense in terms of: (1) changes in volume of interest-earning assets and interest-bearing liabilities and (2) changes in yields and rates. The table reflects the extent to which changes in our interest income and interest expense are attributable to changes in rate (change in rate multiplied by prior year volume), changes in volume (changes in volume multiplied by prior year rate) and changes attributable to the combined impact of volume/rate (change in rate multiplied by change in volume). The changes attributable to the combined impact of volume/rate are allocated on a consistent basis between the volume and rate variances. Changes in interest income on loans and securities reflect the changes in interest income on a fully tax equivalent basis.

	2007 versus 2006 Increase (decrease) due to			2006 versus 2005 Increase (decrease) due to
(Dollar amounts in thousands)
	Volume	Rate	Total	Volume	Rate	Total
Interest income:
Loans	$1,018	$403	$1,421	$1,287	$240	$1,527
Securities	(75)	148	73	(428)	196	(232)
Interest-earning deposits with banks	31	6	37	(11)	59	48
Federal bank stocks	20	30	50	13	23	36

Total interest-earning assets	994	587	1,581	861	518	1,379

Interest expense:
Deposits	66	407	473	85	988	1,073
Borrowed funds	436	9	445	284	38	322

Total interest-bearing liabilities	502	416	918	369	1,026	1,395

Net interest income	$492	$171	$663	$492	$(508)	$(16)

Comparison of Results for the Years Ended December 31, 2007 and 2006

        We reported net income of $2.7 million and $2.0 million for 2007 and 2006, respectively. The $731,000 or 37.2% increase in net income can primarily be attributed to an increase in net interest income of $678,000 and decreases in the provision for loan losses and noninterest expense of $102,000 and $245,000, respectively. Partially offsetting these favorable comparisons, the provision for income taxes increased $303,000.

        In addition, 2006 operating results were adversely impacted as we realized one-time charges associated with strategic reorganization initiatives. Excluding these one-time charges, we experienced a modest income in noninterest expense for 2007.

        Net interest income.    The primary source of our revenue is net interest income. Net interest income is the difference between interest income on earning assets such as loans and securities, and interest expense on liabilities, such as deposits and borrowed funds, used to fund the earning assets. Net interest income is impacted by the volume and composition of interest-earning assets and interest-bearing liabilities, and changes in the level of interest rates. Tax equivalent net interest income increased $663,000 to $10.4 million for 2007, compared to $9.7 million for 2006. This increase in net interest income can be attributed to an increase in tax equivalent interest income of $1.6 million partially offset by an increase in interest expense of $918,000.

        Interest income.    Tax equivalent interest income increased $1.6 million or 9.5% to $18.3 million for 2007, compared to $16.7 million for 2006. This increase can be attributed to an increase in interest earned on loans, securities, interest-earning deposits and federal bank stocks of $1.4 million, $73,000, $37,000 and $50,000, respectively.

        Tax equivalent interest earned on loans receivable increased $1.4 million or 10.2% to $15.4 million for 2007, compared to $14.0 million for 2006. During that time, average loans increased $14.8 million or 7.1%, accounting for $1.0 million in additional loan interest income. The increase in average loans outstanding can be attributed to the aforementioned commercial and home equity loan growth experienced during 2007 as well as the positive impact in 2007 of loan growth in 2006. Additionally, the interest rate earned on loans increased as market interest rates for lending were more favorable in 2007 compared to 2006 and the yield on loans increased 19 basis points to 6.94% for 2007, versus 6.75% for 2006 contributing $403,000 in additional interest income. Contributing to the increase in the yield on loans between the periods was the collection of $125,000 of interest and late fees due associated with the payoff of previously non-performing commercial loans during the year that had been on non-accrual status. In connection with the loan payoffs, we received all principal and interest due under the contractual terms of the loan agreements and interest collected was recorded as loan interest income during the year. In addition, we recognized $42,000 in prepayment fees resulting from the early payoff of a large commercial mortgage in the fourth quarter of 2007.

        Tax equivalent interest earned on securities increased $73,000 or 2.9% to $2.6 million for 2007, compared to $2.5 million for 2006. The average yield on securities increased by 28 basis points as a result of certain lower yielding securities maturing. Partially offsetting the increase in interest income associated with the yield increase was the decrease in the average volume of these assets of $1.6 million or 2.9% primarily as a result of the utilization of these funds for loan growth.

        Interest earned on interest-earning deposit accounts increased $37,000 to $166,000 for 2007, compared to $129,000 for 2006, as a result of a higher yield realized on higher average balances maintained. Interest earned on federal bank stocks increased $50,000 to $144,000 for 2007, compared to $94,000 for 2006 as a result of higher volume and higher yield.

        Interest expense.    Interest expense increased $918,000 or 13.2% to $7.9 million for 2007, compared to $7.0 million for 2006. This increase in interest expense can be attributed to an increase in interest incurred on deposits and borrowed funds of $473,000 and $445,000, respectively.

        Deposit interest expense increased $473,000 or 7.9% to $6.4 million for 2007, compared to $6.0 million for 2006. This increase in deposit interest expense was principally rate driven as the cost of interest-bearing deposits increased 21 basis points to 3.30% for 2007 versus 3.09% for 2006 contributing $407,000 in additional expense. The increase in the interest rate on deposits can be attributed to the Company offering certain higher priced certificate products in the fourth quarter of 2006. The average volume of deposits increased by $2.1 million or 1.1% contributing an additional $66,000 in interest expense.

        Interest expense on borrowed funds increased $445,000 to $1.5 million for 2007, compared to $1.0 million for 2006 due to $15.0 million of FHLB long term borrowings placed in the second and third quarters of 2006 and $5.0 million of FHLB long term borrowings placed in the fourth quarter of 2007. We utilized these borrowings primarily to fund loan growth.

        Provision for loan losses.    We record provisions for loan losses to maintain a level of total allowance for loan losses that management believes, to the best of its knowledge, covers all known and inherent losses that are both probable and reasonably estimable at each reporting date. Management considers historical loss experience, the present and prospective financial condition of borrowers, current conditions (particularly as they relate to markets where we originate loans), the status of non-performing assets, the estimated underlying value of the collateral and other factors related to the collectibility of the loan portfolio.

        The provision for loan losses decreased $102,000 or 28.5% to $256,000 for 2007, compared to $358,000 for 2006. Our allowance for loan losses amounted to $2.2 million or 0.93% of our total loan portfolio at December 31, 2007, compared to $2.0 million or 0.94% at December 31, 2006. The allowance for loan losses as a percentage of non-performing loans at December 31, 2007 and 2006 was 226.6% and 110.5%, respectively. The decrease in the provision for loan losses from 2006 to 2007 was primarily due to a lower allowance for loan losses necessary in connection with the aforementioned payoff of previously non-performing large commercial loans during the year.

        Noninterest income.    Noninterest income includes revenue that is not related to interest rates, but rather to services rendered and activities conducted in the financial services industry, including fees on depository accounts, general transaction and service fees, commissions on financial services, security and loan gains and losses, and earnings on BOLI. Noninterest income increased a modest $9,000, remaining stable at $2.9 million for 2007 and 2006. This increase can be primarily attributed to increases in fees and service charges, commissions on financial services, earnings on BOLI, and other noninterest income of $65,000, $40,000, $24,000 and $98,000, respectively. Partially offsetting the increase in noninterest income were decreases in gains on loan sales and gains on available for sale securities of $25,000 and $193,000, respectively. This decrease in gains on available for sale securities resulted primarily from the 2006 gains realized of $372,000 as management elected to divest a community bank stock investment. During 2007, we realized $166,000 in gains from the sale of another community bank stock investment as a result of that banks merger with a larger financial institution.

        Noninterest expense.    Noninterest expense decreased $245,000 or 2.6% to $9.2 million for 2007, compared to $9.4 million for 2006. This decrease in noninterest expense was comprised of decreases in compensation and employee benefits, premises and equipment and intangible amortization expense of $542,000, $48,000 and $7,000, respectively, partially offset by an increase in other expenses of $352,000.

        The largest component of noninterest expense, compensation and employee benefits, decreased $542,000 or 9.6%. This decrease was primarily the result of the Company realizing non-recurring charges of $559,000 relating to the aforementioned reorganization during 2006. These charges included $375,000 in pension expense for employees who took part in an early retirement program as well as $184,000 for severance, other benefits and legal costs associated with the reorganization. Excluding these one-time charges, we realized a slight increase in compensation and employee benefits resulting from normal salary and wage adjustments and increases in 401(k) match expense, training expense, director's fees, incentive expense and stock option expense. Mitigating these increases was the realization of ongoing savings in salaries and wages and employee benefits resulting from the 2006 reorganization.

        Premises and equipment expense decreased $48,000 or 2.9% as we focused on controlling expenses. This decrease was primarily the result of lower equipment and software depreciation. The decrease in equipment depreciation resulted from the write-off of an asset determined to be obsolete during 2006. Partially offsetting these decreases were increased occupancy costs related to a new branch location opened during the fourth quarter of 2006.

        Other expense increased $352,000 or 16.5% primarily due to increases in professional fees, travel, entertainment and conferences and telephone expenses of $174,000, $43,000 and $41,000, respectively. Also contributing to this increase was an increase in other noninterest expense of $70,000 primarily consisting of increases in subscriptions, credit bureau expense, and internet banking expense of $41,000, $25,000 and $26,000, respectively. The increase in professional fees resulted primarily from fees associated with required Sarbanes-Oxley compliance initiatives pursued during 2007.

        The provision for income taxes increased $303,000 or 61.6% to $795,000 for 2007, compared to $492,000 for 2006, primarily due to the increase in the our pre-tax earnings of $1.0 million. In addition, our effective tax rate was 22.8% for 2007, compared with 20.0% for 2006.

Comparison of Results for the Years Ended December 31, 2006 and 2005

        We reported net income of $2.0 million and $2.6 million for 2006 and 2005, respectively. The $607,000 or 23.6% decrease in net income can be attributed to decreases in net interest income and noninterest income of $13,000 and $383,000, respectively, and increases in the provision for loan losses and noninterest expense of $153,000 and $263,000, respectively. Partially offsetting these unfavorable comparisons, the provision for income taxes decreased $205,000.

        Net interest income.    The primary source of our revenue is net interest income. Net interest income is the difference between interest income on earning assets such as loans and securities, and interest expense on liabilities, such as deposits and borrowed funds, used to fund the earning assets. Net interest income is impacted by the volume and composition of interest-earning assets and interest-bearing liabilities, and changes in the level of interest rates. Tax equivalent net interest income decreased $16,000 to $9.7 million for 2006. This decrease in net interest income can be attributed to an increase in tax equivalent interest income of $1.4 million and a corresponding increase in interest expense.

        Interest income.    Tax equivalent interest income increased $1.4 million or 9.0% to $16.7 million for 2006, compared to $15.3 million for 2005. This increase can be attributed to an increase in interest earned on loans, interest-earning deposits and federal bank stocks of $1.5 million, $48,000 and $36,000, respectively, partially offset by a $232,000 decrease in interest earned on securities.

        Tax equivalent interest earned on loans receivable increased $1.5 million or 12.2% to $14.0 million for 2006, compared to $12.5 million for 2005. During that time, average loans increased $19.1 million or 10.2%, accounting for $1.3 million in additional loan interest income. Additionally, the interest rate earned on loans increased as market interest rates for lending were more favorable in 2006 compared to 2005 and the yield on loans increased 13 basis points to 6.75% for 2006, versus 6.62% for 2005 contributing $240,000 in additional interest income. The increase in average loans outstanding can be attributed to the aforementioned commercial and home equity loan growth experienced during 2006 as well as the positive impact in 2006 of loan growth in 2005.

        Tax equivalent interest earned on securities decreased $232,000 or 8.5% to $2.5 million for 2006, compared to $2.7 million for 2005. The average volume of these assets decreased $9.3 million or 14.9% primarily as a result of the utilization of these funds for loan growth. The average yield on securities increased by 33 basis points, as a result of certain lower yielding securities maturing, partially offsetting the decline in interest income associated with the volume decline.

        Interest earned on interest-earning deposit accounts increased $48,000 to $129,000 for 2006, compared to $81,000 for 2005, as a result of a higher yield realized partially offset by lower average balances maintained. Interest earned on federal bank stocks increased $36,000 to $94,000 for 2006, compared to $58,000 for 2005 as a result of a higher volume and higher yield.

        Interest expense.    Interest expense increased $1.4 million or 25.0% to $7.0 million for 2006, compared to $5.6 million for 2005. This increase in interest expense can be attributed to an increase in interest incurred on deposits and borrowed funds of $1.1 million and $322,000, respectively.

        Deposit interest expense increased $1.1 million or 21.9% to $6.0 million for 2006, compared to $4.9 million for 2005. This increase in deposit interest expense was principally rate driven as the cost of interest-bearing deposits increased 51 basis points to 3.09% for 2007 versus 2.58% for 2005 contributing $988,000 in additional expense. The average volume of deposits increased modestly by $3.2 million or 1.7% contributing to an additional $85,000 in interest expense. The increase in the interest rate on deposits can be attributed to the increase in short term market interest rates during 2006 and 2005 as well as to the Company offering certain higher priced certificate products during 2006.

        Interest expense on borrowed funds increased $322,000 to $1.0 million for 2006, compared to $679,000 for 2005 due to $15.0 million of FHLB long term borrowings placed in the second and third quarters of 2006.

        Provision for loan losses.    We record provisions for loan losses to maintain a level of total allowance for loan losses that management believes, to the best of its knowledge, covers all known and inherent losses that are both probable and reasonably estimable at each reporting date. Management considers historical loss experience, the present and prospective financial condition of borrowers, current conditions (particularly as they relate to markets where we originate loans), the status of non-performing assets, the estimated underlying value of the collateral and other factors related to the collectibility of the loan portfolio.

        The provision for loan losses increased $153,000 to $358,000 for 2006, compared to $205,000 for 2005. Our allowance for loan losses amounted to $2.0 million or 0.94% of our total loan portfolio at December 31, 2006, compared to $1.9 million or 0.96% at December 31, 2005. The allowance for loan losses as a percentage of non-performing loans at December 31, 2006 and 2005 was 110.5% and 128.7%, respectively. The increase in the provision for loan losses from 2005 to 2006 was primarily due to the aforementioned growth in the loan portfolio.

        Noninterest income.    Noninterest income includes items that are not related to interest rates, but rather to services rendered and activities conducted in the financial services industry, including fees on depository accounts, general transaction and service fees, commissions on financial services, security and loan gains and losses, and earnings on BOLI. Noninterest income decreased $383,000 or 11.6% to $2.9 million for 2006, compared to $3.3 million for 2005. This decrease can be primarily attributed to a decrease in gains on the sale of securities of $457,000. This decrease resulted primarily from the 2005 gains realized of $628,000 as management elected to divest a community bank stock investment. In 2006, we realized $372,000 in gains from the sale of this particular investment. Also contributing to the decrease was a 2005 involuntary transaction that resulted from the sale of a community bank which contributed $198,000 to gains on the sale of securities. Partially offsetting the decrease in noninterest income were increases in fee and service income of $64,000 and gains on the sale of loans of $53,000 as management sold $4.0 million of 30-year fixed rate conforming mortgage loans.

        Noninterest expense.    Noninterest expense increased $263,000 or 2.9% to $9.4 million for 2006, compared to $9.1 million for 2005. This increase in noninterest expense is comprised of increases in compensation and employee benefits and premises and equipment of $525,000 and $26,000, respectively, partially offset by reductions in intangible amortization expense and other expenses of $24,000 and $264,000, respectively.

        The largest component of noninterest expense is compensation and employee benefits. This expense increased $525,000 or 10.2%. This increase was primarily the result of Company realizing charges relating to the aforementioned reorganization. These charges included $375,000 in pension expense for employees who took part in an early retirement program as well as $184,000 for severance, other benefits and legal costs associated with the reorganization.

        Premises and equipment expense increased $26,000 or 1.6% as a result of increased occupancy costs related to a new drive-thru facility as well as a new branch location. Also contributing to the increase was the write-off of an asset determined to be obsolete.

        Other expense decreased $264,000 or 11.0% primarily due to a decrease in telephone expenses of $155,000 as we received credit from our telephone vendor for billing errors. Also contributing to this decrease was a $203,000 write-off of amounts related to a correspondent bank reconciliation in 2005, which resulted from inefficiencies related to consolidation of their offices as well as variances resulting from the Bank's technology conversions late in 2004.

        The provision for income taxes decreased $205,000 or 29.4% to $492,000 for 2006, compared to $697,000 for 2005, primarily due to the decrease in the our pre-tax earnings of $812,000.

Market Risk Management

        The primary objective of our asset liability management function is to maximize our net interest income while simultaneously maintaining an acceptable level of interest rate risk given our operating environment, capital and liquidity requirements, balance sheet mix, performance objectives and overall business focus. One of the primary measures of the exposure of our earnings to interest rate risk is the timing difference between the repricing or maturity of interest-earning assets and the repricing or maturity of its interest-bearing liabilities.

        Our board of directors has established a finance committee, consisting of four outside directors, the President and Chief Executive Officer and the Chief Financial Officer, to monitor market risk, including primarily interest rate risk. This committee, which meets at least quarterly, generally establishes and monitors the investment, interest rate risk and asset liability management policies established by the Company.

        In order to minimize the potential for adverse affects of material and prolonged changes in interest rates on our results of operations, management has implemented and continues to monitor asset liability management policies to better match the maturities and repricing terms of our interest-earning assets and interest-bearing liabilities. Such policies have consisted primarily of (i) originating adjustable-rate mortgage loans; (ii) originating short-term secured commercial loans with the rate on the loan tied to the prime rate or reset features in which the rate changes at determined intervals; (iii) emphasizing investment in shorter-term (15 years or less) investment securities; (iv) selling longer-term (30-year) fixed-rate residential mortgage loans in the secondary market; (v) maintaining a high level of liquid assets (including securities classified as available for sale) that can be readily reinvested in higher yielding investments should interest rates rise; (vi) emphasizing the retention of lower-costing savings accounts and other core deposits; and (vii) lengthening liabilities and locking in lower borrowing rates with longer terms whenever possible.

Interest Rate Sensitivity Gap Analysis

        The implementation of asset and liability initiatives and strategies and compliance with related policies, combined with other external factors such as demand for our products and economic and interest rate environments in general, has resulted in the Company maintaining a one-year cumulative interest rate sensitivity gap ranging between a positive and negative 20% of total assets. The one-year interest rate sensitivity gap is identified as the difference between our interest-earning assets that are scheduled to mature or reprice within one year and its interest-bearing liabilities that are scheduled to mature or reprice within one year.

        The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest rate-sensitive assets exceeds the amount of interest rate-sensitive liabilities, and is considered negative when the amount of interest rate-sensitive liabilities exceeds the amount of interest rate-sensitive assets. Generally, during a period of rising interest rates, a negative gap would adversely affect net interest income while a positive gap would result in an increase in net interest income. Conversely, during a period of falling interest rates, a negative gap would result in an increase in net interest income and a positive gap would adversely affect net interest income. The closer to zero, or more neutral, that gap is maintained, generally, the lesser the impact of market interest rate changes on net interest income.

        Based on certain assumptions provided by a federal regulatory agency, which management believes most accurately represents the sensitivity of our assets and liabilities to interest rate changes, at

March 31, 2008, our interest-earning assets maturing or repricing within one year totaled $97.4 million while our interest-bearing liabilities maturing or repricing within one-year totaled $94.5 million, providing an excess of interest-earning assets over interest-bearing liabilities of $2.9 million or 0.9% of total assets. At March 31, 2008, the percentage of our assets to liabilities maturing or repricing within one year was 103.1%.

        The following table presents the amounts of interest-earning assets and interest-bearing liabilities outstanding as of March 31, 2008, which are expected to mature, prepay or reprice in each of the future time periods presented:

(Dollar amounts in thousands)	Due in six months or less	Due within six months to one year	Due within one to three years	Due within three to five years	Due in over five years	Total
Total interest-earning assets	$71,972	$25,411	$69,526	$41,783	$85,289	$293,981
Total interest-bearing liabilities	62,310	32,210	61,324	35,697	103,752	295,293

Maturity or repricing gap during the period	$9,662	$(6,799)	$8,202	$6,086	$(18,463)	$(1,312)

Cumulative gap	$9.662	$2,863	$11,065	$17,151	$(1,312)

Ratio of gap during the period to total assets	3.00%	(2.11)%	2.54%	1.89%	(5.72)%

Ratio of cumulative gap to total assets	3.00%	0.89%	3.43%	5.32%	(0.41)%

Total assets						$322,522

        Although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types of assets and liabilities may lag behind changes in market interest rates. In the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. The ability of many borrowers to service their debt may decrease in the event of an interest rate increase.

        The one-year interest rate sensitivity gap has been the most common industry standard used to measure an institution's interest rate risk position regarding maturities, repricing and prepayments. In recent years, in addition to utilizing interest rate sensitivity gap analysis, we have increased its emphasis on the utilization of interest rate sensitivity simulation analysis to evaluate and manage interest rate risk.

Interest Rate Sensitivity Simulation Analysis

        We also utilize income simulation modeling in measuring its interest rate risk and managing our interest rate sensitivity. The finance committee of our board of directors believes that simulation modeling enables the Company to more accurately evaluate and manage the possible effects on net interest income due to the exposure to changing market interest rates, the slope of the yield curve and different loan and security prepayment and deposit decay assumptions under various interest rate scenarios.

        As with gap analysis and earnings simulation modeling, assumptions about the timing and variability of cash flows are critical in net portfolio equity valuation analysis. Particularly important are the assumptions driving mortgage prepayments and the assumptions about expected attrition of the core deposit portfolios. These assumptions are based on our historical experience and industry standards and are applied consistently across the different rate risk measures.

        We have established the following guidelines for assessing interest rate risk:

        Net interest income simulation.    Given a 200 basis point parallel and gradual increase or decrease in market interest rates, net interest income may not change by more than 25% for a one-year period.

        Portfolio equity simulation.    Portfolio equity is the net present value of our existing assets and liabilities. Given a 200 basis point immediate and permanent increase or decrease in market interest rates, portfolio equity may not correspondingly decrease or increase by more than 30% of stockholders' equity.

        These guidelines take into consideration the current interest rate environment, our financial asset and financial liability product mix and characteristics and liquidity sources among other factors. Given the current rate environment, a drop in short-term market interest rates of 200 basis points immediately or over a one-year horizon would seem unlikely. This should be considered in evaluating modeling results outlined in the table below.

        The following table presents the simulated impact of a 100 basis point or 200 basis point upward or downward shift of market interest rates on net interest income, for the years ended December 31, 2007 and 2006, respectively. This analysis was done assuming that the interest-earning asset and interest-bearing liability levels at December 31, 2007 remained constant. The impact of the market rate movements on net interest income was developed by simulating the effects of rates changing gradually during a one-year period from the December 31, 2007 levels for net interest income.

	Increase		Decrease
	+100 BP	+200 BP	-100 BP	-200 BP
2007 Net Interest Income—increase (decrease)	0.26%	(0.66)%	2.24%	5.15%
2006 Net Interest Income—increase (decrease)	1.12%	0.73%	(0.33)%	(3.43)%

Impact of Inflation and Changing Prices

        Our consolidated financial statements and related notes presented elsewhere in this prospectus have been prepared in accordance with accounting principles generally accepted in the United States of America which require the measurement of financial condition and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

        Unlike most industrial companies, substantially all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services since such prices are affected by inflation to a larger degree than interest rates. In the current interest rate environment, liquidity and the maturity structure of our assets and liabilities are critical to the maintenance of acceptable performance levels.

Capital Resources

        Total stockholders' equity increased to $25.1 million at March 31, 2008 compared to $24.7 million at December 31, 2007 and $23.9 million at December 31, 2006. We have maintained a strong capital position with a capital to assets ratio of 7.8% at March 31, 2008 compared to 7.9% at December 31, 2007 and 8.0% at December 31, 2006. While continuing to sustain this strong capital position, dividends increased to $2.0 million in 2007 from $1.4 million in 2006. Stockholders have taken part in our dividend reinvestment plan introduced during 2003 with approximately 40% of registered shareholder accounts active in the plan at March 31, 2008.

        Capital adequacy is intended to enhance our ability to support growth while protecting the interest of shareholders and depositors and to ensure that capital ratios are in compliance with regulatory minimum requirements. Regulatory agencies have developed certain capital ratio requirements that are used to assist them in monitoring the safety and soundness of financial institutions. At March 31, 2008, the Corporation and the Bank were in excess of all minimum regulatory capital requirements.

Liquidity

        Our primary sources of funds generally have been deposits obtained through the offices of the Bank, borrowings from the FHLB, and amortization and prepayments of outstanding loans and maturing securities. During the three months ended March 31, 2008, we used our sources of funds primarily to fund loan originations and to purchase securities. During 2007, the Corporation used its sources of funds primarily to fund loan commitments. As of March 31, 2008, we had outstanding loan commitments, including undisbursed loans and amounts available under credit lines, totaling $28.8 million, and standby letters of credit totaling $1.1 million. The Bank is required by the OCC to establish policies to monitor and manage liquidity levels to ensure the Bank's ability to meet demands for customer withdrawals and the repayment of short-term borrowings, and the Bank is currently in compliance with all liquidity policy limits.

        At March 31, 2008, time deposits amounted to $117.0 million or 46.5% of our total consolidated deposits, including approximately $47.1 million of which are scheduled to mature within the next year. Management believes that we have adequate resources to fund all of our commitments, that all of our commitments will be funded as required by related maturity dates and that, based upon past experience and current pricing policies, we can adjust the rates of time deposits to retain a substantial portion of maturing liabilities. The following table presents our contractual obligations as of December 31, 2007 (the latest date for which information is available).

(Dollar amounts in thousands)	Less than 1 year	1 – 3 years	3 – 5 years	Over 5 years	Total
Time deposits	$56,263	$34,234	$18,603	$10,437	$119,537
Borrowed funds	5,400	—	10,000	25,000	40,400
Lease obligations	120	234	105	—	459
Estimated future pension payments	254	461	422	3,371	4,508

Total	$62,037	$34,929	$29,130	$38,808	$164,904

        Aside from liquidity available from customer deposits or through sales and maturities of securities, we have alternative sources of funds such as a line of credit and term borrowing capacity from the FHLB and, to a more limited extent, through the sale of loans. At March 31, 2008, our borrowing capacity with the FHLB, net of funds borrowed, was $119.4 million.

        Management is not aware of any conditions, including any regulatory recommendations or requirements that would adversely impact its liquidity or its ability to meet funding needs in the ordinary course of business.

Critical Accounting Policies

        Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America and follow general practices within the industry in which it operates. Application of these principles requires management to make estimates or judgments that affect the amounts reported in the financial statements and accompanying notes. These estimates are based on information available as of the date of the financial statements; accordingly, as this information changes, the financial statements could reflect different estimates or judgments. Certain policies inherently have a greater reliance on the use of estimates, and as such have a greater possibility of producing results that could be materially different than originally reported. Estimates or judgments are necessary when assets and liabilities are required to be recorded at fair value, when a decline in the value of an asset not carried on the financial statements at fair value warrants an impairment write-down or valuation reserve to be established or when an asset or liability needs to be recorded contingent upon a future event. Carrying assets and liabilities at fair value inherently results in more financial statement volatility. The fair values and the information used to record valuation adjustments for certain assets and liabilities are based either on quoted market prices or are provided by third-party sources, when available. When third-party information is not available, valuation adjustments are estimated in good faith by management primarily though the use of internal cash flow modeling techniques.

        The most significant accounting policies followed by the Company are presented in Note 1 to the Consolidated Financial Statements as of and for the year ended December 31, 2007 presented elsewhere in this prospectus. These policies, along with the disclosures presented in the other financial statement notes provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined. Management views critical accounting policies to be those which are highly dependent on subjective or complex judgments, estimates and assumptions and where changes in those estimates and assumptions could have a significant impact on the financial statements. Management has identified the following as a critical accounting policy.

        Allowance for loan losses.    We consider that the determination of the allowance for loan losses involves a higher degree of judgment and complexity than its other significant accounting policies. The balance in the allowance for loan losses is determined based on management's review and evaluation of the loan portfolio in relation to past loss experience, the size and composition of the portfolio, current economic events and conditions and other pertinent factors, including management's assumptions as to future delinquencies, recoveries and losses. All of these factors may be susceptible to significant change. Among the many factors affecting the allowance for loan losses, some are quantitative while others require qualitative judgment. Although management believes its process for determining the allowance adequately considers all of the potential factors that could potentially result in credit losses, the process includes subjective elements and may be susceptible to significant change. To the extent actual outcomes differ from management's estimates, additional provisions for loan losses may be required that would adversely impact our financial condition or earnings in future periods.

Recent Accounting and Regulatory Pronouncements

        In September 2006, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards, or SFAS, No. 157, Fair Value Measurements, or SFAS 157, which defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles, or GAAP, and expands disclosures about fair value measurements. SFAS 157 applies to other accounting pronouncements that require or permit fair value measurements. The new guidance is effective for financial statements issued for fiscal years beginning after November 15, 2007, and for interim periods within those fiscal years. We adopted SFAS 157 effective January 1, 2008 for financial assets and liabilities that are measured and reported at fair value. There was no impact from the adoption of SFAS 157 on the amounts reported in the consolidated financial statements. The primary effect of SFAS 157 on the Corporation was to expand the required disclosures pertaining to the methods used to determine fair values.

        SFAS 157 establishes a fair value hierarchy that prioritizes the inputs to valuation methods used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under SFAS 157 are as follows:

        Level 1:    Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

        Level 2:    Quoted prices in markets that are not active, or inputs that are observable either directly or indirectly, for substantially the full term of the asset or liability.

        Level 3:    Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e. supported with little or no market activity).

        An asset or liability's level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

        For assets measured at fair value on a recurring basis, the fair value measurements by level within the fair value hierarchy used at March 31, 2008 are as follows:

(Dollar amounts in thousands) Description	March 31, 2008	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs
Securities available for sale	$55,078	$3,565	$51,513	$—

        Our adoption of SFAS 157 applies only to its financial instruments required to be reported at fair value. The adoption does not apply to non-financial assets and non-financial liabilities until January 1, 2009 in accordance with FSP FAS 157-2. The following valuation technique was used to measure fair value of assets in the table above on a recurring basis as of March 31, 2008:

        Available for sale securities—Fair value on available for sale securities were based upon a market approach. Prices for securities that are fixed income instruments that are not quoted on an exchange, but are traded in active markets, are obtained through third party data service providers or dealer market participants which the Corporation has historically transacted both purchases and sales of investment securities. As of March 31, 2008, all fair values on available for sale securities were based on prices obtained from these sources and were based on actual market quotations for each specific security.

        We adopted the Financial Accounting Standards Board, or FASB, Statement of Financial Accounting Standards, or SFAS, No. 157, Fair Value Measurements, or SFAS 157, effective January 1, 2008 for financial assets and liabilities that are measured and reported at fair value. There was no impact from the adoption of SFAS 157 on the amounts reported in the consolidated financial statements. The primary effect of SFAS 157 on the Corporation was to expand required disclosures pertaining to the methods used to determine fair values. See note 9 for further detail.

        In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115, or SFAS 159. SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected will be recognized in earnings at each subsequent reporting date. SFAS 159 is effective for the Corporation January 1, 2008. This new accounting pronouncement had no effect on the Corporation's consolidated financial statements as we elected not to adopt SFAS 159.

        In December 2007, the FASB issued SFAS No. 141(R), Business Combinations, or SFAS 141R. SFAS 141R establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. SFAS 141R also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The guidance will become effective for fiscal years beginning after December 15, 2008. This new pronouncement will impact the Corporation's accounting for business combinations completed beginning January 1, 2009.

        In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interest in Consolidated Financial Statements—An Amendment of ARB No. 51, or SFAS 160. SFAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. The guidance will become effective for fiscal years beginning after December 15, 2008, which for the Corporation will be January 1, 2009. We believe that this new pronouncement will have an immaterial impact on our consolidated financial statements.

MANAGEMENT OF EMCLAIRE

Directors and Executive Officers

        We have a classified board of directors with staggered three-year terms of office. In a classified board, the directors are generally divided into separate classes of equal number. The terms of the separate classes expire in successive years. Thus, at each annual meeting of shareholders, successors to the class of directors whose term shall then expire shall be elected to hold office for a term of three years, so that the office of one class shall expire each year.

        The following table sets forth information with respect to our directors and executive officers. Ages are reflected as of March 31, 2008.

Name	Age	Position and Principal Occupation For Past Five Years	Director of Bank/Corporation Since	Current Term Expires
Directors:
James M. Crooks	55	Owner, Crooks Clothing Company, Inc., Retail Sales	2004/2004	2011
Robert L. Hunter	66	Truck Dealer; President of: Hunter Truck Sales & Service, Inc.; Hunter Leasing, Inc.; Hunter Keystone Peterbilt, LLP; Hunter Erie Truck Sales LLP; Hunter Jersey Peterbilt, LLC	1974/1989	2011
John B. Mason	59	President, H. B. Beels & Son, Inc.	1985/1989	2011
J. Michael King	60	Senior Attorney, Lynn, King & Schreffler, P.C., Attorneys at Law Prior to 2005—President, Lynn, King & Schreffler, P.C., Attorneys at Law Prior to 2003—Senior Partner of Lynn, King & Schreffler, Attorneys at Law	1988/1989	2010
David L. Cox	57	Since July 1, 2007, Chairman of the Bank and Chairman, President and Chief Executive Officer of the Company. Prior to July 1, 2007, Chairman, President and Chief Executive Officer of the Bank and Company since 1997.	1991/1991	2010
Mark A. Freemer	48	Partner, Clyde, Ferraro & Co., LLP, Certified Public Accountants	2004/2004	2010
Ronald L. Ashbaugh	72	Retired, former President of the Company and the Bank	1971/1989	2009
George W. Freeman	77	Owner of Freeman's Tree Farm	1964/1989	2009
William C. Marsh	42	Since July 1, 2007, President and Chief Executive Officer of the Bank; and Treasurer and Chief Financial Officer of the Company; from June 2006 through June 2007, Executive Vice President and Chief Financial Officer of the Company and the Bank; from February 2006 through June 2006, Executive Vice President and Chief Financial Officer of Allegheny Valley Bancorp, Inc. and Allegheny Valley Bank of Pittsburgh; from March 2005 through February 2006, Chief Financial Officer of InterTECH Security, LLC; from October 2003 through February 2005, Senior Vice President and Chief Financial Officer of NSD Bancorp, Inc. and North Side Bank; and from August 2001 through October 2003, Senior Vice President and Chief Financial Officer of the Company and the Bank. Mr. Marsh is a certified public accountant.	2006/2006	2009
Brian C. McCarrier	44	President, Interstate Pipe and Supply Company	1997/1997	2009
Executive Officer Who is Not a Director:
Raymond M. Lawton	53	Senior Vice President and Secretary of the Company since 2003, Chief Lending Officer of the Company since 2002, and Chief Credit Officer of the Company since 1999	N/A	N/A

        A majority of the members of our board of directors are independent based on an assessment of each member's qualifications by the board, taking into consideration The NASDAQ Stock Market's requirements for independence. The board of directors has concluded that Messrs. King, Freemer, Crooks, Hunter, Freeman, McCarrier and Ashbaugh do not have any material relationships with the Corporation that would impair their independence.

        There are no arrangements or understandings between the Corporation and any person pursuant to which such person has been elected a director or appointed an executive officer. No director or executive officer of the Corporation is related to any other director or executive officer of the Corporation by blood, marriage or adoption.

Director Compensation

        During 2007, directors received $1,000 per month for their services as a director of the Bank regardless of attendance at board meetings. The Chairman of the Audit Committee received an additional $100 per month for his services as Audit Committee Chairman. No additional compensation is paid for service as a director of the Corporation. In addition, outside directors received $225 for each Bank committee meeting that they attended during 2007. During 2007, total fees paid to all non-employee directors amounted to $133,567.

        The following table sets forth information concerning compensation paid or accrued by the Corporation and the Bank to each non-officer member of the board of directors during the year ended December 31, 2007.

Name	Fees Earned or Paid in Cash	Option Awards(1)	Total
Ronald L. Ashbaugh	$17,625	$749	$18,374
James M. Crooks	13,800	749	14,549
George W. Freeman	17,400	749	18,149
Mark A. Freemer	15,725	749	16,474
Robert L. Hunter	13,800	749	14,549
J. Michael King	16,500	749	17,249
John B. Mason	18,075	749	18,824
Brian C. McCarrier	14,650	749	15,399

(1)
Reflects the dollar amount recognized for financial statement reporting purposes for 2007 in accordance with FAS 123(R) of awards pursuant to the 2007 Stock Incentive Plan and Trust.

Executive Compensation

        Summary Compensation Table.    The following table sets forth a summary of certain information concerning the compensation awarded to or paid by us or our subsidiaries for services rendered in all capacities during 2007 to our principal executive officer as well as our two other highest compensated executive officers.

Name and Principal Position	Year	Salary		Bonus(1)		Option Awards(2)		Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)		All Other Compensation			Total
David L. Cox, Chairman, President and Chief Executive Officer	2007 2006	$ $	168,000 160,000	$ $	50,400 —	$ $	7,489 —	$ $	44,011 42,702	$ $	19,120 17,597	(4)	$ $	289,020 220,299
William C. Marsh, Treasurer and Chief Financial Officer	2007 2006	$ $	142,000 75,202	$ $	42,600 —	$ $	5,617 —	$ $	21,280 23,611	$ $	18,080 8,925	(4)	$ $	229,577 107,738
Raymond M. Lawton, Senior Vice President and Chief Lending Officer	2007 2006	$ $	105,000 100,000	$ $	26,250 —	$ $	3,744 —	$ $	26,758 26,153	$ $	4,200 3,680		$ $	165,952 129,833

(1)
Bonuses were paid in 2008 for 2007 performance pursuant to the Corporation's Management Incentive Program.

(2)
Reflects the dollar amount recognized for financial statement reporting purposes for 2007 in accordance with FAS 123(R) of awards pursuant to the 2007 Stock Incentive Plan and Trust adopted in 2007.

(3)
Reflects the increase in the actuarial present value of the named executive officer's accumulated benefits under the Corporation's defined benefit pension plan and supplemental executive retirement plan at the relevant measurement date used for financial reporting purposes for 2007 compared to 2006 and for 2006 compared to 2005.

(4)
Includes director's fees from the Corporation and the Bank totaling $12,000 and matching amounts under the Corporation's 401(k) plan.

        Pension Plan.    The Bank maintains a defined benefit pension plan for all eligible employees. An employee becomes vested in the plan after five years. Upon retirement at age 65, a terminated participant is entitled to receive a monthly benefit. Prior to a 2002 amendment to the plan, the benefit formula was 1.1% of average monthly compensation plus .4% of average monthly compensation in excess of six hundred seventy five ($675) multiplied by years of service. In 2002, the plan was amended to change the benefit structure to a cash balance formula under which the benefit payable is the actuarial equivalent of the hypothetical account balance at normal retirement age. However, the benefits already accrued by the employees prior to the amendment were not reduced. In addition, the prior benefit formula continues through December 31, 2012, as a minimum benefit. In 2007, the Bank contributed $360,000 to the pension plan.

        401(k) Plan.    The Bank provides a match of an employee's contribution to the 401(k) plan up to 4% of the participant's salary. During the year ended December 31, 2007, the Bank provided $130,000 in matching contributions.

        Supplemental Retirement Agreements.    In October 2002, following board of director approval, the Bank entered into supplemental retirement agreements with Messrs. Cox and Lawton and in June 2006 with Mr. Marsh, or Supplemental Agreements. The Supplemental Agreements are non-qualified defined benefit plans and are unfunded. The Supplemental Agreements have no assets, and the benefits payable under the Supplemental Agreements are not secured. The Supplemental Agreement participants are general creditors of the Company in regards to their vested Supplemental Agreement benefits. The Supplemental Agreements provide for retirement benefits upon reaching age 65, and participants are fully vested five years after the inception of the Supplemental Agreements. Upon attaining the age of 65, Messrs. Cox, Marsh and Lawton would be entitled to $520,000, $1.1 million and $720,000, respectively, over a 20 year period under their Supplemental Agreements. The Corporation accrued $18,360, $9,240 and $16,800 in expense for the Supplemental Agreements for Messrs. Cox, Marsh and Lawton, respectively, for the year ended December 31, 2007.

        Each of the Supplemental Agreements provides that in the event of a change of control of the Company (as defined in the agreements), the officer (i) if he has not yet qualified for retirement benefits, shall have the right to demand his withdrawal benefits (which is an amount equal to the present value of the normal retirement benefit, using a 7% discount rate and monthly compounding of interest) in a single lump sum payment, or (ii) if he has qualified for retirement benefits or has begun receiving a retirement benefit under the Supplemental Agreement, shall have the right to demand his benefits in a single lump sum payment in an amount equal to the normal retirement benefit. In the event of a change in control on December 31, 2007, Messrs. Cox, Marsh, and Lawton could have been entitled to lump sum payments of $163,655, $113,882 and $171,399, respectively. Such payments could be limited if they are deemed "parachute payments" under Section 280G of the Internal Revenue Code, as amended.

        Outstanding Equity Awards at Fiscal Year-End.    The following table sets forth, with respect to the executive officers named in the Summary Compensation Table, information with respect to the number of options held as of December 31, 2007. All options were granted pursuant to the Company's 2007 Stock Incentive Plan and Trust adopted in 2007 and approved by shareholders at the 2007 annual meeting. No restricted stock awards were granted under the 2007 Stock Incentive Plan in 2007.

	Option Awards
	Number of Securities Underlying Unexercised Options
Name			Exercise Price	Option Expiration Date
	Exercisable	Unexercisable(1)
David L. Cox	—	20,000	$26.00	06/23/2017
William C. Marsh	—	15,000	$26.00	06/23/2017
Raymond M. Lawton	—	10,000	$26.00	06/23/2017

    (1)
    Options become fully vested and exercisable on June 23, 2010.

        Employment and Change of Control Agreements.    Effective July 1, 2007, the Company and the Bank entered into employment agreements with Messrs. Cox and Marsh. These agreements replace prior change in control agreements with such individuals. The agreements have an initial term ending on June 30, 2010, provided that such terms shall be automatically renewed for successive one-year periods each July 1 unless notice to the contrary is provided at least 30 days prior to the renewal. The agreements also provide that if the individual is terminated by the Company or the Bank for other than cause, disability, retirement or the individual's death or the individual terminates employment for good reason (as defined in the agreements) after a change in control of the Corporation, the individual will be entitled to the payment of a cash severance amount equal to three times the individual's average annual compensation and the maintenance of insurance and other benefits, provided that such payments will be limited if they are deemed "parachute payments" under Section 280G of the Internal Revenue Code, as amended.

        In addition, effective July 1, 2007, the Company and the Bank entered into a change in control agreement with Raymond M. Lawton, Senior Vice President of the Corporation and the Bank. The agreement with Mr. Lawton replaces his prior change in control agreement with the Bank. The agreement has an initial term ending on June 30, 2009, provided that such term shall be automatically renewed for successive one-year periods each July 1 unless notice to the contrary is provided at least 30 days prior to the renewal. The agreement also provides that if the individual is terminated by the Company or the Bank, or any successor, within 24 months subsequent to a change in control of the Company for other than cause, disability, retirement or the individual's death or the individual terminates employment for good reason, as defined in the agreement, after a change in control of the Company, the individual will be entitled to the payment of a cash severance amount equal to two times the individual's average annual compensation and the maintenance of insurance and other benefits, provided that such payments will be limited if they are deemed "parachute payments" under Section 280G of the Internal Revenue Code, as amended.

Certain Transactions

        Other than as set forth below, there have been no material transactions, proposed or consummated, between the Company and the Bank with any director or executive officer of the Company or the Bank, or any associate of the foregoing persons.

        The Bank, like many financial institutions, has followed a written policy of granting various types of loans to officers, directors, and employees and under such policy grants a discount of 100 basis points on loans extended to all employees, including executive officers. With the exception of such policy, all loans to executive officers and directors of the Company and the Bank have been made in the ordinary course of business and on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the time for comparable transactions with the Bank's other customers, and do not involve more than the normal risk of collectibility nor present other unfavorable features.

        All of such loans are approved by the board of directors. The following table presents a summary of the only loan in excess of $120,000 extended by the Bank to any of the Corporation's directors, nominees for director, executive officers or immediate family members of such individuals.

					Amount Paid During Year
			Highest Principal Balance During
Name and Position		Year Made		Balance 12/31/07			Interest Rate
	Type				Principle	Interest
David L. Cox Chairman, President and Chief Executive Officer	Residential Mortgage	2003	$145,761	$138,854	$7,503	$8,041	5.63%

Indemnification of Directors and Officers

        Our bylaws provide that we will indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of Emclaire, or is or was serving at our request as a director, officer, employee or agent of another entity. We will indemnify such persons against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action or proceeding to the fullest extent permitted under Pennsylvania law. The indemnification may include the advancement of funds to pay for expenses incurred by the indemnified party.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Emclaire pursuant to our bylaws or otherwise, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

BENEFICIAL OWNERS OF OUR COMMON STOCK

        The following table sets forth, as of August     , 2008, certain information as to the common stock beneficially owned by (i) persons or groups who own more than 5% of our common stock, (ii) our directors, (iii) certain executive officers named in the Summary Compensation Table, and (iv) all directors and executive officers of the Company and the Bank as a group. Other than as noted below, management knows of no person or group that owns more than 5% of the outstanding shares of common stock as of August     , 2008.

Name and Address	Shares Beneficially Owned(1)		Percent of Outstanding Common Stock Beneficially Owned
Mary E. Dascombe Raleigh, NC 27609	90,574	(2)	7.14%
Barbara C. McElhattan Emlenton, PA 16373	66,297	(3)	5.23%
Directors:
George W. Freeman	78,940	(4)	6.23%
Ronald L. Ashbaugh	10,500	(5)	*
Brian C. McCarrier	1,309	(5)	*
Robert L. Hunter	12,626	(6)	*
John B. Mason	6,676	(7)	*
James M. Crooks	9,855	(8)	*
J. Michael King	6,098		*
Mark A. Freemer	1,400		*
David L. Cox	11,580	(9)	*
William C. Marsh	12,555	(10)	*
Executive Management:
Raymond M. Lawton	700		*
All directors and executive officers as a group (11 persons)	152,239		12.01%

(1)
Based upon information provided by the respective beneficial owners and filings with the Securities and Exchange Commission made pursuant to the 1934 Act. For purposes of this table, pursuant to rules promulgated under the 1934 Act, an individual is considered to beneficially own shares of common stock if he or she directly or indirectly has or shares (1) voting power, which includes the power to vote or to direct the voting of the shares, or (2) investment power, which includes the power to dispose or direct the disposition of the shares. Unless otherwise indicated, an individual has sole voting power and sole investment power with respect to the indicated shares.

(2)
Of the 90,574 shares beneficially owned by Mrs. Dascombe, 2,677 shares are owned jointly with her spouse, and 23,511 shares are owned individually by her spouse.

(3)
Of the 66,297 shares beneficially owned by Mrs. McElhattan, 27,972 shares are owned jointly with her spouse and 4,746 shares are owned individually by her spouse.

(4)
Of the 78,940 shares beneficially owned by Mr. Freeman, 200 shares are owned jointly with his spouse, 1,000 shares are owned jointly with his spouse in a family limited partnership and 37,805 shares are owned individually by his spouse.

(5)
All shares owned jointly with spouse.

(6)
Of the 12,626 shares beneficially owned by Mr. Hunter, 5,099 shares are owned individually by his spouse.

(7)
Of the 6,676 shares beneficially owned by Mr. Mason, 661 shares are held as custodian for his daughter.

(8)
Of the 9,855 shares beneficially owned by Mr. Crooks, 3,274 shares are owned jointly with his spouse, 949 are held as custodian for his children and 136 are held individually by his spouse.

(9)
Of the 11,580 shares beneficially owned by Mr. Cox, 1,500 shares are held jointly with his spouse.

(10)
Of the 12,555 shares beneficially owned by Mr. Marsh, 650 shares are owned individually by his wife.

THE OFFERING AND THE CONVERSION MERGER

        This stock offering is being conducted pursuant to the Plan of Conversion Merger, which was approved by the boards of directors of Elk County and the Bank on May 22 and 21, 2008, respectively. On May 22, 2008, Emclaire, the Bank and Elk County also entered into an Agreement and Plan of Conversion Merger pursuant to which we will acquire Elk County in a conversion merger transaction. The Agreement and the Plan of Conversion Merger, and the transactions contemplated thereby, are subject to certain regulatory approvals, as well the approval of certain members of Elk County. The Office of Thrift Supervision and the Pennsylvania Department of Banking have each conditionally approved the Plan of Conversion Merger. Such regulatory approval, however, does not constitute a recommendation or endorsement of the Plan by these agencies.

General

        Pursuant to the Agreement and the Plan of Conversion Merger, Elk County will convert from a Pennsylvania-chartered mutual savings association to a Pennsylvania-chartered stock savings association. We will acquire 1,000 shares of common stock of Elk County in the conversion for $1.00 in cash, without interest, per share. The 1,000 shares of Elk County common stock will constitute all of Elk County's issued and outstanding shares of common stock. Immediately following our acquisition of Elk County, Elk County will merge with and into the Bank, with the Bank as the resulting institution.

        In connection with the conversion merger of Elk County, we are offering up to 200,000 shares of our common stock to eligible depositors and borrowers of Elk County and, to the extent shares remain available, to the general public, with a preference given to our stockholders of record as of                  , 2008 and natural persons who reside in Elk County, Pennsylvania. In order to consummate the conversion merger, we must issue at least $1,955,000 of our common stock offered pursuant to the Plan.

        All shares of common stock to be sold in the offering will be sold at the same purchase price per share. The actual purchase price per share cannot currently be determined because it will be equal to 85% of the average last sales price, or average of the closing bid and asked quotations, if there is no last sales price, of our common stock on the OTC Bulletin Board for the ten trading days ending the day before the closing of the conversion merger. You will not be charged a commission to purchase shares of common stock in the offering. Keefe, Bruyette & Woods, Inc., or KBW will assist us in selling the shares of common stock on a best efforts basis.

        The following is a brief summary of the stock offering and the conversion merger, and is qualified in its entirety by reference to the provisions of the Agreement and Plan of Conversion Merger. Copies of the Agreement and the Plan are available from Emclaire and Elk County upon request and are also filed as exhibits to the registration statement that we have filed with the Securities and Exchange Commission. See "Where You Can Find Additional Information."

Reasons for the Conversion Merger and the Offering

        Our primary reasons for the conversion merger and the related stock offering are to:

  •
  issue stock and raise capital to support our future growth;

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  consolidate and expand our market presence in Ridgway, Pennsylvania;

  •
  improve our overall competitive position; and

  •
  provide additional financial resources to pursue future acquisition and branching opportunities.

        Other than the acquisition of Elk County, we have no current arrangements or agreements to acquire other financial institutions.

        Elk County has historically faced significant challenges with respect to generating sufficient earnings from its operations and expects to continue to face significant earnings challenges in the future, absent a transaction such as the conversion merger. Since Elk County does not have the size and financial resources to compete and operate profitably, Elk County's board of directors explored various options for Elk County that it believed were in the best interests of Elk County and its members.

        Specifically, Elk County's board of directors determined that Elk County would not be able to convert to stock form on a stand alone basis due to the size of Elk County, the lack of profitability and the local market conditions. As a result, Elk County's board determined to pursue a strategic alliance and believed that an in-market partner would be the best fit. Due to the presence of a Bank branch in Ridgway and the Bank's operating culture, Elk County contacted the Bank in the spring of 2007 to gauge the Bank's interest in a merger transaction. Based upon favorable discussions between Elk County and Emclaire during the summer of 2007, the parties pursued the permissibility of such a transaction with the Office of Thrift Supervision and the Pennsylvania Department of Banking. The correspondence with these regulatory agencies continued through the fall of 2007 and the early part of 2008. In connection with the discussions with the Office of Thrift Supervision and the Pennsylvania Department of Banking, Elk County also contacted four mutual savings institutions closest to Elk County concerning a mutual to mutual merger. None of the institutions contacted expressed any interest in a mutual to mutual merger and the transaction with Emclaire remained the best viable opportunity for Elk County. Based on the discussions between the parties as well as discussions and correspondence with the Office of Thrift Supervision and the Pennsylvania Department of Banking, Elk County, Emclaire and the Bank determined to proceed with the conversion merger in May 2008. Such conclusions by Elk County's board of directors were not based on any order or determination by the Office of Thrift Supervision or the Pennsylvania Department of Banking. While the members of Elk County were not involved in these initial determinations by the Elk County board of directors, the conversion merger is subject to approval by the members of Elk County.

        Elk County's primary reasons for the conversion merger are as follows:

  •
  limited options on a stand alone basis;

  •
  eliminate growth and earnings pressure;

  •
  reduction of operating expenses;

  •
  the presence of a Bank branch in Ridgway;

  •
  expanded services offered by the Bank; and

  •
  the opportunity for Elk County's customers to purchase Emclaire's common stock at a below market price.

Required Approvals

        Before we can complete the conversion merger and the offering, we must receive all the required approvals or non-objections from the Office of Thrift Supervision, the Office of the Comptroller of the Currency, the Federal Reserve Board and the Pennsylvania Department of Banking. Completion of the conversion merger is also subject to approval of the Plan of Conversion Merger by a majority of the total votes of members of Elk County at a special meeting called for the purpose of approving the Plan. A special meeting of members to consider and vote upon the Plan of Conversion Merger has been set for [                  ], 2008.

The Offering

General

        In connection with the conversion merger of Elk County, we are offering up to 200,000 shares of our common stock to eligible depositors and borrowers of Elk County and, to the extent shares remain available, to the general public, with a preference given to our stockholders of record as of                  , 2008 and natural persons who reside in Elk County, Pennsylvania. In order to consummate the conversion merger, we must issue at least $1,955,000 of our common stock offered pursuant to the Plan. KBW will assist us in selling the shares of common stock on a best efforts basis. The stock offering will expire at [ : ] [    ].m., Eastern Time, on [                  ], 2008, unless extended.

        All shares of common stock to be sold in the offering will be sold at the same purchase price per share. The actual purchase price per share cannot currently be determined because it will be equal to 85% of the average last sales price, or average of the closing bid and asked quotations, if there is no last sales price, of our common stock on the OTC Bulletin Board for the ten trading days ending the day before the closing of the conversion merger. You will not be charged a commission to purchase shares of common stock in the offering. The minimum dollar amount of shares of common stock that you may purchase is $400. Funds received prior to completion of the offering will be placed in an escrow or other account established specifically for this purpose at the Bank and will earn interest at our passbook savings rate.

        Subscription funds may be held by the Bank for up to 45 days after the last day of the subscription offering, as extended, in order to complete the conversion merger and the offering. Therefore, unless waived by the Bank, all orders will be irrevocable until [                  ], 2008. In addition, the conversion merger and the offering may not be completed until Elk County and the Bank receive the approval or non-objection of the Office of Thrift Supervision, the Office of the Comptroller of the Currency, the Federal Reserve Board and the Pennsylvania Department of Banking, as applicable. If the conversion merger and offering are not completed by [ : ] [    ].m., Eastern Time, on [                  ], 2008, subscribers will have the right to modify or rescind their subscriptions and to have their subscription funds returned with interest at the Bank's passbook savings rate and all withdrawal authorizations will be canceled.

        We may cancel this offering at any time, and if we do, orders for shares of Emclaire common stock already submitted will be canceled.

Conduct of the Offering

        Subject to the limitations set forth in the Plan of Conversion Merger, we are offering shares of Emclaire common stock in a "subscription offering" to the following members of Elk County in the following descending order of priority:

First:	Depositors of Elk County with $50 or more on deposit as of the close of business on December 31, 2006, referred to as Eligible Account Holders;
Second:	Depositors of Elk County with $50 or more on deposit as of the close of business on [ ], 2008, referred to as Supplemental Eligible Account Holders; and
Third:	Other depositors and borrowers of Elk County as of [ ], 2008, referred to as Other Members.

        We will offer the shares of common stock not subscribed for in the subscription offering to the general public in a "community offering," with a preference given to our stockholders of record as of                , 2008 and natural persons who reside in Elk County, Pennsylvania.

Subscription Offering

        Subscription Rights.    Pursuant to the terms of the Plan of Conversion Merger, we have granted non-transferable subscription rights to purchase shares of Emclaire common stock to the following members of Elk County in the descending order of priority set forth below:

        Priority 1: Eligible Account Holders. Each Eligible Account Holder will be given the opportunity to purchase, subject to the overall purchase limitations described under "—Limitations on Purchases of Common Stock," up to $250,000 of our common stock or, if greater, 15 times the number of shares offered multiplied by a fraction of which the numerator is the aggregate qualifying deposit of the Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Eligible Account Holders as of the close of business on December 31, 2006, or the Eligibility Record Date.

        If there are insufficient shares available to satisfy all subscriptions of Eligible Account Holders, shares will first be allocated so as to permit each subscribing Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of qualifying deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled.

        Subscription rights received by officers and directors of Elk County, based on their increased deposits in Elk County in the one-year period preceding the Eligibility Record Date will be subordinated to the subscription rights of other Eligible Account Holders. To ensure proper allocation of shares of our common stock, each Eligible Account Holder must list on his or her stock order form all deposit accounts in which he or she had an ownership interest as of the close of business on December 31, 2006.

        Priority 2: Supplemental Eligible Account Holders. If there are sufficient shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders, each Supplemental Eligible Account Holder will be given the opportunity to purchase, subject to the overall purchase limitations described under "—Limitations on Purchases of Common Stock," up to $250,000 of our common stock or, if greater, 15 times the number of shares offered multiplied by a fraction of which the numerator is the aggregate qualifying deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Supplemental Eligible Account Holders as of the close of business on [                  ], 2008, or the Supplemental Eligibility Record Date.

        If there are insufficient shares available to satisfy all subscriptions of Supplemental Eligible Account Holders, shares will first be allocated so as to permit each subscribing Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Supplemental Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her qualifying deposit bears to the total amount of qualifying deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled. To ensure proper allocation of shares of our common stock, each Supplemental Eligible Account Holder must list on his or her stock order form all deposits accounts in which he or she had an ownership interest as of the close of business on [                  ], 2008.

        Priority 3: Other Members. If there are sufficient shares of common stock remaining after satisfaction of all subscriptions by Eligible Account Holders and Supplemental Eligible Account Holders, each depositor and borrower of Elk County as of the close of business on [                  ], 2008, who is not an Eligible Account Holder or Supplemental Eligible Account Holder, will be given the opportunity to purchase, subject to the overall purchase limitations described under "—Limitations on Purchases of Common Stock," up to $250,000 of our common stock.

        If there are insufficient shares available to satisfy all subscriptions of Other Members, available shares will be allocated on a pro rata basis based on the proportion that the number of votes of an Other Member bears to the total number of votes of all subscribing Other Members on [                  ] , 2008, or the Voting Record Date. To ensure proper allocation of shares of our common stock, each Other Member must list on his or her stock order form all deposit accounts or loan accounts in which he or she had an ownership interest as of [                  ], 2008.

        The above discussion is a summary of the purchase limitations contain in the Plan of Conversion Merger. The Plan of Conversion Merger should be examined for the actual limitations. See "Where You Can Find Additional Information."

        State Securities Laws.    We will make reasonable efforts to comply with the securities laws of any state in the United States in which Elk County members reside, and will only offer and sell the common stock in states in which the offers and sales comply with state securities laws. However, no person will be offered or allowed to purchase any common stock under the Plan of Conversion Merger if he or she resides in a foreign country or in a state of the United States with respect to which:

  •
  a small number of persons otherwise eligible to purchase shares under the Plan of Conversion Merger reside in that state;

  •
  the issuance of subscription rights or the offer or sale of shares of Emclaire common stock to these persons would require Emclaire, the Bank or our employees to register, under the securities laws of that state, as a broker, dealer, salesman or agent or to register or otherwise qualify its securities for sale in that state; or

  •
  registration or qualification would be impracticable for reasons of cost or otherwise.

        Restrictions on Transfer of Subscription Rights and Shares.    Office of Thrift Supervision regulations prohibit any person with subscription rights, including Eligible Account Holders, Supplemental Eligible Account Holders and Other Members, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the Plan of Conversion Merger or the shares of Emclaire common stock to be issued when they are exercised. Subscription rights may be exercised only by the person to whom they are granted and only for his or her account. Each person subscribing for shares will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of the shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise before the completion of the offering.

        We will pursue any and all legal and equitable remedies in the event that we become aware of the transfer of subscription rights and will not honor orders which we determine to involve the transfer of subscription rights.

        Expiration Date.    The subscription offering will expire at [ : ] [    ].m., Eastern Time, on [                  ], 2008, unless it is extended, up to [                  ], 2008, with the approval of the Office of Thrift Supervision and the Pennsylvania Department of Banking, if necessary, but without additional notice to subscribers. Subscription rights will become void if not exercised prior to the subscription offering expiration date.

        We will not execute any orders until we have received orders to purchase at least $1,955,000 of our common stock. If we do not receive orders to purchase the minimum number of shares by [                  ], 2008, and the Office of Thrift Supervision has not consented to an extension, all funds delivered to us to purchase shares of common stock in the offering will be returned promptly to the subscribers with interest calculated at the Bank's passbook savings rate and all deposit account withdrawal authorizations will be canceled. If an extension beyond the 45-day period following the expiration date is granted by the Office of Thrift Supervision, for any reason, we will notify all subscribers in the stock offering of the extension of time and of the rights of subscribers to confirm, change or cancel their stock order during a specified resolicitation period. Aggregate extensions may not go beyond [                  ], 2010, which is two years after the special meeting of voting members of Elk County held to vote on the Plan of Conversion Merger.

Community Offering

        To the extent that shares of Emclaire common stock remain available for purchase after satisfaction of all subscriptions of the Eligible Account Holders, Supplemental Eligible Account Holders and Other Members, we will offer shares of our common stock, pursuant to the terms of the Plan of Conversion Merger, to members of the general public in a community offering, with a preference given to our stockholders of record as of                  , 2008 and natural persons who reside in Elk County, Pennsylvania. The shares of Emclaire common stock sold to the public in the community offering will be sold at the same price as the shares sold in the subscription offering.

        Subscribers in the community offering may purchase up to $250,000 of our common stock, subject to the purchase limitations described under "—Limitations on Purchases of Common Stock." The opportunity to purchase shares of Emclaire common stock in the community offering is subject to our right, in our sole discretion, to accept or reject any orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date of the offering.

        If purchasers in the community offering, whose orders would otherwise be accepted, subscribe for more shares than are available for purchase, the shares of common stock available will be allocated first to cover orders of our stockholders of record as of                  , 2008 and natural persons who reside in Elk County, Pennsylvania. Should an allocation be necessary, the shares will be allocated so that each subscriber in the community offering may receive 100 shares; and, thereafter, by allocating the remaining shares pro rata among such persons based on the amount of their respective subscriptions.

        The community offering may begin with, during or after the subscription offering. The community offering is currently expected to terminate at the same time as the subscription offering, and must terminate no more than 45 days following the subscription offering, unless otherwise extended by the Office of Thrift Supervision.

        We have retained KBW to assist us in selling shares of common stock on a best efforts basis in both the subscription and the community offerings. The fees payable to KBW are disclosed on page     .

Syndicated Community Offering

        The Plan of Conversion Merger provides that, if necessary, all shares of common stock not purchased in the subscription and community offerings, if any, may be offered for sale to the general public in a syndicated community offering through selected dealers managed by Keefe, Bruyette & Woods acting as our agent in the sale of the common stock. We have the right to reject orders, in whole or in part, in our sole discretion in the syndicated community offering. Neither Keefe, Bruyette & Woods nor any registered broker-dealer shall have any obligation to take or purchase any shares of common stock in the syndicated community offering; however, Keefe, Bruyette & Woods has agreed to use its best efforts in the sale of shares in the syndicated community offering. Common stock sold in the syndicated community offering will be sold at a purchase price per share which is the same price as all other shares being offered in the conversion merger. No person will be permitted to subscribe in the syndicated community offering for shares of common stock with an aggregate purchase price of more than $250,000.

        Keefe, Bruyette & Woods will be paid a fee not to exceed 5.5% of the purchase price of the common stock. Keefe, Bruyette will then pass on to selected broker dealers, who assist in the syndicated community offering, an amount competitive with gross underwriting discounts charged at such time for comparable amounts of stock sold at a comparable price per share in a similar market environment. During the syndicated community offering, and until a specified order date, selected dealers may only solicit indications of interest from their customers to place orders with us for the purchase of shares of common stock. When and if we and Keefe, Bruyette & Woods believe that enough indications and orders have been received in the offering to complete the conversion merger, Keefe, Bruyette & Woods will request, as of the order date, selected dealers to submit orders to purchase shares for which they have received indications of interest from their customers. Selected dealers will send confirmations of the orders to such customers on the next business day after the order date. Selected dealers will debit the accounts of their customers on a debit date, which is three business days after the order date. Customers who authorize selected dealers to debit their brokerage accounts are required to have the funds for payment in their account on but not before the debit date. On the next business day following the debit date, select dealers will remit funds to the account that we will establish for each selected dealer. After payment has been received by us from selected dealers, funds will earn interest at the Bank's passbook savings rate until the conversion merger is completed. In the event the conversion merger is not completed, funds will be returned promptly with interest to the customers' brokerage account.

        The syndicated community offering may close at any time after the expiration time of the subscription offering at our discretion, but in no case later than                        , 2008, unless further extended with the consent of the Office of Thrift Supervision. The offering may not be extended beyond                , 2010.

Limitations on Purchases of Common Stock

        The Plan of Conversion Merger includes the following additional limitations on purchases of shares of our common stock in the offering:

        1.     The maximum amount of common stock that may be purchased in the offering by any person, by him or herself, or with an associate or group of persons acting in concert, may not exceed $250,000 of our common stock.

        2.     The maximum number of shares that may be purchased in all categories in the offering by directors and officers of Elk County and their associates in the aggregate may not exceed 35% of the total number of shares issued in the offering.

        3.     The minimum dollar amount of shares of common stock that may be purchased is $400.

        Depending upon market or financial conditions, our board of directors, with the approval of the Office of Thrift Supervision and without further approval of members Elk County, may decrease or increase the purchase limitations. If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount will be, and, in our sole discretion, some other large subscribers may be, given the opportunity to increase their subscriptions up to the then applicable limit. The effect of this type of resolicitation will be an increase in the number of shares of common stock owned by subscribers who choose to increase their subscriptions.

        No person will be allowed to purchase any stock if that purchase would be illegal under any federal law or state law or regulation or would violate regulations or policies of the Financial Industry Regulatory Authority, particularly those regarding free riding and withholding. Emclaire or the Bank and/or its agents may ask for an acceptable legal opinion from any purchaser regarding the legality of the purchase and may refuse to honor any purchase order if that opinion is not timely furnished.

        We have the right to reject any order submitted by a person whose representations we believe are untrue or who we believe is violating, circumventing, or intending to violate, evade, or circumvent the terms and conditions of the Plan of Conversion Merger, either alone or acting in concert with others.

        The above restrictions also apply to purchases by persons acting in concert under applicable regulations of the Office of Thrift Supervision. Under regulations of the Office of Thrift Supervision, directors of Emclaire, the Bank, and Elk County are not considered to be affiliates or a group acting in concert with other directors solely as a result of membership on the respective board of directors.

        The term "associate" of a person is defined in the plan to mean:

        (1)   any corporation or organization, other than Emclaire, the Bank, Elk County or a majority-owned subsidiary of Emclaire, of which a person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities;

        (2)   any trust or other estate in which a person has a substantial beneficial interest or as to which a person serves as trustee or in a similar fiduciary capacity; and

        (3)   any relative or spouse of a person, or any relative of a spouse, who has the same home as that person or who is a director or officer of Emclaire, the Bank, Elk County or any subsidiary of Emclaire.

        The term "acting in concert" means:

        (1)   knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

        (2)   a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

        A person or company that acts in concert with another person or company ("other party") will also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated.

        We will presume that certain persons are acting in concert based upon various facts, including the fact that persons have joint account relationships or the fact that the persons have filed joint Schedules 13D with the Securities and Exchange Commission with respect to other companies. We reserve the right to make an independent investigation of any facts or circumstances brought to our attention that indicate that one or more persons acting independently or as a group acting in concert may be attempting to violate or circumvent the regulatory prohibition on the transferability of subscription rights.

        We have the right, in our sole discretion, to determine whether prospective purchasers are "associates" or "acting in concert." These determinations are in our sole discretion and may be based on whatever evidence we believe to be relevant, including joint account relationships or shared addresses on Emclaire or Elk County's records.

        Each person purchasing shares of common stock in the offering will be considered to have confirmed that his or her purchase does not conflict with the maximum purchase limitation. If the purchase limitation is violated by any person or any associate or group of persons affiliated or otherwise acting in concert with that person, we will have the right to purchase from that person at the per share purchase price all shares acquired by that person in excess of that purchase limitation or, if the excess shares have been sold by that person, to receive the difference between the purchase price per share paid for the excess shares and the price at which the excess shares were sold by that person. Our right to purchase the excess shares will be assignable.

        Generally, common stock purchased pursuant to the offering will be freely transferable.

Ordering and Receiving Common Stock

        Use of Order Forms.    In order to purchase shares of common stock in the subscription offering and the community offering, you must complete an order form and remit full payment of the purchase price. All order forms must be received (not postmarked) by the Stock Information Center prior to [    :    ] [  ].m, Eastern Time, on [            ], 2008. All subscription rights under the Plan of Conversion Merger will expire on the expiration date, whether or not we have been able to locate each person entitled to subscription rights. Once tendered, subscription orders cannot be revoked without our consent.

        If a stock order form:

  •
  is not delivered or is returned by the United States Postal Service, or the addressee cannot be located;

  •
  is not received or is received after the applicable expiration date;

  •
  is not correctly completed or executed; or

  •
  is not accompanied by the full required payment for the shares subscribed for, including instances where a savings account or certificate balance from which withdrawal is authorized is insufficient to fund the required payment, then the subscription rights for that person will lapse as though that person failed to return the completed order form within the time period specified.

        However, we may, but will not be required to, waive any irregularity on any order form or require the submission of corrected order forms or the remittance of full payment for subscribed shares by a date that we may specify. The waiver of an irregularity on an order form in no way obligates us to waive any other irregularity on any other order form. Waivers will be considered on a case by case basis. We will not accept orders received on photocopies or facsimile order forms, or for which payment is to be made by wire transfer or payment from private third parties. Our interpretation of the terms and conditions of the plan and of the acceptability of the order forms will be final, subject to the authority of the Office of Thrift Supervision and the Pennsylvania Department of Banking.

        To ensure that each purchaser receives a prospectus at least 48 hours before the applicable expiration date, in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, no prospectus will be mailed any later than five days prior to the expiration date or hand delivered any later than two days prior to the expiration date. Execution of the order form will confirm receipt or delivery in accordance with Rule 15c2-8. Order forms will only be distributed with a prospectus.

        Payment for Shares.    For subscriptions to be valid, payment for all subscribed shares will be required to accompany all properly completed order forms, on or prior to the expiration date specified on the order form, unless we extend the date. Payment for shares of common stock may be made

  •
  in cash, if delivered in person;

  •
  by check or money order made payable to Emclaire Financial Corp.; or

  •
  for shares subscribed for in the subscription offering, by authorization of withdrawal from deposit accounts maintained with Elk County.

        Appropriate means by which account withdrawals may be authorized are provided on the order form. Once a withdrawal has been authorized, none of the designated withdrawal amount may be used by a subscriber for any purpose other than to purchase the common stock for which a subscription has been made until the offering has been completed or terminated. In the case of payments authorized to be made through withdrawal from savings accounts, all sums authorized for withdrawal will continue to earn interest at the contract rate until the offering has been completed or terminated. Interest penalties for early withdrawal applicable to certificate accounts will not apply to withdrawals authorized for the purchase of shares. However, if a partial withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate shall be canceled at the time of withdrawal, without penalty, and the remaining balance will earn interest at the regular passbook savings rate subsequent to the withdrawal. In the case of payments made in cash or by check or money order, funds will be placed in a segregated account at Farmers National Bank, and we will pay interest at Farmers National Bank regular passbook savings rate from the date payment is received until the offering is completed or terminated.

        Once we receive an executed order form, it may not be modified, amended, or rescinded without our consent, unless the offering is not completed within 45 days after the conclusion of the subscription offering, in which event subscribers may be given the opportunity to increase, decrease, or rescind their subscription for a specified period of time. If the offering is not completed for any reason, all funds submitted pursuant to the offerings will be promptly refunded with interest as described above.

        Owners of self-directed individual retirement accounts may use the assets of their individual retirement accounts to purchase shares of common stock in the offering, provided that their individual retirement accounts are not maintained on deposit at Elk County. Persons with individual retirement accounts maintained at Elk County must have their accounts transferred to an unaffiliated institution or broker to purchase shares of common stock in the offering. There is no early withdrawal or IRS interest penalty for these transfers. Instructions on how to transfer self-directed individual retirement accounts maintained at Elk County can be obtained from the Stock Information Center. Depositors interested in using funds in an Elk County individual retirement accounts to purchase common stock should contact the Stock Information Center as soon as possible as such transfers may take substantial time.

        Stock Information Center.    If you have any questions regarding the conversion merger or the offering, please call the Stock Information Center at (877) 298-6520 from 8:30 a.m. to 5:30 p.m., Eastern Time.

        Delivery of Stock Certificates.    Certificates representing common stock issued in the offering will be mailed to the persons entitled thereto at the address noted on the order form, as soon as practicable following completion of the offering. Any certificates returned as undeliverable will be held until claimed by persons legally entitled to the certificates or otherwise disposed of in accordance with applicable law. Until certificates for the common stock are available and delivered to subscribers, subscribers may not be able to sell the shares of stock for which they subscribed.

Independent Valuation of Elk County

        RP Financial, LC., or RP Financial, who is experienced in the valuation and appraisal of business entities, including savings institutions, has been retained by Elk County to prepare an appraisal of the estimated pro forma market value of Elk County. This independent valuation will express Elk County's pro forma market value in terms of an aggregate dollar amount. RP Financial will receive fees of $27,500 for its appraisal services, including the independent valuation and any subsequent update, plus reasonable out-of-pocket expenses incurred in connection with the independent valuation. Elk County has agreed to indemnify RP Financial under certain circumstances against liabilities and expenses arising out of or based on any misstatement or untrue statement of a material fact contained in the information supplied by Elk County to RP Financial, except where RP Financial is determined to have been negligent or failed to exercise due diligence in the preparation of the independent valuation.

        RP Financial has determined that as of June 13, 2008, the estimated aggregate pro forma market value of Elk County was $2,300,000. Pursuant to regulations, this estimate was included when determining the minimum number of shares of common stock that must be purchased in order for us to consummate the conversion merger.

        The independent valuation considered the following factors, among others:

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  the recent historical operating results and financial condition of Elk County;

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  the economic and demographic conditions in Elk County's existing marketing area;

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  certain historical, financial and other information relating to Elk County;

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  the aggregate size of the offering of Emclaire common stock;

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  the impact of the conversion merger on Elk County and the Bank's net worth and earnings potential; and

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  the trading market for securities of comparable institutions and general conditions in the market for the securities.

        The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of our common stock. In preparing the independent valuation, RP Financial relied on and assumed the accuracy and completeness of financial and statistical information provided by Elk County. RP Financial did not independently verify the financial statements and other information provided by Elk County, nor did RP Financial value independently the assets and liabilities of Elk County. The independent valuation considers Elk County only as a going concern and should not be considered as an indication of the liquidation value of Elk County.

        The original appraisal report of RP Financial has been filed as an exhibit to our application to the Office of Thrift Supervision and the Pennsylvania Department of Banking, and is available for inspection in the manner set forth under "Where You Can Find Additional Information."

Stock Pricing

        All shares of Emclaire common stock to be issued in the conversion merger will be sold at the same purchase price per share. The actual purchase price per share cannot currently be determined because it will be equal to 85% of the average last sales price, or average of the closing bid and asked quotations, if there is no last sales price, of our common stock on the OTC Bulletin Board for the ten trading days ending the day before the closing of the conversion merger. For the ten trading days ending on August                         , 2008, the average of the last sales price for a share of our common stock was $                        . If that price was the average market price for the ten trading days ending on the day before the closing of the conversion merger, the actual purchase price would be $                        . The actual purchase price may differ materially from this example.

        We will terminate the offering if we do not sell at least $1,955,000 of our common stock, or the minimum of the offering. If we terminate the offering, purchasers will receive a prompt refund of their purchase orders, together with interest earned thereon from the date of receipt to the date of termination of the offering. Furthermore, any account withdrawal authorizations will be terminated.

Plan of Distribution, Marketing Arrangements and Compensation

        Offering materials have been initially distributed to certain persons by mail, with additional copies made available through our Stock Information Center.

        We have engaged KBW, a broker-dealer registered with the Financial Industry Regulatory Authority as a financial advisor and marketing agent in connection with the offering of our common stock. In its role in providing advisory, administrative and marketing services, KBW will assist us in the offering as follows:

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  acting as our financial advisor for the conversion merger and the offering;

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  providing administrative services and managing the Stock Information Center;

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  developing a marketing plan for the subscription and community offerings, considering various sales method options;

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  educating our employees regarding the stock offering;

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  targeting our sales efforts, including assisting in the preparation of marketing materials;

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  soliciting orders for common stock; and

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  assisting in soliciting proxies of Elk County members regarding their special meeting.

        For these services, KBW will receive a management fee of $25,000, payable in four consecutive monthly installments of $6,250 commencing with our engagement of KBW. If the conversion merger and stock offering are consummated, KBW will also receive a success fee of $100,000. The $25,000 management fee described above will be applied against the $100,000 success fee.

        We will reimburse KBW for its reasonable out-of-pocket expenses associated with its marketing effort, up to a maximum of $7,500. We will also reimburse KBW for the fees and expenses of its legal counsel, up to $30,000 for fees and $5,000 for expenses if there are no delays that would necessitate the update of the financial statements contained in this prospectus or a re-solicitation offering. If the offering is terminated, we will only reimburse KBW for its out-of-pocket expenses and its legal counsel's fees and expenses actually incurred prior to termination, and KBW will return any amounts paid or advanced by us in excess of these expenses. We will indemnify KBW against liabilities and expenses (including reasonable legal fees and expenses) incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering material for the common stock, including liabilities under the Securities Act of 1933, except as otherwise specified in our engagement letter with KBW.

        KBW will assist us in selling shares of our common stock in the offering on a best efforts basis. KBW is not obligated to take or purchase any shares of common stock in the offering.

        KBW has not prepared any report or opinion constituting a recommendation or advice to us or to persons who subscribe for common stock, nor has it prepared an opinion as to the fairness to us of the purchase price or the terms of the common stock to be sold. KBW expresses no opinion as to the prices at which common stock to be issued may trade.

        Our directors and executive officers may participate in the solicitation of offers to purchase common stock. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other trained employees of Emclaire and the Bank may assist in the offering in ministerial capacities, providing clerical work in effecting a sales transaction or answering questions of a ministerial nature. No offers or sales may be made by tellers or at the teller counters. Other questions of prospective purchasers will be directed to executive officers or registered representatives of KBW. Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. We will rely on

Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the shares of common stock.

        The offering will comply with the requirements of Rule 10b-9 under the Securities Exchange Act of 1934.

Description of and Restriction on Sales Activities

        We will offer the shares of common stock in the subscription and community offering principally by the distribution of this prospectus and through activities conducted at the Stock Information Center. If you have any questions regarding the conversion merger or the offering, please call the Stock Information Center at (877) 298-6520 from 8:30 a.m. to 5:30 p.m., Eastern Time. It is expected that at any particular time one or more employees of KBW will be working at the Stock Information Center. Registered representative employees of KBW will be responsible for mailing certain materials relating to the offering, responding to questions regarding the offering and processing stock orders.

        As set forth above, our officers and employees may participate in the offering in ministerial capacities, providing administrative support in effecting sales transactions or, when permitted by state securities laws, answering questions of a mechanical nature relating to the proper execution of order forms. Our officers may answer questions regarding our business when permitted by state securities laws. Other questions of prospective purchasers, including questions as to the advisability or nature of the investment, will be directed to registered representatives. Our officers and employees have been instructed not to solicit offers to purchase common stock or provide advice regarding the purchase of common stock.

Restrictions on Agreements or Understandings Regarding Transfer of Emclaire Common Stock to be Purchased in the Offering

        Before the completion of the conversion merger and the offering, no member of Elk County may transfer or enter into an agreement or understanding to transfer any subscription rights or the legal or beneficial ownership of the shares of common stock to be purchased in the offering. Members of Elk County who submit an order form will be required to certify that their purchase of common stock is solely for their own account and there is no agreement or understanding regarding the sale or transfer of their shares. We intend to pursue any and all legal and equitable remedies after we becomes aware of any agreement or understanding, and will not honor orders we reasonably believe to involve an agreement or understanding regarding the sale or transfer of shares.

The Conversion

Effects of the Conversion Merger on Depositors and Borrowers of Elk County

        Upon completion of the conversion merger, Elk County will cease to exist and the Bank will acquire all of the assets and assume all of the liabilities of Elk County.

        Deposits and Loans.    Upon completion of the conversion merger, each account holder of Elk County will become an account holder of the Bank. The conversion merger will not affect the deposit balance, interest rate or other terms of the account. Each deposit account will be insured by the Federal Deposit Insurance Corporation to the same extent as before the conversion merger. Upon completion of the conversion merger, if a depositor of Elk County also had a deposit account at the Bank, the total combined deposit account will generally be insured up to a maximum of $100,000.

Depositors will continue to hold their existing certificates, savings records, checkbooks, and other evidence of their accounts. The conversion merger will not affect the loans of any borrower from Elk County. The amount, interest rate, maturity, security for, and obligations under each loan will remain contractually fixed as they existed prior to the conversion merger. See "—Voting Rights" and "—Liquidation Account" below for a discussion of the effects of the conversion merger on the voting and liquidation rights of the depositors of Elk County.

        Voting Rights.    As a Pennsylvania-chartered mutual savings association, Elk County has no authority to issue capital stock and thus, no stockholders. Control of Elk County in its mutual form is vested in its board of directors. The directors are elected by members of Elk County. Holders of qualifying deposits and borrowers in Elk County are members of Elk County. In the consideration of all questions requiring action by Elk County members, each holder of a qualifying deposit is permitted to cast one vote for each $100, or fraction thereof, of the withdrawal value of the voting depositor's account. Each borrower has one vote for the period of time that such borrowing is in existence.

        After the conversion merger, all voting rights will be held solely by stockholders of Emclaire. A stockholder of Emclaire is entitled to one vote for each share of common stock owned.

        Tax Effects.    We have received an opinion of Patton Boggs LLP with regard to the federal income tax consequences of the conversion merger to the effect that the conversion will not be taxable for federal income tax purposes to Emclaire, the Bank, Elk County or the Eligible Account Holders, Supplemental Eligible Account Holders and Other Members of Elk County. See "—Material Income Tax Consequences."

        Liquidation Account.    In the unlikely event that Elk County would completely liquidate in its present mutual form prior to the conversion, each depositor would be entitled to share in a distribution of its assets, remaining after payment of claims of all creditors (including the claims of all depositors to the withdrawal value of their accounts). Each depositor's pro rata share of the remaining assets would be in the same proportion as the value of his deposit accounts was to the total value of all deposit accounts in Elk County at the time of liquidation.

        Upon a complete liquidation after the conversion merger, each depositor would have a claim, as a creditor, of the same general priority as the claims of all other general creditors of the Bank. Except as described below, a depositor's claim would be solely in the amount of the balance in his deposit account plus accrued interest. A depositor would not have an interest in the residual value of the Bank's assets above that amount, if any.

        The Plan of Conversion Merger provides for the establishment, upon the completion of the conversion merger, of a "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders of Elk County. The liquidation rights of Elk County to be maintained by the Bank after the conversion merger shall have equal priority in the event of liquidation of the Bank as other account holders for which the Bank is holding liquidation rights.

        Upon a complete liquidation of the Bank after the conversion merger, each Eligible Account Holder and Supplemental Eligible Account Holder, if he continues to maintain his deposit account with the Bank, would be entitled to an interest in the liquidation account prior to any payment to stockholders. Each Eligible Account Holder would have an initial interest in the liquidation account for each deposit account held in Elk County as of the close of business on December 31, 2006, and each Supplemental Eligible Account Holder would have a similar interest as of the close of business on [                  ], 2008. The interest as to each deposit account would be in the same proportion of the total liquidation account as the balance of the deposit account on the qualifying dates was to the aggregate balance in all the deposit accounts of Eligible Account Holders and Supplemental Eligible Account Holders on the qualifying dates. However, if the amount in the deposit account on any annual closing date of Elk County (December 31) is less than the amount in the liquidation account on the respective qualifying dates, then the interest in this liquidation account would be reduced from time to time by an amount proportionate to any reduction, and the interest would cease to exist if the deposit account were closed. Decreases in deposit accounts on any annual closing date will be reflected by a corresponding decrease in the amount held in the liquidation account. An individual's interest in and the total amount held in the liquidation account will never be increased despite any increase in deposit accounts after the respective qualifying dates.

        No merger, consolidation, purchase of bulk assets with assumptions of savings accounts and other liabilities, or similar transactions with another insured institution, shall be considered a complete liquidation. In these transactions, the liquidation account shall be assumed by the surviving institution.

Material Income Tax Consequences

        We have received an opinion from Patton Boggs LLP, on the federal income tax consequences of the conversion merger. The tax opinion has been filed with the Securities and Exchange Commission as an exhibit to the registration statement of which this prospectus is a part. The opinion covers those federal income tax matters that are material to the transaction. The opinion is made in reliance upon various statements, representations and declarations as to matters of fact made by the Company and Elk County, as detailed in the opinion. The opinion provides that:

  •
  the conversion of Elk County from a mutual savings and loan association to a stock savings and loan association will be ignored for federal income tax purposes. Provided that the proposed merger of Elk County with and into the Bank qualifies as a statutory merger under applicable state law and regulations, the merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended;

  •
  no gain or loss will be recognized by Elk County or the Bank in the conversion merger;

  •
  Emclaire will recognize no gain or loss upon the receipt of money in exchange for shares of its common stock;

  •
  no gain or loss will be recognized by the Eligible Account Holders Supplemental Eligible Account Holders, and Other Members of Elk County upon the issuance to them of withdrawable deposit accounts in the Bank in the same dollar amount as their savings accounts in Elk County plus an interest in the liquidation account of the Bank in exchange for their withdrawable deposits in Elk County; and

  •
  no gain or loss will be recognized by Eligible Account Holders Supplemental Eligible Account Holders and Other Members upon the distribution to them of the nontransferable subscription rights to purchase shares of Emclaire common stock, provided that such nontransferable subscription rights do not have a fair market value greater than zero.

        In reaching their conclusion in the opinion stated in the last bullet above, Patton Boggs LLP has also relied on the representations of Emclaire and Elk County that no person shall receive any payment, whether in money or property, in lieu of the issuance of subscription rights. In reaching their opinion stated in the last bullet above, Patton Boggs LLP has noted that the subscription rights will be granted at no cost to the recipients, will be legally non-transferable and of short duration, and will provide the recipients with the right only to purchase shares of Emclaire common stock at the same price to be paid in the offering by members of the general public.

        If the non-transferable subscription rights to purchase the shares of Emclaire common stock are subsequently found to have a fair market value, income may be recognized by various recipients of the subscription rights (in certain cases, whether or not the rights are exercised), and we may be taxed on the distribution of the subscription rights.

        We are also subject to Pennsylvania income taxes and have received an opinion from Crowe, Chizek and Company LLC that the conversion merger will be treated for Pennsylvania state income tax purposes similar to the treatment of the conversion merger for federal tax purposes.

        Unlike a private letter ruling from the Internal Revenue Service, the federal and state tax opinions have no binding effect or official status, and no assurance can be given that the conclusions reached in any of those opinions would be sustained by a court if contested by the Internal Revenue Service or by a state taxing authority. Eligible Account Holders and Supplemental Eligible Account Holders are encouraged to consult with their own tax advisers as to the tax consequences in the event the subscription rights are determined to have any market value.

Accounting Consequences

        In accordance with accounting principles generally accepted in the United States of America, the conversion merger will be accounted for using the purchase method of accounting. Under the purchase method, the assets and liabilities of Elk County will be recorded at their respective fair values at the date of the conversion merger. Any excess of the fair value of assets acquired or realized over liabilities assumed or incurred of Elk County will be reported as negative goodwill. Negative goodwill is the amount by which the sum of the fair values of the assets acquired less the liabilities assumed exceeds the acquisition cost. In accordance with the Statement of Financial Standards No. 141, "Business Combinations," this excess shall be recognized as an extraordinary gain in the period in which the conversion merger is completed. The purchase accounting method results in the operating results of Elk County being included in the consolidated results of Emclaire from the date of the completion of the conversion merger.

Amendment or Termination of the Plan of Conversion Merger

        The Plan of Conversion Merger may be amended by a two-thirds vote of the boards of directors of Elk County and the Bank at any time prior to or after submission of the Plan to members of Elk County for approval. After submission of the Plan of Conversion Merger to the members, the Plan can only be amended with the concurrence of the Office of Thrift Supervision and the Pennsylvania Department of Banking.

        The Plan of Conversion Merger may be terminated by a two-thirds vote of either the board of directors of the Elk County or the board of directors of the Bank at any time prior to the special meeting of the members of Elk County to vote on the Plan, and at any time following the special meeting with the concurrence of the Office of Thrift Supervision and the Pennsylvania Department of Banking.

The Merger

General

        On May 22, 2008, Emclaire, the Bank and Elk County entered into an Agreement and Plan of Conversion Merger, which we refer to as the Agreement, pursuant to which we will acquire Elk County in the conversion merger transaction and Elk County will merge with and into the Bank, with the Bank as the resulting institution. Upon completion of the conversion merger, the Bank will acquire all of the assets and assume all of the liabilities of Elk County.

Conditions to Completing the Conversion Merger

        The respective obligations of Emclaire and Elk County to effect the conversion merger are subject to the satisfaction or waiver of the following conditions specified in the Agreement.

        Emclaire and Elk County must:

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  fulfill their obligations under the Agreement;

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  avoid any material breach of their representations, warranties, and covenants under the Agreement;

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  obtain regulatory approvals or non-objections from the Office of Thrift Supervision, the Office of the Comptroller of the Currency, the Federal Reserve Board and the Pennsylvania Department of Banking;

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  not have in effect any order, decree or ruling of a court of competent jurisdiction or other governmental authority that would prevent the completion of the transaction; and

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  receive certain officer's certificates from each other regarding the satisfaction of the Agreement's conditions.

        Elk County must also:

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  obtain approval from certain of its members; and

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  not do anything that would have or result in any material adverse effect on Elk County.

        Emclaire must also obtain a tax opinion from counsel that the conversion merger shall qualify as a tax-free reorganization.

        The Agreement has been filed as an exhibit to our registration statement on Form S-1 filed with the SEC and is available for inspection in the manner set forth under "Where You Can Find Additional Information."

Effective Time

        The merger will be consummated if Emclaire, the Bank and Elk County obtain all required regulatory approvals, non-objections or consents, and all other conditions to the conversion merger are either satisfied or waived. The merger of Elk County with and into the Bank will become effective on the date and at the time that articles of merger are filed with the Secretary of State of the Commonwealth of Pennsylvania and the Office of the Comptroller of the Currency, or such later date or time as may be indicated in the articles of merger. Emclaire and Elk County both have the right to terminate the Agreement if the conversion merger is not completed by December 31, 2008. However, we have agreed with Elk County to extend this deadline if Emclaire, the Bank and Elk County reasonably believe that, through no fault of any party, the conversion merger cannot be completed within that time period.

Consent and Approvals of Regulatory Authorities Needed to Complete the Merger

        Completion of the conversion merger and the transactions contemplated by the Agreement is subject to the prior approval or non-objection of the Office of Thrift Supervision, the Office of the Comptroller of the Currency, the Federal Reserve Board and the Pennsylvania Department of Banking.

        In addition, a period of up to 15 days must expire following the approval of the merger of Elk County with and into the Bank by the Office of Comptroller of the Currency, within which period the United States Department of Justice may file objections to the merger under the federal antitrust laws. We are not aware of any other regulatory approvals required for completion of the merger, except as described above. Should any other approvals be required, it is presently contemplated that such approvals would be sought, but we cannot assure you that any other approvals, if required, will be obtained. The approval of any application merely indicates the satisfaction of regulatory criteria for approval and does not constitute an endorsement or recommendation of the conversion merger.

Representations and Warranties

        Each party has made representations and warranties to the other party with respect to various matters, including its financial statements, capital structure, business, loans, investments, regulatory filings and benefit plans, which are customary for a transaction of this kind. These representations and warranties must be true and correct upon both signing of the Agreement and the completion of the conversion merger. You can find details of these obligations in Articles III and IV of the Agreement.

Conduct of Business

        Elk County has agreed that, pending consummation of the conversion merger, it will, unless we otherwise consent in writing, conduct its business and engage in tractions only in the ordinary course of business and consistent with past practice.

Termination

        Termination.    The Agreement may be terminated at any time prior to completion of the conversion merger, even if the members of Elk County have approved the transaction, under the circumstances set forth below. The Agreement may be terminated by mutual written consent of the parties if the boards of directors of Emclaire and Elk County each approve the termination by a majority vote. The Agreement may also be terminated by either Emclaire or Elk County under any of the following circumstances:

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  in response to a material breach of any representation, warranty, covenant or obligation which is not cured within 30 days;

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  if the conversion merger is not completed by December 31, 2008, or extended by mutual consent;

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  if any required regulatory approval is not obtained;

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  if the approval of the members of Elk County is not obtained;

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  if the Plan of Conversion Merger terminates in accordance with its terms;

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  if there is in effect any order, decree, or ruling of a court of competent jurisdiction or other governmental authority that would prevent the completion of the conversion merger transactions;

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  in the event that any of the conditions to completing the conversion merger cannot be satisfied or fulfilled by December 31, 2008, provided that the terminating party is not in material breach of any representation, warranty, or covenant, or other agreement contained in the Agreement.

        Effect of Termination.    The Agreement describes the expenses and damages that will be payable in the event the Agreement is terminated. If the conversion merger is not consummated, Emclaire and Elk County will each bear their own costs and expenses incurred in connection with the Agreement and the conversion merger. However, if the Agreement is terminated as a result of a willful breach of a representation, warranty, covenant or undertaking, the breaching party will have to pay a termination fee of $300,000 to the non-breaching party.

Waiver and Amendment

        Section 8.03 of Article VIII of the Agreement allows either Emclaire or Elk County to extend the time for the performance of any obligation by the other party, and to waive, to the extent permitted by law, any condition or obligation of the other party.

Interests of Certain Persons in the Conversion Merger

        Elk County's directors and officers have interests in the conversion merger as individuals which are in addition to, or different from, their interests as members of Elk County. These interests are described below.

        Appointment of Directors to an Advisory Board.    Effective upon the completion of the conversion merger, Emclaire will appoint each director of Elk County to be members of an advisory board to Emclaire. The advisory board will be maintained for a period of two years and meet on a quarterly basis. Each member of the advisory board will receive a $1,750 fee for each quarterly meeting attended.

        Indemnification.    Following the effective time of the conversion merger, Emclaire has agreed to indemnify and hold harmless the current and former officers and directors of Elk County against any costs or expenses incurred in connection with any claim, action, suit, proceeding or investigation that is a result of matters that existed or occurred at or before the effective time of the conversion merger to the same extent as Elk County currently provides for indemnification of its officers and directors. For a period of three years following the effective time of the conversion merger, Emclaire has also agreed to maintain the directors' and officers' liability insurance policy maintained by Elk County for the current officers and directors of Elk County.

        Healthcare Benefits.    Currently, it is not anticipated that any of the three employees of Elk County will be retained after the effective date of the conversion merger. As a result, it is contemplated that each of these three employees will receive a payment as of the effective date of the conversion merger equal to the present value at such effective date of 18 months of healthcare benefits based on the then current level of such benefits paid by Elk County.

        Retention Bonuses.    Emclaire has established a $17,000 retention bonus pool in order to retain the three employees of Elk County through the effective date of the conversion merger. Retention bonuses are paid only if the employee continues to be employed at the effective date of the conversion merger.

        Retirement Benefits.    Emclaire has agreed to honor the terms of Elk County's retirement plan for the benefit of the three Elk County employees.

        Consulting Fees.    Emclaire will enter into a consulting agreement with Elk County's managing officer for a period of six months from the effective date of the conversion merger. Under the consulting agreement, the managing officer will receive a monthly fee equal to 1/12 of the officer's annual base pay as of the effective date of the conversion merger.

SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS

        The following table presents certain information as to the approximate intended purchases of common stock by the directors and executive officers of Emclaire and Elk County, including their associates, if any, as defined by applicable regulations. No individual has entered into a binding agreement to purchase these shares and, therefore, actual purchases could be more or less than indicated. Directors and executive officers will purchase shares of Emclaire common stock at the same purchase price per share as other purchasers in the offering.

Proposed Purchases of Stock in the Offering
					Percentage of Total Outstanding Shares at the Minimum of the Offering Range(2)	Percentage of Total Outstanding Shares at the Maximum of the Offering Range(2)
			Percentage of Shares at the Minimum of the Offering Range	Percentage of Shares at the Maximum of the Offering Range
Name	Number of Shares(1)	Dollar Amount
Emclaire Directors and Executive Officers(3):
James M. Crooks
Robert L. Hunter
John B. Mason
J. Michael King
David L. Cox
Mark A. Freemer
Ronald L. Ashbaugh
George W. Freeman
William C. Marsh
Brian C. McCarrier
Raymond M. Lawton
All directors and executive officers of Emclaire as a group (11 persons)

Elk County Directors and Executive Officers:

All directors and executive officers of Elk County as a group ( persons)

(1)
Based on an assumed price of $      per share. The actual purchase price may differ materially from this assumed price.

(2)
Percentages determined as of                    , 2008 based on             shares of Emclaire common stock outstanding on that date and including the minimum or maximum shares offered, as applicable, in this offering.

(3)
Emclaire directors and executive officers may purchase shares in the subscription offering only if they are eligible depositors or borrowers of Elk County. Otherwise, to the extent shares of Emclaire common stock remain available, such individuals intend to purchase shares in the community offering.

RESTRICTIONS ON ACQUISITION OF EMCLAIRE

        The following discussion is a general summary of certain provisions of Federal and Pennsylvania law and our amended and restated articles of incorporation and bylaws that may be deemed to have an "anti-takeover" effect. For a complete description, we refer you to the applicable Federal and Pennsylvania law and our amended and restated articles of incorporation and bylaws. Copies of our articles of incorporation and bylaws are filed as exhibits to the registration statement of which this prospectus is a part. See "Where You Can Find Additional Information."

Our Amended and Restated Articles of Incorporation and Bylaws

        Our amended and restated articles of incorporation and bylaws contain a number of provisions relating to corporate governance and rights of shareholders that might be deemed to have a potential anti-takeover effect. In addition, these provisions will also render the removal of our board of directors or management more difficult.

        Directors.    The board of directors will be classified into three classes. The members of each class will be elected for a term of three years, and only one class of directors will be elected annually. Therefore, it would take at least two annual elections to replace a majority of our board.

        Shareholder Nominations.    Shareholders who would like to nominate candidates for election to our board of directors at an annual meeting of shareholders must give advance notice and provide certain information to the Company.

        Special Meetings.    Special meeting of shareholders may only be called by the president of the Company, or the majority of the board of directors or the board's executive committee.

        Cumulative Voting.    Cumulative voting rights do not exist with respect to the election of directors.

        Preferred Stock.    Our board of directors has the authority to issue shares of preferred stock, without shareholder approval, with voting, dividend, liquidation and conversion rights that rank higher to the rights of the common stock and that could impede an attempt to gain control of the Company.

        Merger, Consolidation, Liquidation or Dissolution.    A merger, consolidation, liquidation or dissolution of the Company, or any action that would result in the sale or other disposition of all or substantially all of our assets, must be approved by the affirmative vote of the holders of at least 80% of the outstanding shares of common stock.

        Amendment to Articles of Incorporation and Bylaws.    Under Pennsylvania law, amendment of our amended and restated articles of incorporation, except for certain provisions, requires the affirmative vote of a majority of the votes cast by all shareholders entitled to vote on the matter. Amendment of Article 8 of our amended and restated articles of incorporation, which relates to the approval of any merger, consolidation, liquidation or dissolution of Emclaire, requires an affirmative vote of the holders of at least 80% of the outstanding shares.

        Amendment of our bylaws requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock or a majority vote of the members of the board of directors. Any amendment of the bylaws by a majority vote of the board may be changed by the affirmative vote of the holders of two-thirds of the outstanding shares of common stock.

Pennsylvania Business Corporation Law

        The Pennsylvania Business Corporation Law, or PBCL, also contains certain applicable provisions that may have the effect of deterring or discouraging an attempt to take control of the Company. These provisions, among other things:

  •
  Require that, following any acquisition by any person or group of 20% of a public corporation's voting power, the remaining shareholders have the right to receive payment for their shares, in cash, from such person or group in an amount equal to the "fair value" of the shares, including an increment representing a proportion of any value payable for control of the corporation;

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  Prohibit for five years, subject to certain exceptions, a "business combination," which includes a merger or consolidation of the corporation or a sale, lease or exchange of assets with a person or group beneficially owning 20% or more of a public corporation's voting power;

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  Prevent a person or group acquiring different levels of voting power (20%, 33% and 50%) from voting any shares over the applicable threshold, unless "disinterested shareholders" approve such voting rights;

  •
  Require any person or group that publicly announces that it may acquire control of a corporation, or that acquires or publicly discloses an intent to acquire 20% or more of the voting power of a corporation, to disgorge to the corporation any profits that it receives from sales of the corporation's equity securities purchased over the prior 18 months;

  •
  Expand the factors and groups, including shareholders, which a corporation's board of directors can consider in determining whether an action is in the best interests of the corporation;

  •
  Provide that a corporation's board of directors need not consider the interests of any particular group as dominant or controlling;

  •
  Provide that a corporation's directors, in order to satisfy the presumption that they have acted in the best interests of the corporation, need not satisfy any greater obligation or higher burden of proof with respect to actions relating to an acquisition or potential acquisition of control;

  •
  Provide that actions relating to acquisitions of control that are approved by a majority of "disinterested directors" are presumed to satisfy the directors' fiduciary duty, unless it is proven by clear and convincing evidence that the directors did not assent to such action in good faith after reasonable investigation; and

  •
  Provide that the fiduciary duty of a corporation's directors is solely to the corporation and may be enforced by the corporation or by a shareholder in a derivative action, but not by a shareholder directly.

        Pennsylvania-chartered corporations may exempt themselves from these anti-takeover provisions. Our articles of incorporation do not provide for an exemption from any of these provisions.

Change in Control Regulations

        Under applicable Federal Reserve regulations, any person, which includes an individual or an entity, acting directly or indirectly, or through or in concert with one more persons, must give the FRB at least 60 days prior written notice before acquiring control of a bank or bank holding company. Control is considered to exist when a person, among other things, acquires ownership, control, or power to vote 25 percent or more of the outstanding shares of any class of voting securities of institution or the ability to control the election of a majority of the directors of an institution. Moreover, control is presumed to have occurred, subject to rebuttal, upon the acquisition of more than 10 percent of any class of voting stock, or of more than 25 percent of any class of stock, of a bank or bank holding company, where certain enumerated control factors are also present in the acquisition.

        Pennsylvania law has a similar statute except that control is considered to have been acquired when a person, among other things, has acquired more than 10 percent (or 5 percent in certain circumstances) of any class of the outstanding shares of an institution or corporation or the ability to control the election of a majority of the directors of an institution or corporation.

DESCRIPTION OF EMCLAIRE CAPITAL STOCK

General

        We are authorized to issue 12,000,000 shares of common stock, $1.25 par value per share, and 3,000,000 shares of serial preferred stock, $1.00 par value per share. We currently expect to issue up to 200,000 shares of common stock in the offering. We will not issue any shares of preferred stock in the offering.

        Each share of Emclaire common stock issued in the offering will have the same relative rights as, and will be identical in all respects to, all other shares of Emclaire common stock. Upon payment of the purchase price for the common stock, in accordance with the terms of the Plan of Conversion Merger, all of the shares of common stock will be duly authorized, fully paid and nonassessable.

        The common stock of Emclaire represents nonwithdrawable capital, is not an account of any type, and is not insured by the Federal Deposit Insurance Corporation or any other government agency.

Common Stock

        Voting Rights.    Upon consummation of the offering and the conversion merger, the holders of shares of common stock of Emclaire will have exclusive voting rights in the Company. They will elect our board of directors and act on other matters as are required to be presented to them under Pennsylvania law or as are otherwise presented to them by the board of directors. Except as discussed in "Restrictions on Acquisition of Emclaire," each holder of shares of our common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If we issue any shares of preferred stock, holders of the preferred stock may also possess voting rights.

        Dividends.    We may pay dividends if, as and when declared by our board of directors. The payment of dividends is limited by law and applicable regulation. See "Stock and Dividend Information—Dividend Policy." The holders of shares of our common stock will be entitled to receive and share equally in dividends declared by our board of directors. If we issue preferred stock, the holders of the preferred stock may have a priority over the holders of the common stock with respect to dividends.

        Liquidation Rights.    In the event of any liquidation, dissolution or winding up of the Bank, Emclaire, as the sole holder of the Bank's capital stock, would be entitled to receive all of the assets of the Bank available for distribution, after payment or provision for payment of all debts and liabilities of the Bank, including all deposit accounts and accrued interest, and after distribution of the balance in the liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders.

        In the event of any liquidation, dissolution or winding up of the Emclaire, the holders of shares of our common stock would be entitled to receive all of the assets of the Company available for distribution, after payment or provision for payment of all our debts and liabilities. If we issue preferred stock, the holders of the preferred stock may have a priority over the holders of the common stock upon liquidation or dissolution.

        Preemptive Rights.    Holders of shares of our common stock will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.

Preferred Stock

        We will not issue any shares of preferred stock in the offering. We are authorized to issue up to 3,000,000 shares of serial preferred stock. Our board of directors has the authority to fix and determine the voting rights, designations, preferences and other special rights of the preferred stock. Our board of directors can, without shareholder approval, authorize shares of preferred stock to be issued with voting, dividend, liquidation and conversion rights that rank higher to the rights of the common stock. The issuance of preferred stock, therefore, could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

TRANSFER AGENT

        The transfer agent and registrar for our common stock is Illinois Stock Transfer Company, Chicago, Illinois.

REGISTRATION REQUIREMENTS

        Our common stock is registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, or the Exchange Act. We are subject to the proxy solicitation rules, insider trading restrictions, periodic reporting and other requirements of the Exchange Act.

LEGAL AND TAX OPINIONS

        The legality of the issuance of the common stock being offered and the federal income tax consequences of the conversion merger have been passed upon for us by Patton Boggs LLP, Washington, D.C. The Pennsylvania income tax consequences of the conversion merger have been passed upon for us by Crowe, Chizek and Company LLC. Certain matters will be passed upon for Elk County Savings and Loan Association by Elias, Matz, Tiernan & Herrick, L.L.P., Washington, D.C. and certain matters will be passed upon for Keefe, Bruyette & Woods, Inc. by Silver, Freedman & Taff, L.L.P., Washington, D.C.

EXPERTS

        The consolidated financial statements of Emclaire Financial Corp. as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007 included in this prospectus have been audited by Beard Miller Company LLP, independent registered public accounting firm, as stated in their report appearing elsewhere in this prospectus, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        RP Financial, LC. has consented to the publication herein of the summary of its report to Elk County setting forth its opinion as to the estimated pro forma market value of Elk County.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the shares of common stock offered in this prospectus. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the registration statement. Such information can be examined without charge at the public reference facilities of the SEC located at 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330.

        The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding registrants, including Emclaire, that file electronically with the SEC. The address for this web site is http://www.sec.gov. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions and are not necessarily complete; each such statement is qualified by reference to such contract or document.

        A copy of the Agreement and the Plan of Conversion Merger is available without charge from Emclaire upon request.

        Elk County has filed an application for conversion on Form AC with the Office of Thrift Supervision. This prospectus omits certain information contained in that application. The application may be examined at the principal office of the Office of Thrift Supervision, 1700 G Street, N.W., Washington, D.C. 20552, and at the Northeast Regional Office of the Office of Thrift Supervision located at Harborside Financial Center, Plaza 5, Suite 1600, Jersey City, New Jersey 07311.

Emclaire Financial Corp. and Subsidiary
Consolidated Balance Sheets
As of March 31, 2008 (Unaudited) and December 31, 2007
(Dollar amounts in thousands, except share data)

	March 31, 2008	December 31, 2007
Assets
Cash and due from banks	$8,079	$10,288
Interest earning deposits with banks	6,825	195

Cash and cash equivalents	14,904	10,483
Securities available for sale, at fair value	55,078	51,919
Loans receivable, net of allowance for loan losses of $2,219 and $2,157	232,863	229,819
Federal bank stocks, at cost	2,697	2,662
Bank-owned life insurance	5,036	4,987
Accrued interest receivable	1,360	1,365
Premises and equipment, net	8,091	7,904
Goodwill	1,422	1,422
Prepaid expenses and other assets	1,071	1,159

Total Assets	$322,522	$311,720

Liabilities and Stockholders' Equity
Liabilities:
Deposits:
Non-interest bearing	$48,184	$47,111
Interest bearing	203,347	197,151

Total deposits	251,531	244,262
Short-term borrowed funds	8,757	5,400
Long-term borrowed funds	35,000	35,000
Accrued interest payable	780	771
Accrued expenses and other liabilities	1,368	1,584

Total Liabilities	297,436	287,017

Stockholders' Equity:
Preferred stock, $1.00 par value, 3,000,000 shares authorized; none issued	—	—
Common stock, $1.25 par value, 12,000,000 shares authorized; 1,395,852 shares issued; 1,267,835 shares outstanding	1,745	1,745
Additional paid-in capital	10,923	10,902
Treasury stock, at cost; 128,017 shares	(2,653)	(2,653)
Retained earnings	15,267	15,114
Accumulated other comprehensive loss	(196)	(405)

Total Stockholders' Equity	25,086	24,703

Total Liabilities and Stockholders' Equity	$322,522	$311,720

Common shares outstanding	1,267,835	1,267,835

See accompanying notes to consolidated financial statements.

Emclaire Financial Corp. and Subsidiary
Consolidated Statements of Income
For the three months ended March 31, 2008 and 2007 (Unaudited)
(Dollar amounts in thousands, except per share data)

	For the three months ended March 31,
	2008	2007
Interest and dividend income:
Loans receivable, including fees	$3,928	$3,604
Securities:
Taxable	378	364
Exempt from federal income tax	161	173
Federal bank stocks	30	50
Deposits with banks	23	121

Total interest and dividend income	4,520	4,312

Interest expense:
Deposits	1,572	1,667
Borrowed funds	405	336

Total interest expense	1,977	2,003

Net interest income	2,543	2,309
Provision for loan losses	60	45

Net interest income after provision for loan losses	2,483	2,264

Noninterest income:
Fees and service charges	358	326
Commissions on financial services	118	162
Net gain on available for sale securities	—	58
Net gain on sales of loans	14	—
Earnings on bank-owned life insurance (BOLI)	56	53
Other	114	131

Total noninterest income	660	730

Noninterest expense:
Compensation and employee benefits	1,417	1,306
Premises and equipment	420	400
Other	576	604

Total noninterest expense	2,413	2,310

Income before provision for income taxes	730	684
Provision for income taxes	171	133

Net income	$559	$551

Basic and diluted earnings per share	$0.44	$0.43
Average common shares outstanding	1,267,835	1,267,835

See accompanying notes to consolidated financial statements.

Emclaire Financial Corp. and Subsidiary
Condensed Consolidated Statements of Cash Flows
For the three months ended March 31, 2008 and 2007 (Unaudited)
(Dollar amounts in thousands)

	For the three months ended March 31,
	2008	2007
Cash flows from operating activities
Net income	$559	$551
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of premises and equipment	165	170
Provision for loan losses	60	45
Amortization of premiums and accretion of discounts, net	(35)	(2)
Amortization of mortgage servicing rights	5	4
Amortization of deferred loan costs	70	52
Realized gains on sales of available for sale securities, net	—	(58)
Net gains on sales of loans	(14)	—
Originations of loans sold	(355)	(312)
Proceeds from the sale of loans	357	312
Stock compensation expense	20	—
Earnings on bank owned life insurance, net	(49)	(47)
(Increase) decrease in accrued interest receivable	5	(102)
Increase in prepaid expenses and other assets	(25)	(191)
Increase (decrease) in accrued interest payable	9	(71)
Increase (decrease) in accrued expenses and other liabilities	(216)	435

Net cash provided by operating activities	556	786

Cash flows from investing activities
Loan originations and principal collections, net	(3,164)	312
Available for sale securities:
Sales	—	265
Maturities, repayments and calls	24,486	126
Purchases	(27,291)	(5,647)
(Purchase) redemption of federal bank stocks	(35)	8
Purchases of premises and equipment	(352)	(103)

Net cash used in investing activities	(6,356)	(5,039)

Cash flows from financing activities
Net increase (decrease) in deposits	7,269	(1,021)
Net increase in short-term borrowed funds	3,357	—
Dividends paid on common stock	(405)	(368)

Net cash provided by (used in) financing activities	10,221	(1,389)

Net increase (decrease) in cash and cash equivalents	4,421	(5,642)
Cash and cash equivalents at beginning of period	10,483	16,717

Cash and cash equivalents at end of period	$14,904	$11,075

Supplemental information:
Interest paid	$1,968	$2,074

See accompanying notes to consolidated financial statements.

Emclaire Financial Corp. and Subsidiary
Consolidated Statements of Changes in Stockholders' Equity
For the three months ended March 31, 2008 and 2007 (Unaudited)
(Dollar amounts in thousands, except per share data)

	For the three months ended March 31,
	2008	2007
Balance at beginning of period	$24,703	$23,917
Net income	559	551
Other comprehensive income (loss):
Change in net unrealized gains on available for sale securities, net of taxes	209	7
Less reclassification adjustment for gains included in net income, net of taxes	—	(38)

Other comprehensive income (loss)	209	(31)

Total comprehensive income	768	520
Stock compensation expense	20	—
Dividends declared	(405)	(368)

Balance at end of period	$25,086	$24,069

Common cash dividend per share	$0.32	$0.29

See accompanying notes to consolidated financial statements.

Emclaire Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements (Unaudited)

1. Nature of Operations and Basis of Presentation.

        Emclaire Financial Corp. (the "Corporation") is a Pennsylvania company organized as the holding company of Farmers National Bank of Emlenton (the "Bank"). The Corporation provides a variety of financial services to individuals and businesses through its offices in western Pennsylvania. Its primary deposit products are checking, savings and certificate of deposit accounts and its primary lending products are residential and commercial mortgages, commercial business and consumer loans.

        The consolidated financial statements include the accounts of the Corporation and its wholly owned subsidiary, the Bank. All intercompany transactions and balances have been eliminated in preparing the consolidated financial statements.

        The accompanying unaudited consolidated financial statements for the interim periods include all adjustments, consisting of normal recurring accruals, which are necessary, in the opinion of management, to fairly reflect the Corporation's consolidated financial position and results of operations. Additionally, these consolidated financial statements for the interim periods have been prepared in accordance with instructions for the Securities and Exchange Commission's Form 10-Q and therefore do not include all information or footnotes necessary for a complete presentation of financial condition, results of operations and cash flows in conformity with accounting principles generally accepted in the United States of America. For further information, refer to the audited consolidated financial statements and footnotes thereto for the year ended December 31, 2007, as contained in the Corporation's 2007 Annual Report of Form 10-K filed with the Securities and Exchange Commission.

        The balance sheet at December 31, 2007 has been derived from the audited financial statements at that date but does not include all the information and footnotes required by generally accepted accounting principles for complete financial statements.

        The preparation of financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses. The results of operations for interim quarterly or year to date periods are not necessarily indicative of the results that may be expected for the entire year or any other period. Certain amounts previously reported may have been reclassified to conform to the current year's financial statement presentation.

2. Earnings per Common Share.

        Basic earnings per common share (EPS) excludes dilution and is computed by dividing net income by the weighted average number of common shares outstanding during the period. Diluted EPS reflects the potential dilution that could occur if securities or contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Corporation. Options on 85,000 shares of common stock were not included in computing diluted earnings per share because their effects were not dilutive.

Emclaire Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements (Unaudited) (Continued)

3. Securities.

        The Corporation's securities as of the respective dates are summarized as follows:

(Dollar amounts in thousands)	Amortized cost	Unrealized gains	Unrealized losses	Fair value
Available for sale:
March 31, 2008:
U.S. Government agencies and related entities	$16,496	$145	$—	$16,642
Mortgage-backed securities	14,476	62	(6)	14,531
Municipal securities	13,686	669	—	14,354
Corporate securities	5,987	—	(1)	5,986
Equity securities	4,265	—	(701)	3,565

	$54,910	$876	$(707)	$55,078

December 31, 2007:
U.S. Government agencies and related entities	$29,356	$37	$(59)	$29,334
Mortgage-backed securities	1,932	—	(48)	1,884
Municipal securities	13,685	566	—	14,251
Corporate securities	2,939	—	—	2,939
Equity securities	4,156	—	(645)	3,511

	$52,068	$603	$(752)	$51,919

        Management evaluates securities for other than temporary impairment at least on a quarterly basis, and more frequently when economic, market or other concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer and (3) the intent and ability of the Corporation to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Based on these considerations, the Corporation does not consider any investment to be other than temporarily impaired at March 31, 2008.

Emclaire Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements (Unaudited) (Continued)

4. Loans Receivable.

        The Corporation's loans receivable as of the respective dates are summarized as follows:

(Dollar amounts in thousands)	March 31, 2008	December 31, 2007
Mortgage loans on real estate:
Residential first mortgages	$65,798	$65,706
Home equity loans and lines of credit	48,892	49,426
Commercial real estate	73,714	71,599

	188,404	186,731
Other loans:
Commercial business	37,673	35,566
Consumer	9,005	9,679

	46,678	45,245

Total loans, gross	235,082	231,976
Less allowance for loan losses	2,219	2,157

Total loans, net	$232,863	$229,819

5. Deposits.

        The Corporation's deposits as of the respective dates are summarized as follows:

(Dollar amounts in thousands)	March 31, 2008		December 31, 2007
Type of accounts	Amount	%	Amount	%
Non-interest bearing deposits	$48,184	19.2%	$47,111	19.3%
Interest bearing demand deposits	86,345	34.3%	77,614	31.8%
Time deposits	117,002	46.5%	119,537	48.9%

	$251,531	100.0%	$244,262	100.0%

6. Guarantees.

        The Corporation does not issue any guarantees that would require liability recognition or disclosure, other than its standby letters of credit. Standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Of these letters of credit at March 31, 2008, $85,000 will expire within the next seventeen months, $848,000 will automatically renew within the next twelve months and $206,000 will automatically renew within thirteen to twenty-five months. The Corporation, generally, holds collateral and/or personal guarantees supporting these commitments. Management believes that the proceeds obtained through a liquidation of collateral and the enforcement of guarantees would be sufficient to cover the potential amount of future payments required under the corresponding guarantees. The credit risk involved in issuing letters of credit is essentially the same as those that are involved in extending loan facilities to customers. The current amount of the liability as of March 31, 2008 for guarantees under standby letters of credit issued is not material.

Emclaire Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements (Unaudited) (Continued)

7. Employee Benefit Plans.

        The Corporation maintains a defined contribution 401(k) Plan. Eligible employees participate by providing tax-deferred contributions up to 20% of qualified compensation. Employee contributions are vested at all times. The Corporation provides a matching contribution of up to 4% of the participant's salary. Matching contributions for the three months ended March 31, 2008 and 2007 amounted to $37,000 and $33,000, respectively.

        The Corporation provides pension benefits for eligible employees through a defined benefit pension plan. Substantially all full-time employees participate in the retirement plan on a non-contributing basis and are fully vested after five years of service.

        The Corporation uses December 31 as the measurement date for its plans.

        The components of the periodic pension cost are as follows:

	For the three months ended March 31,
(Dollar amounts in thousands)
	2008	2007
Service cost	$63	$57
Interest cost	71	65
Expected return on plan assets	(79)	(77)
Transition asset	—	(2)
Prior service costs	(8)	(8)
Recognized net actuarial (gain) loss	4	7

Net periodic pension cost	$51	$42

        The expected rate of return on plan assets was 8.50% for the periods ended March 31, 2008 and 2007. The Corporation previously disclosed in its financial statements for the year ended December 31, 2007 that it expected to contribute $335,000 to its pension plan in 2008. As of March 31, 2008, there have been no contributions. The Corporation presently anticipates contributing $335,000 to its pension plan in 2008.

8. Stock Compensation Plans.

        In May 2007, the Corporation adopted the 2007 Stock Incentive Plan and Trust. Under the Plan, the Corporation may grant options to its directors, officers and employees for up to 177,496 shares of common stock. Incentive stock options, non-incentive or compensatory stock options and share awards may be granted under the Plan. The exercise price of each option shall at least equal the market price of a share of common stock on the date of grant and have a contractual term of ten years. Options shall vest and become exercisable at the rate, to the extent and subject to such limitations as may be specified by the Corporation. Effective May 2007, the Corporation adopted SFAS No. 123(R), Share-Based Payment, which requires that compensation cost related to share-based payment transactions be recognized in the financial statements with measurement based upon the fair value of the equity or liability instruments issued. For the three-month period ended March 31, 2008, the Corporation recognized $20,000, net of taxes, in compensation expense for stock options.

Emclaire Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements (Unaudited) (Continued)

8. Stock Compensation Plans. (Continued)

        The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

For the three months ended March 31, 2008
Dividend yield	4.46%
Expected life	10 years
Expected volatility	14.09%
Risk-free interest rate	5.10%

        The expected volatility is based on historical stock price fluctuations. The risk-free interest rates for periods within the contractual life of the awards are based on the U.S. Treasury yield curve in effect at the time of the grant. The expected life is based on the maximum term of the options. The dividend yield assumption is based on the Corporation's history and expectation of dividend payouts.

        A summary of option activity under the Plan as of March 31, 2008, and changes during the period then ended is presented below:

	Options	Weighted-Average Exercise Price	Aggregate Intrinsic Value	Weighted-Average Remaining Term (in years)
Outstanding at the beginning of the year	84,000	$26.00		9.2
Granted	1,000	25.90		9.9
Exercised	—	—		—
Forfeited	—	—		—

Outstanding as of March 31, 2008	85,000	$25.99	$—	9.2

Exercisable as of March 31, 2008	—	$—	$—	—

        A summary of the status of the Corporation's nonvested shares as of March 31, 2008, and changes during the period then ended is presented below:

	Options	Weighted-Average Grant-date Fair Value
Nonvested at the beginning of the year	84,000	$3.39
Granted	1,000	3.09
Vested	—	—
Forfeited	—	—

Nonvested as of March 31, 2008	85,000	$3.39

        As of March 31, 2008, there was $236,000 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over an average period of 2.2 years.

Emclaire Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements (Unaudited) (Continued)

9. Fair Values of Financial Instruments.

        In September 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 157, Fair Value Measurements (SFAS 157), which defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. SFAS 157 applies to other accounting pronouncements that require or permit fair value measurements. The new guidance is effective for financial statements issued for fiscal years beginning after November 15, 2007, and for interim periods within those fiscal years. The Corporation adopted SFAS 157 effective January 1, 2008 for financial assets and liabilities that are measured and reported at fair value. There was no impact from the adoption of SFAS 157 on the amounts reported in the consolidated financial statements. The primary effect of SFAS 157 on the Corporation was to expand the required disclosures pertaining to the methods used to determine fair values.

        SFAS 157 establishes a fair value hierarchy that prioritizes the inputs to valuation methods used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under SFAS 157 are as follows:

          Level 1:    Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

          Level 2:    Quoted prices in markets that are not active, or inputs that are observable either directly or indirectly, for substantially the full term of the asset or liability.

          Level 3:    Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e. supported with little or no market activity).

        An asset or liability's level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

        For assets measured at fair value on a recurring basis, the fair value measurements by level within the fair value hierarchy used at March 31, 2008 are as follows:

(Dollar amounts in thousands) Description	March 31, 2008	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs
Securities available for sale	$55,078	$3,565	$51,513	$—

        The Corporation's adoption of SFAS 157 applies only to its financial instruments required to be reported at fair value. The adoption does not apply to non-financial assets and non-financial liabilities until January 1, 2009 in accordance with FSP FAS 157-2. The following valuation technique was used to measure fair value of assets in the table above on a recurring basis as of March 31, 2008:

        Available for sale securities—Fair value on available for sale securities were based upon a market approach. Prices for securities that are fixed income instruments that are not quoted on an exchange, but are traded in active markets, are obtained through third party data service providers or dealer market participants which the Corporation has historically transacted both purchases and sales of investment securities. As of March 31, 2008, all fair values on available for sale securities were based

Emclaire Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements (Unaudited) (Continued)

9. Fair Values of Financial Instruments. (Continued)

on prices obtained from these sources and were based on actual market quotations for each specific security.

10. Adoption of New Accounting Standards.

        The Corporation adopted the Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) No. 157, Fair Value Measurements (SFAS 157) effective January 1, 2008 for financial assets and liabilities that are measured and reported at fair value. There was no impact from the adoption of SFAS 157 on the amounts reported in the consolidated financial statements. The primary effect of SFAS 157 on the Corporation was to expand required disclosures pertaining to the methods used to determine fair values. See note 9 for further detail.

11. Effect of Recently Issued Accounting Standards.

        In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115 (SFAS 159). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected will be recognized in earnings at each subsequent reporting date. SFAS 159 is effective for the Corporation January 1, 2008. This new accounting pronouncement had no effect on the Corporation's consolidated financial statements as the Corporation elected not to adopt SFAS 159.

        In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (SFAS 141R). SFAS 141R establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. SFAS 141R also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The guidance will become effective for fiscal years beginning after December 15, 2008. This new pronouncement will impact the Corporation's accounting for business combinations completed beginning January 1, 2009.

        In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interest in Consolidated Financial Statements—An Amendment of ARB No. 51 (SFAS 160). SFAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. The guidance will become effective for fiscal years beginning after December 15, 2008, which for the Corporation will be January 1, 2009. The Corporation believes that this new pronouncement will have an immaterial impact on its consolidated financial statements.

Consolidated Balance Sheets
(Dollar amounts in thousands, except share data)

	December 31,
	2007	2006
Assets
Cash and due from banks	$10,288	$7,540
Interest earning deposits with banks	195	9,177

Total cash and cash equivalents	10,483	16,717

Securities available for sale, at fair value	51,919	51,774
Loans receivable, net of allowance for loan losses of $2,157 and $2,035	229,819	213,344
Federal bank stocks, at cost	2,662	2,217
Bank-owned life insurance	4,987	4,794
Accrued interest receivable	1,365	1,374
Premises and equipment, net	7,904	7,958
Goodwill	1,422	1,422
Prepaid expenses and other assets	1,159	960

Total Assets	$311,720	$300,560

Liabilities and Stockholders' Equity
Liabilities
Deposits:
Non-interest bearing	$47,111	$44,045
Interest bearing	197,151	200,447

Total deposits	244,262	244,492

Borrowed funds:
Short-term	5,400	—
Long-term	35,000	30,000

Total borrowed funds	40,400	30,000

Accrued interest payable	771	825
Accrued expenses and other liabilities	1,584	1,326

Total Liabilities	287,017	276,643

Stockholders' Equity
Preferred stock, $1.00 par value, 3,000,000 shares authorized; none issued	—	—
Common stock, $1.25 par value, 12,000,000 shares authorized; 1,395,852 shares issued, 1,267,835 shares outstanding	1,745	1,745
Additional paid-in capital	10,902	10,871
Treasury stock, at cost; 128,017 shares	(2,653)	(2,653)
Retained earnings	15,114	14,370
Accumulated other comprehensive loss	(405)	(416)

Total Stockholders' Equity	24,703	23,917

Total Liabilities and Stockholders' Equity	$311,720	$300,560

See accompanying notes to consolidated financial statements.

Consolidated Statements of Income
(Dollar amounts in thousands, except share data)

	Year ended December 31,
	2007	2006	2005
Interest and dividend income
Loans receivable, including fees	$15,287	$13,856	$12,325
Securities:
Taxable	1,571	1,481	1,714
Exempt from federal income tax	687	699	699
Federal bank stocks	144	94	58
Deposits with banks	166	129	81

Total interest and dividend income	17,855	16,259	14,877

Interest expense
Deposits	6,440	5,967	4,894
Short-term borrowed funds	33	53	50
Long-term borrowed funds	1,413	948	629

Total interest expense	7,886	6,968	5,573

Net interest income	9,969	9,291	9,304
Provision for loan losses	256	358	205

Net interest income after provision for loan losses	9,713	8,933	9,099

Noninterest income
Fees and service charges	1,549	1,484	1,420
Commissions on financial services	448	408	437
Net gain on sales of loans	33	58	5
Net gain on available for sale securities	207	400	857
Earnings on bank-owned life insurance	219	195	191
Other	487	389	407

Total noninterest income	2,943	2,934	3,317

Noninterest expense
Compensation and employee benefits	5,090	5,632	5,107
Premises and equipment	1,589	1,637	1,611
Intangible amortization expense	—	7	31
Other	2,485	2,133	2,397

Total noninterest expense	9,164	9,409	9,146

Income before provision for income taxes	3,492	2,458	3,270
Provision for income taxes	795	492	697

Net income	$2,697	$1,966	$2,573

Earnings per share
Basic	$2.13	$1.55	$2.03
Diluted	$2.13	$1.55	$2.03

See accompanying notes to consolidated financial statements.

Consolidated Statements of Changes in Stockholders' Equity
(Dollar amounts in thousands, except share data)

	Common Stock	Additional Paid-in Capital	Treasury Stock	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders' Equity
Balance at January 1, 2005	$1,745	$10,871	$(2,653)	$12,398	$1,255	$23,616

Comprehensive income:
Net income				2,573		2,573
Change in net unrealized gains (losses) on securities available for sale, net of taxes of ($660)					(1,281)	(1,281)

Comprehensive income						1,292
Dividends declared, $1.02 per share				(1,293)		(1,293)

Balance at December 31, 2005	1,745	10,871	(2,653)	13,678	(26)	23,615

Cumulative effect of adjustments resulting from the adoption of SAB No. 108				120		120

Adjusted balance at December 31, 2005	1,745	10,871	(2,653)	13,798	(26)	23,735

Comprehensive income:
Net income				1,966		1,966
Change in net unrealized losses on securities available for sale, net of taxes of ($14)					(30)	(30)

Comprehensive income						1,936
Adjustment to initially apply SFAS No. 158, net of taxes of ($185)					(360)	(360)
Dividends declared, $1.10 per share				(1,394)		(1,394)

Balance at December 31, 2006	1,745	10,871	(2,653)	14,370	(416)	23,917

Comprehensive income:
Net income				2,697		2,697
Change in net unrealized losses on securities available for sale, net of taxes of ($22)					(43)	(43)
Change in funded status of defined benefit plan, net of taxes of $27					54	54

Comprehensive income						2,708
Stock compensation expense, net of taxes of $16		31				31
Dividends declared, $1.54 per share				(1,953)		(1,953)

Balance at December 31, 2007	$1,745	$10,902	$(2,653)	$15,114	$(405)	$24,703

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows
(Dollar amounts in thousands)

	Year ended December 31,
	2007	2006	2005
Cash flows from operating activities
Net income	$2,697	$1,966	$2,573
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of premises and equipment	663	849	855
Provision for loan losses	256	358	205
Amortization of premiums and accretion of discounts, net	7	32	94
Amortization of intangible assets and mortgage servicing rights	17	14	37
Realized gain on sales of available for sale securities, net	(207)	(400)	(857)
Net gains on sales of loans	(33)	(58)	(5)
Originations of loans sold	(1,737)	(4,008)	—
Proceeds from the sale of loans	1,756	3,998	—
Stock compensation expense	31	—	—
Proceeds from the sale of loans held for sale	—	—	546
Earnings on bank-owned life insurance, net	(193)	(171)	(175)
(Increase) decrease in accrued interest receivable	9	(103)	(68)
(Increase) decrease in deferred taxes	156	47	(506)
(Increase) decrease in prepaid expenses and other assets	(372)	(131)	1,078
Increase (decrease) in accrued interest payable	(54)	218	30
Increase (decrease) in accrued expenses and other liabilities	334	35	(176)

Net cash provided by operating activities	3,330	2,646	3,631

Cash flows from investing activities
Loan originations and principal collections, net	(16,727)	(21,139)	(13,286)
Available for sale securities:
Sales	1,472	1,089	1,646
Maturities, repayments and calls	17,006	5,848	8,809
Purchases	(18,478)	(2,076)	(4,552)
Held to maturity securities:
Sales	—	14	—
Maturities, repayments and calls	—	1	1
Purchase of federal bank stocks	(445)	(444)	(42)
Purchases of premises and equipment	(609)	(2,684)	(1,300)

Net cash used in investing activities	(17,781)	(19,391)	(8,724)

Cash flows from financing activities
Net increase (decrease) in deposits	(230)	13,989	(2,371)
Proceeds from issuance of long-term debt	5,000	15,000	—
Net change in short-term borrowings	5,400	(4,500)	4,500
Dividends paid on common stock	(1,953)	(1,394)	(1,293)

Net cash provided by financing activities	8,217	23,095	836

Net increase (decrease) in cash and cash equivalents	(6,234)	6,350	(4,257)
Cash and cash equivalents at beginning of period	16,717	10,367	14,624

Cash and cash equivalents at end of period	$10,483	$16,717	$10,367

Supplemental information:
Interest paid	$7,940	$6,750	$5,543
Income taxes paid	626	686	442
Supplemental noncash disclosures:
Transfers from loans to foreclosed real estate	253	50	106

See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements

1. Summary of Significant Accounting Policies

        Basis of Presentation and Consolidation.    The consolidated financial statements include the accounts of Emclaire Financial Corp. (the Corporation) and its wholly owned subsidiary, the Farmers National Bank of Emlenton (the Bank). All significant intercompany balances and transactions have been eliminated in consolidation.

        Nature of Operations.    The Corporation provides a variety of financial services to individuals and businesses through its offices in Western Pennsylvania. Its primary deposit products are checking, savings and term certificate accounts and its primary lending products are residential and commercial mortgages, commercial business loans and consumer loans.

        Use of Estimates and Classifications.    In preparing consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, fair value of financial instruments and the valuation of deferred tax assets. Certain amounts previously reported may have been reclassified to conform to the current year financial statement presentation. Such reclassifications did not affect net income or stockholders' equity.

        Significant Group Concentrations of Credit Risk.    Most of the Corporation's activities are with customers located within the Western Pennsylvania region of the country. Note 2 discusses the type of securities that the Corporation invests in. Note 3 discusses the types of lending the Corporation engages in. The Corporation does not have any significant concentrations to any one industry or customer.

        Cash Equivalents.    For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash on hand, cash items, interest-earning deposits with other financial institutions and federal funds sold and due from correspondent banks. Interest-earning deposits mature within one year and are carried at cost. Federal funds are generally sold or purchased for one day periods. Net cash flows are reported for loan and deposit transactions.

        Restrictions on Cash.    Cash on hand or on deposit with the Federal Reserve Bank of approximately $60,000 and $1.1 million were required to meet regulatory reserve and clearing requirements at December 31, 2007 and 2006, respectively. Such balances do not earn interest.

        Securities.    Securities include investments primarily in bonds and notes and are classified as either available for sale or held to maturity at the time of purchase based on management's intent. Securities for which the Corporation has the positive intent and ability to hold to maturity are classified as held to maturity and are reported at amortized cost. Securities that are not classified as held to maturity, including equity securities with readily determinable fair values, are classified as available for sale and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in accumulated other comprehensive income.

        Purchase premiums and discounts on securities are recognized in interest income using the interest method over the term of the securities. Declines in the fair value of securities below their cost that are deemed other than temporary result in the security being written down to fair value on an individual basis. Any related write-downs are included in operations. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method and are included in operations in the period sold.

Notes to Consolidated Financial Statements (Continued)

1. Summary of Significant Accounting Policies (Continued)

        Loans Held for Sale.    Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income. Loans held for sale are generally sold with servicing rights retained. The carrying value of such loans sold is reduced by the cost allocated to the servicing rights. Gains and losses on sales of mortgage loans are based on the difference between the selling price and the carrying value of the related loan sold.

        Loans Receivable.    The Corporation grants mortgage, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by mortgage loans throughout Western Pennsylvania. The ability of the Corporation's debtors to honor their contracts is dependent upon real estate and general economic conditions in this area.

        Loans that management has the intent and ability to hold for the foreseeable future or until maturity or net pay-off generally are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans or premiums or discounts on purchased loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, and premiums and discounts are deferred and recognized as an adjustment of the related loan yield using the interest method.

        The accrual of interest on loans is typically discontinued at the time the loan is 90 days past due unless the credit is well secured and in the process of collection. Loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful. All interest accrued but not collected for loans that are placed on nonaccrual status or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all principal and interest amounts contractually due are brought current and future payments are reasonably assured.

        Allowance for Loan Losses.    The allowance for loan losses is established for probable credit losses through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are typically credited to the allowance.

        The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of loans in light of historic experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

        The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management's estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

Notes to Consolidated Financial Statements (Continued)

1. Summary of Significant Accounting Policies (Continued)

        A loan is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial loans by either the present value of expected future cash flows discounted at the loans effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent. Large groups of small balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Corporation does not separately identify individual consumer and residential mortgage loans for impairment disclosures, unless such loans are the subject of a restructuring agreement.

        Bank-Owned Life Insurance (BOLI).    The Bank purchased life insurance policies on certain key officers and employees. BOLI is recorded at its cash surrender value, or the amount that can be realized.

        Premises and Equipment.    Land is carried at cost. Premises, furniture and equipment, and leasehold improvements are carried at cost less accumulated depreciation or amortization. Depreciation is calculated on a straight-line basis over the estimated useful lives of the related assets, which are twenty-five to fifty years for buildings and three to ten years for furniture and equipment. Amortization of leasehold improvements is computed using the straight-line method over the shorter of their estimated useful life or the expected term of the leases. Expected terms include lease option periods to the extent that the exercise of such option is reasonably assured. Premises and equipment are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, assets are recorded at fair value.

        Goodwill and Intangible Assets.    Goodwill results from business acquisitions and represents the excess of the purchase price over the fair value of acquired assets and liabilities. Core deposit intangible assets arise from whole bank or branch acquisitions and are measured at fair value and then are amortized on a straight-line basis over their estimated lives, generally less than 10 years. Customer relationship intangible assets arise from the purchase of a customer list from another company or individual and then are amortized on a straight-line basis over two years. Goodwill is not amortized and is assessed at least annually for impairment and any such impairment will be recognized in the period identified.

        Servicing Assets.    Servicing assets represent the allocated value of retained servicing rights on loans sold. Servicing assets are expensed in proportion to, and over the period of, estimated net servicing revenues. Impairment is evaluated based on the fair value of the assets, using groupings of the underlying loans as to interest rates. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Any impairment of a grouping is reported as a valuation allowance, to the extent that fair value is less than the capitalized amount for a grouping.

Notes to Consolidated Financial Statements (Continued)

1. Summary of Significant Accounting Policies (Continued)

        Real Estate Acquired Through Foreclosure.    Real estate properties acquired through foreclosure are initially recorded at fair value less cost to sell at the date of foreclosure, establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations of the properties, gains and losses on sales and additions to the valuation allowance are included in operating results. Real estate acquired through foreclosure is classified in prepaid expenses and other assets and totaled $129,000 and $98,000 at December 31, 2007 and 2006, respectively.

        Treasury Stock.    Common stock purchased for treasury is recorded at cost. At the date of subsequent reissue, the treasury stock account is reduced by the cost of such stock on the first-in, first-out basis.

        Income Taxes.    Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax basis of the various balance sheet assets and liabilities and gives current recognition to changes in tax rate and laws.

        Earnings Per Common Share.    Basic earnings per common share (EPS) excludes dilution and is computed by dividing net income by the weighted average number of common shares outstanding during the period. Diluted EPS reflects the potential dilution that could occur if securities or contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Corporation. Options on 84,000 shares of common stock were included in computing diluted earnings per share because their effects were dilutive.

        Comprehensive Income.    Comprehensive income includes net income from operating results and the net change in accumulated other comprehensive income. Accumulated other comprehensive income is comprised of unrealized holding gains and losses on securities available for sale and the over funded or under funded status of pension and other postretirement benefit plans on the balance sheet. The effects of other comprehensive income are presented as part of the statement of changes in stockholders' equity.

        Operating Segments.    Operations are managed and financial performance is evaluated on a corporate-wide basis. Accordingly, all financial services operations are considered by management to be aggregated in one reportable operating segment.

        Retirement Plans.    The Corporation maintains a noncontributory defined benefit plan covering substantially all employees and officers. The plan calls for benefits to be paid to eligible employees at retirement based primarily on years of service and compensation rates near retirement. The Corporation also maintains a 401(k) plan, which covers substantially all employees and a supplemental executive retirement plan for key executive officers.

        Stock Compensation Plans.    In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), Share-Based Payments (SFAS 123(R)). SFAS 123(R) requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. SFAS 123(R) covers a wide range of share-based compensation arrangements including stock options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans. SFAS 123(R) is a replacement of SFAS 123, Accounting for Stock-Based Compensation, and supersedes Accounting Principles Board

Notes to Consolidated Financial Statements (Continued)

1. Summary of Significant Accounting Policies (Continued)

(APB) Opinion No. 25, Accounting for Stock Issued to Employees, and its related interpretive guidance. The effect of the statement requires entities to measure the cost of employee services received in exchange for the stock options based on the grant-date fair value of the award, and to recognize the cost over the period the employee is required to provide services for the award. SFAS 123(R) permits entities to use any option-pricing model that meets the fair value objective in the statement. Effective January 1, 2007, the Corporation adopted SFAS 123(R).

        Transfers of Financial Assets.    Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Corporation, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Corporation does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

        Advertising.    Advertising costs are expensed as incurred.

        Off-Balance Sheet Financial Instruments.    In the ordinary course of business, the Corporation has entered into off-balance sheet financial instruments, consisting of commitments to extend credit, commitments under line of credit lending arrangements and letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are received.

        Fair Value of Financial Instruments.    Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

        Recently Adopted Accounting Standards.    The Corporation, in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (SAB 108), adjusted its beginning retained earnings for fiscal 2006 in the accompanying consolidated balance sheet. The provisions of SAB 108 were effective for the Corporation for its December 31, 2006 year end. See Note 12 for additional information on the adoption of SAB 108.

        The Corporation adopted Financial Accounting Standard Interpretation (FIN) No. 48, Accounting for Uncertainty in Income Taxes, (FIN 48), effective January 1, 2007. The adoption had no impact on the Corporation's consolidated financial statements. At January 1, 2007 and December 31, 2007, the Corporation had no FIN 48 unrecognized tax benefits recorded.

        The Corporation adopted Statement of Financial Accounting Standards (SFAS) No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106 and 132(R), (SFAS 158), effective December 31, 2006. The adoption of SFAS 158 resulted in the Corporation recording an additional accrued pension liability of $545,000 and a charge of $360,000, net of taxes, to accumulated other comprehensive income at December 31, 2006. As of December 31, 2007, the Corporation's liability under SFAS was $465,000 and the charge to accumulated other comprehensive income was $306,000, net of taxes. See Note 13 for additional information on the adoptions of SFAS 158.

        The Corporation adopted SFAS 123(R), Share-Based Payment, which requires that compensation cost related to share-based payment transactions be recognized in the financial statements with

Notes to Consolidated Financial Statements (Continued)

1. Summary of Significant Accounting Policies (Continued)

measurement based upon the fair value of the equity or liability instruments issued. For the year ended December 31, 2007, the Corporation recognized $31,000, net of taxes, in compensation expense for stock options.

        Recent Accounting and Regulatory Pronouncements.    In September 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 157, Fair Value Measurements (SFAS 157), which defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. SFAS 157 applies to other accounting pronouncements that require or permit fair value measurements. The new guidance is effective for financial statements issued for fiscal years beginning after November 15, 2007, and for interim periods within those fiscal years. The Corporation is currently evaluating the potential impact, if any, of the adoption of SFAS 157 on its consolidated financial statements.

        In December 2007, the FASB issued proposed FASB Staff Position (FSP) 157-b, Effective Date of FASB Statement No. 157 (FSP 157-b), that would permit a one-year deferral in applying the measurement provisions of SFAS 157 to non-financial assets and non-financial liabilities (non-financial items) that are not recognized or disclosed at fair value in an entity's financial statements on a recurring basis (at least annually). Therefore, if the change in fair value of a non-financial item is not required to be recognized or disclosed in the financial statements on an annual basis or more frequently, the effective date of application of SFAS 157 to that item is deferred until fiscal years beginning after November 15, 2008 and interim periods within those fiscal years. This deferral does not apply, however, to an entity that applies SFAS 157 in interim or annual financial statements before proposed FSP 157-b is finalized. The Corporation is currently evaluating the potential impact, if any, of the adoption of FSP 157-b on its consolidated financial statements.

        In September 2006, FASB's Emerging Issues Task Force (EITF) issued EITF Issue No. 06-4, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split Dollar Life Insurance Arrangements (EITF 06-4). EITF 06-4 requires the recognition of a liability related to the postretirement benefits covered by an endorsement split-dollar life insurance arrangement. The consensus highlights that the employer (who is also the policyholder) has a liability for the benefit it is providing to its employee. As such, if the policyholder has agreed to maintain the insurance policy in force for the employee's benefit during his or her retirement, then the liability recognized during the employee's active service period should be based on the future cost of insurance to be incurred during the employee's retirement. Alternatively, if the policy holder has agreed to provide the employee with a death benefit, then the liability for the future death benefit should be recognized by following the guidance in SFAS 106 or Accounting Principles Board (APB) Opinion No. 12, as appropriate. For transition, an entity can choose to apply the guidance using either of the following approaches: (a) a change in accounting principle through retrospective application to all periods presented or (b) a change in accounting principle through a cumulative-effect adjustment to the balance in retained earnings at the beginning of the year of adoption. The EITF is effective in fiscal years beginning after December 15, 2007, with early adoption permitted. The Corporation does not expect the implementation of EITF 06-4 to have a material impact on its consolidated financial statements.

        In September 2006, FASB's EITF issued EITF Issue No. 06-5, Accounting for Purchases of Life Insurance—Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4, Accounting for Purchases of Life Insurance (EITF 06-5). The scope of EITF 06-5 consists of six separate issues relating to accounting for life insurance policies purchased by entities protecting against the loss of key persons. The six issues are clarifications of previously issued guidance on FASB

Notes to Consolidated Financial Statements (Continued)

1. Summary of Significant Accounting Policies (Continued)

Technical Bulletin No. 85-4. EITF 06-5 is effective for fiscal years beginning after December 15, 2006. The implementation of EITF 06-5 had no effect on the Corporation's consolidated financial statements.

        In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115 (SFAS 159). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected will be recognized in earnings at each subsequent reporting date. SFAS 159 is effective for the Corporation January 1, 2008. The Corporation is evaluating the impact that the adoption of SFAS 159 will have on its consolidated financial statements.

        In November 2007, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. (SAB) 109, Written Loan Commitments Recorded at Fair Value Through Earnings (SAB 109). SAB 109 expresses the views of the staff regarding written loan commitments that are accounted for at fair value through earnings under generally accepted accounting principles. To make the staff's views consistent with current authoritative accounting guidance, SAB 109 revises and rescinds portions of SAB No. 105, Application of Accounting Principles to Loan Commitments. Specifically, SAB 109 revises the SEC staff's views on incorporating expected net future cash flows related to loan servicing activities in the fair value measurement of a written loan commitment. SAB 109 retains the staff's views on incorporating expected net future cash flows related to internally-developed intangible assets in the fair value measurement of a written loan commitment. The staff expects registrants to apply the views in Question 1 of SAB 109 on a prospective basis to derivative loan commitments issued or modified in fiscal quarters beginning after December 15, 2007. The Corporation does not expect SAB 109 to have a material impact on its consolidated financial statements.

        In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (SFAS 141R). SFAS 141R establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. SFAS 141R also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The guidance will become effective for fiscal years beginning after December 15, 2008. This new pronouncement will impact the Corporation's accounting for business combinations completed beginning January 1, 2009.

        In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interest in Consolidated Financial Statements—An Amendment of ARB No. 51 (SFAS 160). SFAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. The guidance will become effective for fiscal years beginning after December 15, 2008. The Corporation believes that this new pronouncement will have an immaterial impact on its consolidated financial statements.

        In December 2007, the SEC issued SAB No. 110 (SAB 110) to amend and replace Question 6 of Section D.2 of Topic 14, Share-Based Payment, of the SAB series. Question 6 of Section D.2 Topic 14 expresses the views of the staff regarding the use of the "simplified" method for share option grants prior to December 31, 2007. SAB 110 allows public companies which do not have historically sufficient experience to provide a reasonable estimate to continue use of the "simplified" method for estimating the expected term of "plain vanilla" share option grants after December 31, 2007. SAB 110 is effective January 1, 2008.

Notes to Consolidated Financial Statements (Continued)

2. Securities

        The following table summarizes the Corporation's securities as of December 31:

(Dollar amounts in thousands)	Amortized Cost	Unrealized gains	Unrealized losses	Fair value
Available for sale:
December 31, 2007:
U.S. Government agencies and related entities	$29,356	$37	$(59)	$29,334
Mortgage-backed securities	1,932	—	(48)	1,884
Municipal securities	13,685	566	—	14,251
Corporate securities	2,939	—	—	2,939
Equity securities	4,156	—	(645)	3,511

	$52,068	$603	$(752)	$51,919

December 31, 2006:
U.S. Government agencies and related entities	$31,354	$—	$(606)	$30,748
Mortgage-backed securities	2,434	—	(95)	2,339
Municipal securities	14,688	574	—	15,262
Corporate securities	—	—	—	—
Equity securities	3,382	176	(132)	3,425

	$51,858	$750	$(833)	$51,774

        Sales of available for sale securities were as follows:

(Dollar amounts in thousands)	2007	2006	2005
Proceeds	$1,472	$1,089	$1,646
Gross gains	207	400	857
Tax provision related to gains	70	136	291

        The following table summarizes scheduled maturities of the Corporation's securities as of December 31, 2007:

	Available for sale
(Dollar amounts in thousands)	Amortized cost	Fair value
Due in one year or less	$13,268	$13,254
Due after one year through five years	16,053	16,019
Due after five through ten years	3,330	3,344
Due after ten years	15,261	15,791
No scheduled maturity	4,156	3,511

	$52,068	$51,919

        Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

        Securities with carrying values of $11.5 million and $12.4 million as of December 31, 2007 and 2006, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

Notes to Consolidated Financial Statements (Continued)

2. Securities (Continued)

        Information pertaining to securities with gross unrealized losses at December 31, 2007 and 2006 aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

	Less than 12 Months		12 Months or More		Total
(Dollar amounts in thousands) Description of Securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
December 31, 2007:
U.S. Government agencies and related entities	$—	$—	$20,804	$(59)	$20,804	$(59)
Mortgage-backed securities	—	—	1,884	(48)	1,884	(48)
Municipal securities	—	—	—	—	—	—
Corporate securities	—	—	—	—	—	—
Equity securities	888	(184)	2,557	(461)	3,445	(645)

	$888	$(184)	$25,245	$(568)	$26,133	$(752)

December 31, 2006:
U.S. Government agencies and related entities	$1,224	$(23)	$29,524	$(583)	$30,748	$(606)
Mortgage-backed securities	—	—	2,339	(95)	2,339	(95)
Municipal securities	—	—	—	—	—	—
Corporate securities	—	—	—	—	—	—
Equity securities	1,262	(57)	960	(75)	2,222	(132)

	$2,486	$(80)	$32,823	$(753)	$35,309	$(833)

        Management evaluates securities for other than temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer and (3) the intent and ability of the corporation to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

        As of December 31, 2007, there were 34 securities in an unrealized loss position. These unrealized losses are considered to be temporary impairments. A decline in the value of the debt securities is due only to interest rate fluctuations, rather then erosion of quality. As a result, the payment of contractual cash flows, including principal repayment, is not at risk. As management has the intent and ability to hold these investments until market recovery or maturity, none of the debt securities are deemed to be other than temporary.

        Equity securities owned by the Corporation consist of common stock of various financial services providers that have traditionally been high-performing stocks. As a result of recent market volatility in financial stocks from news of sub-prime lending problems, the fair value of most of the stocks held are "under water" as of December 31, 2007, and as such, could be considered to be impaired. The Corporation does not invest in these securities with the intent to sell them for a profit in the near-term. Management believes these securities have potential to appreciate in value over the long-term, while providing for a reasonable dividend yield. In addition, stocks can be cyclical and will experience some down periods. Historically, bank stocks have sustained cyclical losses followed by periods of substantial gains. Based on these circumstances and the ability and intent to hold these securities for a reasonable

Notes to Consolidated Financial Statements (Continued)

2. Securities (Continued)

period of time sufficient for a recovery of fair value, the Corporation does not consider these investments to be other than temporarily impaired at December 31, 2007.

3. Loans Receivable

        The following table summarizes the Corporation's loans receivable as of December 31:

(Dollar amounts in thousands)	2007	2006
Mortgage loans on real estate:
Residential first mortgages	$65,706	$64,662
Home equity loans and lines of credit	49,426	47,330
Commercial real estate	71,599	61,128

	186,731	173,120
Other loans:
Commercial business	35,566	34,588
Consumer	9,679	7,671

	45,245	42,259

Total loans, gross	231,976	215,379
Less allowance for loan losses	2,157	2,035

Total loans, net	$229,819	$213,344

        Following is an analysis of the changes in the allowance for loan losses for the years ended December 31:

(Dollar amounts in thousands)	2007	2006	2005
Balance at the beginning of the year	$2,035	$1,869	$1,810
Provision for loan losses	256	358	205
Charge-offs	(164)	(221)	(197)
Recoveries	30	29	51

Balance at the end of the year	$2,157	$2,035	$1,869

        Non-performing loans, which include primarily non-accrual loans, were $1.0 million and $1.8 million at December 31, 2007 and 2006, respectively. The Corporation is not committed to lend significant additional funds to debtors whose loans are on non-accrual status. At December 31, 2007 there was no recorded investment in loans considered to be impaired. At December 31, 2006, the recorded investment in loans considered to be impaired, requiring an allowance for loan loss, was $461,000, against which approximately $166,000 of the allowance for loan losses was allocated. Additionally, in 2006, there was one impaired loan for $452,000 that did not require an allowance for loan loss. During 2007, 2006 and 2005, impaired loans averaged $255,000, $946,000 and $1.2 million, respectively. The Corporation recognized interest income on impaired loans of approximately $98,000, $14,000 and $95,000, on a cash basis, during 2007, 2006 and 2005, respectively. Nonperforming loans and impaired loans are defined differently. Some loans may be included in both categories whereas other loans may be included in only one category.

Notes to Consolidated Financial Statements (Continued)

3. Loans Receivable (Continued)

        The Corporation is required to maintain qualifying collateral with the FHLB to secure all outstanding loans. Loans with book values of $50.0 million and $52.7 million as of December 31, 2007 and 2006, respectively, are pledged as qualifying collateral. The Corporation is in compliance with all FHLB credit policies at December 31, 2007.

        The Corporation was servicing residential mortgage loans with unpaid principal balances of $7.7 million and $6.3 million at December 31, 2007 and 2006, respectively, for a third party investor. In addition, the Corporation was servicing commercial loans with unpaid principal balances of $5.3 million and $6.0 million at December 2007 and 2006, respectively, for third party investors. Such loans are not reflected in the consolidated balance sheet and servicing operations result in the generation of annual fee income of approximately 0.25% of the unpaid principal balances of such loans.

4. Federal Bank Stocks

        The Bank is a member of the Federal Home Loan Bank of Pittsburgh (FHLB) and the Federal Reserve Bank of Cleveland (FRB). As a member of these federal banking systems, the Bank maintains an investment in the capital stock of the respective regional banks, at cost. These stocks are purchased and redeemed at par as directed by the federal banks and levels maintained are based primarily on borrowing and other correspondent relationships. The Bank's investment in FHLB and FRB stocks was $2.3 million and $333,000, respectively, at December 31, 2007, and $1.9 million and $333,000, respectively, at December 31, 2006.

5. Premises and Equipment

        Premises and equipment at December 31 are summarized by major classification as follows:

(Dollar amounts in thousands)	2007	2006
Land	$1,088	$1,088
Buildings and improvements	5,955	5,894
Leasehold improvements	733	696
Furniture, fixtures and equipment	4,428	4,279
Software	1,878	1,735
Construction in progress	908	688

	14,990	14,381
Less accumulated depreciation and amortization	7,086	6,423

	$7,904	$7,958

        Depreciation and amortization expense for the years ended December 31, 2007, 2006 and 2005 were $663,000, $849,000 and $855,000, respectively.

        Rent expense under non-cancelable operating lease agreements for the years ended December 31, 2007, 2006 and 2005 was $115,000, $112,000 and $109,000, respectively. Rent commitments under

Notes to Consolidated Financial Statements (Continued)

5. Premises and Equipment (Continued)

non-cancelable long-term operating lease agreements for certain branch offices for the years ended December 31, are as follows, before considering renewal options that are generally present:

(Dollar amounts in thousands)	Amount
2008	$120
2009	122
2010	112
2011	76
2012	29
Thereafter	—

$459

6. Goodwill and Intangible Assets

        The following table summarizes the Corporation's acquired goodwill and intangible assets as of December 31:

	2007		2006
(Dollar amounts in thousands)	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Goodwill	$1,422	$—	$1,422	$—
Core deposit intangibles	1,240	1,240	1,240	1,240
Other customer relationship intangibles	20	20	20	20

Total	$2,682	$1,260	$2,682	$1,260

        Goodwill resulted from two previous branch acquisitions and is no longer amortized. There was no aggregate amortization expense for 2007. Aggregate amortization expense for 2006 and 2005 was $7,000 and $31,000, respectively.

7. Related Party Balances and Transactions

        In the ordinary course of business, the Bank maintains loan and deposit relationships with employees, principal officers and directors. The Bank has granted loans to principal officers and directors and their affiliates amounting to $1.3 million and $1.2 million at December 31, 2007 and 2006, respectively. During 2007, total principal additions and total principal repayments associated with these loans were $350,000 and $282,000, respectively. Deposits from principal officers and directors held by the Bank at December 31, 2007 and 2006 totaled $2.4 million and $2.4 million, respectively.

        In addition, directors and their affiliates may provide certain professional and other services to the Corporation and the Bank in the ordinary course of business at market fee rates. During 2007, 2006 and 2005, amounts paid to affiliates for such services totaled $120,000, $117,000 and $55,000, respectively.

Notes to Consolidated Financial Statements (Continued)

8. Deposits

        The following table summarizes the Corporation's deposits as of December 31:

	2007			2006
(Dollar amounts in thousands) Type of accounts	Weighted average rate	Amount	%	Weighted average rate	Amount	%
Non-interest bearing deposits	—	$47,111	19.3%	—	$44,045	18.0%
Interest bearing demand deposits	1.28%	77,614	31.8%	0.69%	70,951	29.0%
Time deposits	4.48%	119,537	48.9%	4.59%	129,496	53.0%

	2.60%	$244,262	100.0%	2.63%	$244,492	100.0%

        The Corporation had a total of $32.7 million and $33.0 million in time deposits of $100,000 or more at December 31, 2007 and 2006, respectively.

        Scheduled maturities of time deposits for the next five years are as follows:

(Dollar amounts in thousands)	Amount	%
2008	$56,263	47.1%
2009	19,777	16.5%
2010	14,457	12.1%
2011	9,425	7.9%
2012	9,178	7.7%
Thereafter	10,437	8.7%

	$119,537	100.0%

9. Borrowed Funds

        The following table summarizes the Corporation's borrowed funds as of and for the year ended December 31:

	2007				2006
(Dollar amounts in thousands)	Balance	Average Balance	Average Rate	Weighted average rate	Balance	Average Balance	Average Rate	Weighted average rate
FHLB advances:
Due within 12 months	$5,400	$1,208	4.58%	2.73%	$—	$1,147	4.90%	4.62%
Due beyond 12 months but within 5 years	10,000	10,000	4.18%	4.24%	5,000	5,000	4.61%	4.68%
Due beyond 5 years but within 10 years	25,000	21,233	4.52%	4.66%	25,000	16,521	4.45%	4.32%

	$40,400	$32,441			$30,000	$22,668

Notes to Consolidated Financial Statements (Continued)

9. Borrowed Funds (Continued)

        The Corporation had outstanding advances with the FHLB of $40.4 million and $30.0 million at December 31, 2007 and 2006, respectively. Borrowed funds at December 31, 2007 consist of seven, $5.0 million term advances and $5.4 million in overnight borrowings with the FHLB. The term advances mature between November 2011 and October 2017. If these advances convert to adjustable rate borrowings, the Corporation has the opportunity to repay the advances without penalty at or after the conversion date. All borrowings from the FHLB are secured by a blanket lien of qualified collateral, defined principally as 80 percent of the carrying value of first mortgage loans on owner-occupied residential properties and 95 percent of the market value of U.S. Government and federal agency securities.

        The initial three $5.0 million borrowings have fixed rates of 4.61%, 3.74% and 4.04%, respectively, after which the rates may adjust at the option of the FHLB to the then three month LIBOR plus 20, 22 or 25 basis points, respectively, but only if the three month LIBOR exceeds 8.0%.

        During 2006, the Corporation entered into agreements with the FHLB to borrow three additional $5.0 million 10 year term advances at initial interest rates of 4.98%, 4.83% and 4.68%, respectively. Two of these borrowings in 2006 are fixed for the first two years of the term after which the rates may adjust at the option of the FHLB to the then three month LIBOR rate plus 24 basis points. The third borrowing in 2006 is also fixed for the first two years of the initial term after which the rates may adjust at the option of the FHLB to the then three month LIBOR plus 24 basis points, but only if the three month LIBOR exceeds 6.0%.

        During 2007, the Corporation entered into an agreement with the FHLB to borrow an additional $5.0 million for a 10 year term at an initial interest rate of 4.09%. This borrowing is fixed for the first three years of the term after which the rates may adjust at the option of the FHLB to the then three month LIBOR rate plus 13 basis points.

        Scheduled maturities of borrowed funds for the next five years are as follows:

(Dollar amounts in thousands)	Amount
2008	$5,400
2009	—
2010	—
2011	5,000
2012	5,000
Thereafter	25,000

$40,400

        The Bank maintains a credit arrangement with the FHLB as a source of additional liquidity. The total maximum borrowing capacity with the FHLB, excluding loans outstanding, at December 31, 2007 was $96.7 million.

Notes to Consolidated Financial Statements (Continued)

10. Insurance of Accounts and Regulatory Matters

Insurance of Accounts

        The Federal Deposit Insurance Corporation (FDIC) insures deposits of account holders up to $100,000 per insured depositor. In addition, federal law provides up to $250,000 in insurance coverage for deposits held in Individual Retirement Accounts (IRAs). To provide this insurance, the Bank must pay an annual premium. In connection with the insurance of deposits, the Bank is required to maintain certain minimum levels of regulatory capital as outlined below.

Restrictions on Dividends, Loans and Advances

        The Bank is subject to a regulatory dividend restriction that generally limits the amount of dividends that can be paid by the Bank to the Corporation. Prior regulatory approval is required if the total of all dividends declared in any calendar year exceeds net profits (as defined in the regulations) for the year combined with net retained earnings (as defined) for the two preceding calendar years. In addition, dividends paid by the Bank to the Corporation would be prohibited if the effect thereof would cause the Bank's capital to be reduced below applicable minimum capital requirements. As of December 31, 2007, $2.1 million of undistributed earnings of the Corporation was available for distribution of dividends without prior regulatory approval.

        Loans or advances from the Bank to the Corporation are limited to 10 percent of the Bank's capital stock and surplus on a secured basis. Funds available for loans or advances by the Bank to the Corporation amounted to approximately $1.1 million. The Corporation has a $1.1 million commercial line of credit available at the Bank for the primary purpose of purchasing qualified equity investments. At December 31, 2007, the Corporation had an outstanding balance on this line of $1.1 million.

Minimum Regulatory Capital Requirements

        The Corporation (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation's and the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

        Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined).

        As of December 31, 2007, the most recent notification from the FDIC categorized the Bank as adequately capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since the notification that management believes have changed the Bank's category.

Notes to Consolidated Financial Statements (Continued)

10. Insurance of Accounts and Regulatory Matters (Continued)

        The following table sets forth certain information concerning regulatory capital of the consolidated Corporation and the Bank as of the dates presented:

	December 31, 2007				December 31, 2006
	Consolidated		Bank		Consolidated		Bank
(Dollar amounts in thousands)
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital to risk weighted assets:
Actual	$25,002	10.54%	$23,357	9.95%	$24,964	11.34%	$23,096	10.62%
For capital adequacy purposes	18,974	8.00%	18,771	8.00%	17,617	8.00%	17,401	8.00%
To be well capitalized	N/A	N/A	23,464	10.00%	N/A	N/A	21,752	10.00%
Tier 1 capital to risk-weighted assets:
Actual	$23,075	9.73%	$21,260	9.06%	$22,910	10.40%	$21,060	9.68%
For capital adequacy purposes	9,487	4.00%	9,385	4.00%	8,809	4.00%	8,701	4.00%
To be well capitalized	N/A	N/A	14,078	6.00%	N/A	N/A	13,051	6.00%
Tier 1 capital to average assets:
Actual	$23,075	7.73%	$21,260	7.08%	$22,910	8.07%	$21,060	7.14%
For capital adequacy purposes	11,936	4.00%	12,007	4.00%	11,356	4.00%	11,793	4.00%
To be well capitalized	N/A	N/A	15,008	5.00%	N/A	N/A	14,741	5.00%

        At December 31, 2007, the Bank was categorized as adequately capitalized with a total risk-based ratio of 9.95%. The Bank monitors these capital ratios on a monthly basis and based on expected 2008 earnings less dividends, the Bank expects to be categorized as well capitalized by January 31, 2008.

11. Commitments and Legal Contingencies

        In the ordinary course of business, the Corporation has various outstanding commitments and contingent liabilities that are not reflected in the accompanying consolidated financial statements. In addition, the Corporation is involved in certain claims and legal actions arising in the ordinary course of business. The outcome of these claims and actions are not presently determinable; however, in the opinion of the Corporation's management, after consulting legal counsel, the ultimate disposition of these matters will not have a material adverse effect on the consolidated financial statements.

12. Income Taxes

        The Corporation and the Bank file a consolidated federal income tax return. The provision for income taxes for the years ended December 31 is comprised of the following:

(Dollar amounts in thousands)	2007	2006	2005
Current	$639	$445	$556
Deferred	156	47	141

	$795	$492	$697

Notes to Consolidated Financial Statements (Continued)

12. Income Taxes (Continued)

        A reconciliation between the provision for income taxes and the amount computed by multiplying operating results before income taxes by the statutory federal income tax rate of 34% for the years ended December 31 is as follows:

	2007		2006		2005
(Dollar amounts in thousands)	Amount	% Pre-tax Income	Amount	% Pre-tax Income	Amount	% Pre-tax Income
Provision at statutory tax rate	$1,187	34.0%	$836	34.0%	$1,112	34.0%
Increase (decrease) resulting from:
Tax free interest, net of disallowance	(288)	(8.2)%	(304)	(12.4)%	(313)	(9.6)%
Earnings on BOLI	(65)	(1.9)%	(58)	(2.4)%	(59)	(1.8)%
Other, net	(39)	(1.1)%	18	0.7%	(43)	(1.3)%

Provision	$795	22.8%	$492	20.0%	$697	21.3%

        The tax effects of temporary differences between the financial reporting basis and income tax basis of assets and liabilities that are included in the net deferred tax asset as of December 31 relate to the following:

(Dollar amounts in thousands)	2007	2006
Deferred tax assets:
Provision for loan losses	$680	$638
SFAS 158 pension accrual	158	185
Tax credits	—	148
Intangible assets	101	115
Accrued pension cost	73	77
Net unrealized loss on securities	51	28
Other	33	33

Gross deferred tax assets	1,096	1,224
Deferred tax liabilities:
Depreciation	354	360
Stock gain	172	172
Prepaid expenses	72	58
Deferred loan fees	55	26
Loan servicing	21	19
Other	46	53

Gross deferred tax liabilities	720	688

Net deferred tax asset	$376	$536

        The Corporation determined that it was not required to establish a valuation allowance for deferred tax assets in accordance with SFAS No. 109, Accounting for Income Taxes, since it is more likely than not that the deferred tax asset will be realized through carry-back to taxable income in prior years, future reversals of existing taxable temporary differences, and, to a lesser extent, future taxable income. The Corporation's net deferred tax asset is recorded in the consolidated financial statements as a component of other assets.

Notes to Consolidated Financial Statements (Continued)

12. Income Taxes (Continued)

        The adoption of FIN 48 at January 1, 2007 had no impact on the Corporation's financial statements. At January 1, 2007 and December 31, 2007, the Corporation had no FIN 48 unrecognized tax benefits recorded. The Corporation does not expect the total amount of unrecognized tax benefits to significantly increase within the next twelve months. The Corporation recognizes interest and penalties on unrecognized tax benefits in income taxes expense in its Consolidated Statements of Income.

        In September 2006, the SEC released SAB 108. The transition provisions of SAB 108 permit the Corporation to adjust for the cumulative effect on retained earnings of immaterial errors relating to prior years. SAB 108 also requires the adjustment of any prior quarterly financial statements within the fiscal year of adoption for the effects of such errors on the quarters when the information is next presented. Such adjustments do not require previously filed reports with the SEC to be amended. In accordance with SAB 108, the Corporation has adjusted beginning retained earnings for fiscal 2006 in the accompanying consolidated balance sheet as described below. The Corporation considers this adjustment to be immaterial to prior periods.

        In connection with adopting SAB 108, the Corporation recorded an adjustment to its opening balance sheet for the year ended December 31, 2006. This adjustment, the cumulative effect of which was $120,000, increased retained earnings, reduced accrued income taxes payable and was recorded to properly reflect current taxes payable. During prior year periods, certain tax reserve amounts accumulated in connection with preparing tax provision estimates. These tax reserves were not considered material to prior period consolidated financial statements; however, in evaluating the current tax position of the Corporation, management determined that these reserves were not necessary and, accordingly, made the aforementioned adjustment.

        The Corporation and the Bank are subject to U.S. federal income tax as well as a capital-based franchise tax in the Commonwealth of Pennsylvania. The Corporation and the Bank are no longer subject to examination by taxing authorities for years before 2004.

13. Employee Benefit Plans

Defined Benefit Plan

        The Corporation provides pension benefits for eligible employees through a defined benefit pension plan. Substantially all employees participate in the retirement plan on a non-contributing basis, and are fully vested after five years of service. The Corporation uses December 31 as the measurement

Notes to Consolidated Financial Statements (Continued)

13. Employee Benefit Plans (Continued)

date for its plans. Information pertaining to changes in obligations and funded status of the defined benefit pension plan is as follows:

(Dollar amounts in thousands)	2007	2006	2005
Change in plan assets:
Fair value of plan assets at beginning of year	$3,525	$3,037	$2,818
Actual return on plan assets	246	296	164
Employer contribution	360	280	135
Benefits paid	(248)	(88)	(80)

Fair value of plan assets at end of year	3,883	3,525	3,037

Change in benefit obligation:
Benefit obligation at beginning of year	4,392	3,926	3,276
Service cost	238	213	188
Interest cost	262	237	214
Actuarial (gain)/loss	118	(40)	154
Effect of plan amendment	—	144	—
Effect of change in assumptions	(255)	—	174
Benefits paid	(247)	(88)	(80)

Benefit obligation at end of year	4,508	4,392	3,926

Funded status (plan assets less benefit obligation)	(625)	(867)	(889)
Unrecognized prior service cost	(271)	(303)	(486)
Unrecognized net actuarial gain	736	847	1,283
Unrecognized transition asset	—	—	(48)

Accrued pension cost	$(160)	$(323)	$(140)

Amounts recognized in accumulated other comprehensive loss, net of tax, consists of:
Accumulated net actuarial gain	$485	$559	$—
Accumulated prior service benefit	(179)	(199)	—

Amount recognized, end of year	$306	$360	$—

        Amounts recognized in the year end balance sheet consist of:

	Pension Benefits
(Dollar amounts in thousands)
	2007	2006
Prepaid benefit cost	$—	$—
Accrued benefit cost	(160)	(323)
Intangible assets	—	—
Accumulated other comprehensive loss	(465)	(544)

Net amount recognized	$(625)	$(867)

        The accumulated benefit obligation for all defined benefit pension plans was $4.5 million and $3.8 million at year end 2007 and 2006, respectively.

Notes to Consolidated Financial Statements (Continued)

13. Employee Benefit Plans (Continued)

        The components of the periodic pension costs are as follows:

(Dollar amounts in thousands)	2007	2006	2005
Service cost	$238	$213	$188
Interest cost	262	237	214
Expected return on plan assets	(303)	(268)	(246)
Transition asset	—	(8)	(8)
Prior service costs	—	32	19
Effect of Special Termination Benefits	—	274	—

Net periodic pension cost	$197	$480	$167

        Weighted-average actuarial assumptions include the following:

	2007	2006	2005
Discount rate for benefit obligations and net cost	6.50%	6.00%	6.30%
Rate of increase in future compensation levels	4.50%	4.50%	4.50%
Expected rate of return on plan assets	8.50%	8.50%	8.50%

        The Corporation's pension plan asset allocation at year end 2007 and 2006, target allocation for 2008, and expected long-term rate of return by asset category are as follows:

		Percentage of Plan Assets at Year End		Weighted-Average Expected Long-Term Rate of Return
Asset Category	Target Allocation
	2008	2007	2006	2007
Equity Securities	54%	54%	52%	6.0%
Debt Securities	21%	21%	12%	2.0%
Other	30%	25%	36%	0.5%

		100%	100%	8.5%

        The intent of the Plan is to provide a range of investment options for building a diversified asset allocation strategy that will provide the highest likelihood of meeting the aggregate actuarial projections. In selecting the options and asset allocation strategy, the Corporation has determined that the benefits of reduced portfolio risk are best received through asset style diversification. The following asset classes or investment categories are utilized to meet the Plan's objectives: Small company stock, International stock, Mid-cap stock, Large company stock, Diversified bond, Money Market/Stable Value and Cash.

        The Corporation expects to contribute approximately $335,000 to its pension plan in 2008.

Notes to Consolidated Financial Statements (Continued)

13. Employee Benefit Plans (Continued)

        Estimated future benefit payments, which reflect expected future service, as appropriate, are as follows:

(Dollar amounts in thousands) For year ended December 31,	Pension Benefits
2008	$254
2009	247
2010	214
2011	195
2012	227
2013–2017	1,397
Thereafter	1,974

Benefit Obligation	$4,508

        The Corporation adopted SFAS 158 effective December 31, 2006. SFAS 158 requires an employer to recognize the funded status of its defined benefit pension plan as a net asset or liability in its consolidated balance sheet with an offsetting amount in accumulated other comprehensive income, and to recognize changes in that funded status in the year in which changes occur through comprehensive income. The provisions of SFAS 158 are to be applied on a prospective basis; therefore, prior periods presented are not restated. The adoption of SFAS 158 resulted in the Corporation recording an additional accrued pension liability of $545,000 and a charge of $360,000, net of taxes, to accumulated other comprehensive income. As of December 31, 2007, the Corporation's liability under SFAS 158 was $465,000 and the charge to accumulated other comprehensive income was $306,000, net of taxes. Additionally, SFAS requires an employer to measure the funded status of its defined benefit pension plan as of the date of its year-end financial statements. The Corporation measures the funded status at December 31.

Defined Contribution Plan

        The Corporation maintains a defined contribution 401(k) Plan. Employees are eligible to participate by providing tax-deferred contributions up to 20% of qualified compensation. Employee contributions are vested at all times. The Corporation provides a matching contribution of up to 4% of the participant's salary. Matching contributions for 2007, 2006 and 2005 were $130,000, $76,000 and $75,000, respectively.

Supplemental Executive Retirement Plan

        During 2003, the Corporation established a Supplemental Executive Retirement Plan (SERP) to provide certain additional retirement benefits to participating executive officers. The SERP was adopted in order to provide benefits to such executives whose benefits are reduced under the Corporation's tax-qualified benefit plans pursuant to limitations under the Internal Revenue Code. The SERP is subject to certain vesting provisions and provides that the executives shall receive a supplemental retirement benefit if the executive's employment is terminated after reaching the normal retirement age of 65. As of December 31, 2007 and 2006, the Corporation's SERP liability was $215,000 and $161,000, respectively. For the years ended December 31, 2007, 2006 and 2005, the Corporation recognized SERP expense of $54,000, $39,000 and $40,000, respectively.

Notes to Consolidated Financial Statements (Continued)

14. Stock Compensation Plans

        In May 2007, the Corporation adopted the 2007 Stock Incentive Plan and Trust. Under the Plan, the Corporation may grant options to its directors, officers and employees for up to 177,496 shares of common stock. Incentive stock options, non-incentive or compensatory stock options and share awards may be granted under the Plan. The exercise price of each option shall at least equal the market price of a share of common stock on the date of grant and have a contractual term of ten years. Options shall vest and become exercisable at the rate, to the extent and subject to such limitations as may be specified by the Corporation. Effective January 1, 2007, the Corporation adopted SFAS No. 123(R), Share-Based Payment, which requires that compensation cost related to share-based payment transactions be recognized in the financial statements with measurement based upon the fair value of the equity or liability instruments issued. During 2007, 84,000 of options were granted which vest over a three year period. For the year ended December 31, 2007, the Corporation recognized $31,000, net of taxes, in compensation expense for stock options.

        The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

Year ended December 31, 2007
Dividend yield	4.46%
Expected life	10 years
Expected volatility	14.09%
Risk-free interest rate	5.10%

        The expected volatility is based on historical stock price fluctuations. The risk-free interest rates for periods within the contractual life of the awards are based on the U.S. Treasury yield curve in effect at the time of the grant. The expected life is based on the maximum term of the options. The dividend yield assumption is based on the Corporation's history and expectation of dividend payouts.

        A summary of option activity under the Plan as of December 31, 2007, and changes during the period then ended is presented below:

	Options	Weighted-Average Exercise Price	Aggregate Intrinsic Value	Weighted-Average Remaining Term (in years)
Outstanding at the beginning of the year	—	$—		—
Granted	84,000	26.00		9.5
Exercised	—	—		—
Forfeited	—	—		—

Outstanding as of December 31, 2007	84,000	$26.00	$—	9.5

Exercisable as of December 31, 2007	—	$—	$—	—

Notes to Consolidated Financial Statements (Continued)

14. Stock Compensation Plans (Continued)

        A summary of the status of the Corporation's nonvested shares as of December 31, 2007, and changes during the period then ended is presented below:

	Options	Weighted-Average Grant-date Fair Value
Nonvested at the beginning of the year	—	$—
Granted	84,000	3.39
Vested	—	—
Forfeited	—	—

Nonvested as of December 31, 2007	84,000	$3.39

15. Financial Instruments

Fair Value of Financial Instruments

        The following table sets forth the carrying amount and fair value of the Corporation's financial instruments included in the consolidated balance sheet as of December 31:

	2007		2006
(Dollar amounts in thousands)
	Carrying amount	Fair value	Carrying amount	Fair value
Financial assets:
Cash and cash equivalents	$10,483	$10,483	$16,717	$16,717
Securities	51,919	51,919	51,774	51,774
Loans receivable	229,819	229,262	213,344	210,362
Federal bank stocks	2,662	2,662	2,217	2,217
Accrued interest receivable	1,365	1,365	1,374	1,374
Financial liabilities:
Deposits	244,262	245,829	244,492	243,328
Borrowed funds	40,400	41,644	30,000	29,668
Accrued interest payable	771	771	825	825

        The methods and assumptions used to estimate fair value are described as follows:

        Carrying amount is the estimated fair value for cash and cash equivalents, short-term borrowings, federal bank stocks, accrued interest receivable and payable, demand deposits, short-term debt, and variable rate loans or deposits that reprice frequently and fully. Security fair values are based on market prices or dealer quotes, and if no such information is available, on the rate and term of the security and information about the issuer. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values. Fair value of loans held for sale is based on market quotes. Fair value of debt is based on current rates for similar financing. The fair value of off-balance sheet items is based on the current fees or cost that would be charged to enter into or terminate such arrangements and is not material.

Notes to Consolidated Financial Statements (Continued)

15. Financial Instruments (Continued)

Off-Balance Sheet Financial Instruments

        The Corporation is party to credit related financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and commercial letters of credit. Commitments to extend credit involve, to a varying degree, elements of credit and interest rate risk in excess of amounts recognized in the consolidated statement of financial condition. The Corporation's exposure to credit loss in the event of non-performance by the other party for commitments to extend credit is represented by the contractual amount of these commitments, less any collateral value obtained. The Corporation uses the same credit policies in making commitments as for on-balance sheet instruments. The Corporation's distribution of commitments to extend credit approximates the distribution of loans receivable outstanding.

        The following table presents the notional amount of the Corporation's off-balance sheet commitment financial instruments as of December 31:

	2007		2006
(Dollar amounts in thousands)	Fixed Rate	Variable Rate	Fixed Rate	Variable Rate
Commitments to make loans	$1,054	$3,844	$189	$3,064
Unused lines of credit	182	25,611	771	18,588

	$1,236	$29,455	$960	$21,652

        Commitments to make loans are generally made for periods of 30 days or less. The fixed rate loan commitments have interest rates ranging from 4.00% to 11.25% and maturities ranging from 5 to 30 years at both year end dates. Commitments to extend credit include agreements to lend to a customer as long as there is no violation of any condition established in the contract. These commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Commitments to extend credit also include unfunded commitments under commercial and consumer lines of credit, revolving credit lines and overdraft protection agreements. These lines of credit may be collateralized and usually do not contain a specified maturity date and may be drawn upon to the total extent to which the Corporation is committed.

        Standby letters of credit are conditional commitments issued by the Corporation usually for commercial customers to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Corporation generally holds collateral supporting those commitments if deemed necessary. Standby letters of credit were $869,000 and $463,000 at December 31, 2007 and 2006, respectively. The current amount of the liability as of December 31, 2007 and 2006 for guarantees under standby letters of credit issued is not material.

Notes to Consolidated Financial Statements (Continued)

16. Emclaire Financial Corp.—Condensed Financial Statements, Parent Corporation Only

        Following are condensed financial statements for the parent company as of and for the years ended December 31:

	December 31,
Condensed Statements of Financial Condition (Dollar amounts in thousands)
	2007	2006
Assets:
Cash and cash equivalents	$83	$40
Securities available for sale	3,188	3,235
Equity in net assets of subsidiary bank	22,704	21,828
Other assets	—	—

Total Assets	$25,975	$25,103

Liabilities and Stockholders' Equity:
Accrued expenses and other liabilities	$1,272	$1,186
Stockholders' equity	24,703	23,917

Total Liabilities and Stockholders' Equity	$25,975	$25,103

	Year ended December 31,
Condensed Statements of Operations (Dollar amounts in thousands)
	2007	2006	2005
Income:
Dividends from subsidiary	$2,159	$1,349	$721
Investment income	312	488	917

Total income	2,471	1,837	1,638
Expense:
Interest expense	81	26	—
Noninterest expense	201	100	83

Total expense	282	126	83

Income before income taxes and equity in undistributed
operating results of subsidiary	2,189	1,711	1,555
Equity in undistributed net income of subsidiary	501	405	1,241

Income before income taxes	2,690	2,116	2,796
Income tax expense	(7)	150	223

Net income	$2,697	$1,966	$2,573

Notes to Consolidated Financial Statements (Continued)

16. Emclaire Financial Corp.—Condensed Financial Statements, Parent Corporation Only (Continued)

	Year ended December 31,
Condensed Statements of Cash Flows (Dollar amounts in thousands)
	2007	2006	2005
Operating activities:
Net income	$2,697	$1,966	$2,573
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed operating results of subsidiary	(501)	(405)	(1,241)
Other, net	(109)	(300)	(803)

Net cash provided by operating activities	2,087	1,261	529

Investing activities:
Purchases of securities	(1,039)	(1,797)	(99)
Proceeds from the sale of available for sale securities	698	814	1,060

Net cash (used in) provided by investing activities	(341)	(983)	961

Financing activities:
Net change in borrowings	250	850	—
Dividends paid	(1,953)	(1,394)	(1,293)

Net cash used in financing activities	(1,703)	(544)	(1,293)

(Decrease) Increase in cash and cash equivalents	43	(266)	197
Cash and cash equivalents at beginning of period	40	306	109

Cash and cash equivalents at end of period	$83	$40	$306

17. Other Comprehensive Loss

        Other comprehensive loss components and related taxes were as follows:

(Dollar amounts in thousands)	2007	2006	2005
Unrealized holding gains (losses) on available for sale securities	$142	$356	$(1,084)
Reclassification adjustment for gains later recognized in income	(207)	(400)	(857)
Amortization of pension prior service cost	(31)	—	—
Amortization of pension net actuarial loss	112	—	—

Net unrealized losses	16	(44)	(1,941)

Tax effect	(5)	14	660

Other comprehensive loss	$11	$(30)	$(1,281)

18. Other Noninterest Income and Expense

        Other noninterest income includes customer bank card processing fee income of $267,000, $232,000 and $209,000 for 2007, 2006 and 2005, respectively.

Notes to Consolidated Financial Statements (Continued)

18. Other Noninterest Income and Expense (Continued)

        The following summarizes the Corporation's other noninterest expenses for the years ended December 31:

(Dollar amounts in thousands)	2007	2006	2005
Professional fees	$497	$323	$292
Customer bank card processing	263	231	241
Correspondent bank and courier fees	204	214	150
Printing and supplies	178	195	189
Travel, entertainment and conferences	178	162	148
Marketing and advertising	175	154	109
Telephone and data communications	157	148	142
Postage and freight	156	135	140
Pennsylvania shares and use taxes	152	116	272
Other	525	455	714

Total other noninterest expenses	$2,485	$2,133	$2,397

Notes to Consolidated Financial Statements (Continued)

19. Quarterly Financial Data (unaudited)

        The following is a summary of selected quarterly data for the years ended December 31:

(Dollar amounts in thousands, except share data)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2007:
Interest income	$4,312	$4,416	$4,535	$4,592
Interest expense	2,003	1,918	1,939	2,026

Net interest income	2,309	2,498	2,596	2,566
Provision for loan losses	45	30	45	136

Net interest income after provision for loan losses	2,264	2,468	2,551	2,430
Noninterest income	730	772	696	745
Noninterest expense	2,310	2,336	2,255	2,263

Income before income taxes	684	904	992	912
Provision for income taxes	133	197	238	227

Net income	$551	$707	$754	$685

Basic earnings per share	$0.43	$0.56	$0.59	$0.54

2006:
Interest income	$3,744	$3,931	$4,240	$4,344
Interest expense	1,482	1,614	1,855	2,017

Net interest income	2,262	2,317	2,385	2,327
Provision for loan losses	31	47	90	190

Net interest income after provision for loan losses	2,231	2,270	2,295	2,137
Noninterest income	727	769	793	645
Noninterest expense	2,214	2,253	2,264	2,678

Income before income taxes	744	786	824	104
Provision for income taxes	159	184	132	17

Net income	$585	$602	$692	$87

Basic earnings per share	$0.46	$0.47	$0.55	$0.07

Report of Independent Registered Public Accounting Firm

Audit Committee, board of directors and Stockholders
Emclaire Financial Corp.
Emlenton, Pennsylvania

        We have audited the accompanying consolidated balance sheets of Emclaire Financial Corp. and its subsidiary (the "Corporation") as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2007. The Corporation's management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Corporation is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Corporation's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Emclaire Financial Corp. and its subsidiary as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note 1 to the consolidated financial statements, on January 1, 2006, the Corporation has given retroactive effect to the change to the dual method of quantifying misstatements of prior year financial statements. The dual method is required by SEC Staff Accounting Bulletin No. 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements." Also, on December 31, 2006, the Corporation changed its method of accounting for defined benefit pension and other postretirement plans by adopting Statement of Financial Accounting Standards No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R)."

Beard Miller Company LLP
Pittsburgh, Pennsylvania
March 19, 2008

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different. This prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation would be unlawful. The affairs of Emclaire may change after the date of this prospectus. Delivery of this document and the sales of shares made hereunder does not mean otherwise.

EMCLAIRE FINANCIAL CORP.

Up to 200,000 Shares of Common Stock

         Prospectus

____________________, 2008

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

Type of Expense	Amount(1)
Legal fees and expenses:*
Emclaire Financial Corp.	$175,000
Elk County Savings and Loan Association	50,000
Accounting fees and expenses*	25,000
Appraisal fees and expenses*	35,000
Marketing agent fees and expenses*	100,000
Conversion agent and data processing fees*	30,000
Printing, postage and mailing*	45,000
SEC registration fee	201
OTS filing fee	10,000
Department filing fee	2,000
Blue sky filing fees*	5,000
Transfer agent*	5,000
Miscellaneous expenses*	17,799

TOTAL	$500,000

*
Estimated

(1)
Emclaire Financial Corp. ("Emclaire") has retained Keefe, Bruyette & Woods, Inc. to assist in selling shares of Emclaire common stock in the offering on a best efforts basis. Fees are estimated assuming that the maximum number of shares of common stock being offered will be sold.

Item 14.    Indemnification of Directors and Officers.

        Limitation of Liability of Directors.    Section 1713 of the Pennsylvania Business Corporation Law ("PBCL") permits a corporation to provide in its bylaws that a director shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director unless (a) the director has breached or failed to perform the duties of his office under Pennsylvania law, and (b) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. Such provision shall not apply to (i) the responsibility or liability of a director pursuant to a criminal statute, or (ii) the liability of a director for the payment of taxes pursuant to Federal, State or local law.

        Emclaire's bylaws provide for such limitation of liability to the fullest extent permitted by the PBCL. Section 12.5 of the bylaws states that directors shall not be personally liable for monetary damages for any action taken, or any failure to take any action, unless (i) the director has breached or failed to perform the duties of his office under Article 12 of the bylaws; and (ii) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

        Indemnification of Directors and Officers.    Article 24 of Emclaire's bylaws provides, in accordance with Sections 1741 and 1742 of the PBCL, that Emclaire shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, including actions by or in the right of Emclaire, whether civil, criminal, administrative, arbitrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of Emclaire, or is or was serving at Emclaire's request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action or proceeding to the fullest extent permitted under PBCL. In order to be eligible for indemnification, the director, officer, employee or agent must have acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests or Emclaire and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

        Pursuant to Section 1745 of the PBCL and Article 24 of Emclaire's bylaws, Emclaire may pay in advance any expenses (including attorneys' fees) which may become subject to indemnification if the person receiving the payment undertakes in writing to repay the same if it is ultimately determined that he or she is not entitled to indemnification by Emclaire. Section 1746 of the PBCL and Article 24 of Emclaire's bylaws also provide that the rights to indemnification and advancement of expenses are not exclusive of other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise.

        Insurance.    Pursuant to Section 1747 of the PBCL and Article 24 of Emclaire's bylaws, Emclaire may purchase and maintain insurance on behalf of any person who is eligible for indemnification, against any liability incurred by him or her in any such position, or arising out of his or her status as such, whether or not Emclaire would have power to indemnify him or her against such liability under the indemnification provisions contained in the PBCL or Emclaire's bylaws. Emclaire's directors and officers are insured against losses arising from any claim against them such as wrongful acts or omissions, subject to certain limitations.

Item 15.    Recent Sales of Unregistered Securities.

        Not Applicable.

Item 16.    Exhibits and Financial Statement Schedules.

        The exhibits and financial statement schedules filed as part of this registration statement are as follows:

  (a)
  List of Exhibits

  1.1
  Engagement Letter between Emclaire Financial Corp., Elk County Savings and Loan Association, and Keefe, Bruyette & Woods, Inc.

  1.2
  Form of Agency Agreement*

  2.1
  Plan of Conversion Merger of Elk County Savings and Loan Association with The Farmers National Bank of Emlenton**

  2.2
  Agreement and Plan of Conversion Merger by and among Emclaire Financial Corp., The Farmers National Bank of Emlenton and Elk County Savings and Loan Association**

  3.1
  Amended and Restated Articles of Incorporation of Emclaire Financial Corp.(1)

  3.2
  Bylaws of Emclaire Financial Corp.(1)

  4
  Specimen Stock Certificate of Emclaire Financial Corp.(2)

  5
  Form of Opinion of Patton Boggs LLP regarding the legality of the securities being registered

  8
  Form of Tax Opinion of Patton Boggs LLP**

  10.1
  Employment Agreement between Emclaire Financial Corp., The Farmers National Bank of Emlenton and David L. Cox, dated as of July 1, 2007(3)

    10.2
    Employment Agreement between Emclaire Financial Corp., The Farmers National Bank of Emlenton and William C. Marsh, dated as of July 1, 2007(3)

    10.3
    Change in Control Agreement between Emclaire Financial Corp., The Farmers National Bank of Emlenton and Raymond M. Lawton, dated as of July 1, 2007(3)

    10.4
    Form of Group Term Carve-Out Plan between The Farmers National Bank of Emlenton and 20 Officers and Employees(4)

    10.5
    Form of Supplemental Executive Retirement Plan Agreement between The Farmers National Bank of Emlenton and Six Officers(4)

    11
    Statement regarding computation of earnings per share (see Notes to Consolidated Financial Statements)

    21
    Subsidiaries of the Registrant (see information contained herein under "Business of Emclaire—Subsidiary Activity")

    23.1
    Consent of Patton Boggs LLP (included in Exhibits 5 and 8)

    23.2
    Consent of Beard Miller Company LLP

    23.3
    Consent of RP Financial, LC.

    24
    Power of Attorney (included on signature page)**

    99.1
    Marketing Materials

    99.2
    Order and Acknowledgment Form

  *
  To be filed by amendment.

  **
  Previously filed.

  (1)
  Incorporated by reference to the Registrant's Registration Statement on Form SB-2, as amended, (File No. 333-11773) declared effective by the SEC on October 25, 1996.

  (2)
  Incorporated by reference to the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 1997.

  (3)
  Incorporated by reference to the Registrant's Current Report on Form 8-K filed on June 27, 2007.

  (4)
  Incorporated by reference to the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 2002.

  (b)
  Financial Statement Schedules

        Financial statement schedules have been omitted because the required information is not applicable or is included in the Consolidated Financial Statements or related notes.

Item 17.    Undertakings.

        The undersigned registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Emlenton, the Commonwealth of Pennsylvania, on August 1, 2008.

EMCLAIRE FINANCIAL CORP.
By:	/s/ DAVID L. COX David L. Cox Chairman of the Board, President and Chief Executive Officer (Duly Authorized Representative)

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name and Signature	Title	Date

/s/ DAVID L. COX David L. Cox	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	August 1, 2008
/s/ WILLIAM C. MARSH William C. Marsh	Chief Financial Officer, Treasurer and Director (Principal Financial and Accounting Officer)	August 1, 2008
* Ronald L. Ashbaugh	Director	August 1, 2008
* Brian C. McCarrier	Director	August 1, 2008
* James M. Crooks	Director	August 1, 2008
* George W. Freeman	Director	August 1, 2008
* Mark A. Freemer	Director	August 1, 2008
* Robert L. Hunter	Director	August 1, 2008

* Michael King	Director	August 1, 2008
* John B. Mason	Director	August 1, 2008

*By:	/s/ DAVID L. COX David L. Cox Attorney-in-Fact

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TABLE OF CONTENTS
SUMMARY
RISK FACTORS
SELECTED CONSOLIDATED FINANCIAL DATA OF EMCLAIRE (Dollar Amounts in Thousands, Except Per Share Data)
OVERVIEW OF ELK COUNTY
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
STOCK AND DIVIDEND INFORMATION
CAPITALIZATION
DILUTION
PRO FORMA DATA
BUSINESS OF EMCLAIRE
SUPERVISION AND REGULATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF EMCLAIRE
MANAGEMENT OF EMCLAIRE
BENEFICIAL OWNERS OF OUR COMMON STOCK
THE OFFERING AND THE CONVERSION MERGER
The Offering
SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS
RESTRICTIONS ON ACQUISITION OF EMCLAIRE
DESCRIPTION OF EMCLAIRE CAPITAL STOCK
TRANSFER AGENT
REGISTRATION REQUIREMENTS
LEGAL AND TAX OPINIONS
EXPERTS
WHERE YOU CAN FIND ADDITIONAL INFORMATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
Emclaire Financial Corp. and Subsidiary Consolidated Balance Sheets As of March 31, 2008 (Unaudited) and December 31, 2007 (Dollar amounts in thousands, except share data)
Emclaire Financial Corp. and Subsidiary Consolidated Statements of Income For the three months ended March 31, 2008 and 2007 (Unaudited) (Dollar amounts in thousands, except per share data)
Emclaire Financial Corp. and Subsidiary Condensed Consolidated Statements of Cash Flows For the three months ended March 31, 2008 and 2007 (Unaudited) (Dollar amounts in thousands)
Emclaire Financial Corp. and Subsidiary Consolidated Statements of Changes in Stockholders' Equity For the three months ended March 31, 2008 and 2007 (Unaudited) (Dollar amounts in thousands, except per share data)
Emclaire Financial Corp. and Subsidiary Notes to Consolidated Financial Statements (Unaudited)
Consolidated Balance Sheets (Dollar amounts in thousands, except share data)
Consolidated Statements of Income (Dollar amounts in thousands, except share data)
Consolidated Statements of Changes in Stockholders' Equity (Dollar amounts in thousands, except share data)
Consolidated Statements of Cash Flows (Dollar amounts in thousands)
Notes to Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm
PART II—INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 13. Other Expenses of Issuance and Distribution.
  Item 14. Indemnification of Directors and Officers.
  Item 15. Recent Sales of Unregistered Securities.
  Item 16. Exhibits and Financial Statement Schedules.
  Item 17. Undertakings.
SIGNATURES